As filed with the Securities and Exchange Commission on August 8, 2007

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Deerfield Triarc Capital Corp.
(Exact Name of Registrant as Specified in its Charter)

Maryland	20-2008622
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

6250 N. River Road, 9th Floor
Rosemont, Illinois 60018
(773) 380-1600
(Address, Including Zip Code, and Telephone Number, including
Area Code, of Registrant’s Principal Executive Offices)

Richard G. Smith	Copy to:
Senior Vice President and Chief Financial Officer	Ronald J. Lieberman, Esq.
Deerfield Triarc Capital Corp.	Hunton & Williams LLP
6250 N. River Road, 9th Floor	Bank of America Plaza
Rosemont, Illinois 60018	Suite 4100
(773) 380-1600	600 Peachtree Street, N.E.
(773) 380-1601 (Telecopy)	Atlanta, Georgia 30308-2216
(Name, Address, Including Zip Code, and Telephone	(404) 888-4000
Number, Including Area Code, of Agent for Service)	(404) 888-4190 (Telecopy)

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ☒

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.     ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)

Common Stock, $0.001 par value per share	9,964,884 shares	$7.025	$70,003,310	$2,149.10

(1)

This registration statement relates to the resale or other distribution by the selling stockholders named herein of up to 9,964,884 shares of common stock, $0.001 par value (“Common Stock”) of Deerfield Triarc Capital Corp., a Maryland corporation (the “Registrant”). The selling stockholders named herein will receive these shares either from the Registrant pursuant to the merger of DFR Merger Company, LLC, a wholly owned subsidiary of the Registrant, with and into Deerfield & Company LLC or from Deerfield Capital Management LLC prior to the merger, in each case, as described in the prospectus constituting a part of this registration statement.

(2)

Pursuant to Rule 416 under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s common stock which become issuable by reason of any stock dividend, stock split or similar transaction.

(3)

In accordance with Rule 457(c) under the Securities Act, the maximum aggregate offering price is estimated solely for purposes of determining the registration fee and is calculated based on the average of the high and low sales prices of the Registrant’s common stock on August 6, 2007, as reported by the New York Stock Exchange.

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept any offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

9,964,884 Shares

Deerfield Triarc Capital Corp.
(To be re-named Deerfield Capital Corp.)

Common Stock

          Deerfield Triarc Capital Corp., a Maryland corporation, is a diversified financial company that invests in real estate investments, primarily mortgage-backed securities, as well as corporate investments. We have been externally managed and advised by Deerfield Capital Management LLC, or DCM, a Securities and Exchange Commission registered asset manager that manages client funds (primarily for institutions) worldwide, and a wholly-owned subsidiary of Deerfield & Company LLC, or Deerfield. On April 19, 2007, we entered into a merger agreement with DFR Merger Company, LLC, our wholly owned subsidiary, Deerfield, and Triarc Companies, Inc., or Triarc (as the sellers’ representative), which provides for the merger of our wholly owned subsidiary with and into Deerfield. Subject to the satisfaction or waiver of all of the closing conditions, we anticipate completing this merger, or the Merger, in the several business days following our stockholders’ approval of the issuance of shares necessary to complete the Merger, which is being considered at our annual meeting scheduled for August 9, 2007. As a result of the Merger, we will become an internally managed company and we will change our name to Deerfield Capital Corp.

          This prospectus relates to the resale or other distribution of up to 9,964,884 shares of our common stock that the selling stockholders named in this prospectus may offer for sale or otherwise distribute from time to time. The selling stockholders named in this prospectus will receive the shares of our common stock being offered by this prospectus either from us pursuant to the Merger or from DCM prior to the completion of the Merger. We are registering a combined total of 9,964,884 shares in accordance with the terms of a registration rights agreement among us, Triarc (as the sellers’ representative), a subsidiary of Triarc and other members of Deerfield who executed that agreement, for the benefit of those parties and their permitted transferees. We will not receive any of the proceeds from the sale or other distribution of these shares, but will incur expenses in connection with the registration of these shares.

          The selling stockholders may from time to time offer and resell or otherwise distribute the shares held by them directly or through agents, underwriters or broker-dealers on terms to be determined by the time of sale. The selling stockholders and their transferees may also distribute the shares held by them to their respective partners, members or stockholders. To the extent required, the names of any agent, underwriter or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement that will accompany this prospectus. A prospectus supplement also may add, update or change information contained in this prospectus.

          We elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ended December 31, 2004, and we expect to continue to qualify as a REIT for federal income tax purposes for future taxable years. We will own Deerfield through domestic taxable REIT subsidiaries and the income of Deerfield will be fully subject to federal, state and local income tax.

          Our common stock is listed on the New York Stock Exchange under the symbol “DFR.” The last reported sale price of our common stock on the New York Stock Exchange on August 7, 2007 was $7.82 per share.

          Shares of our common stock are subject to ownership limitations that we must impose in order to qualify and maintain our status as a REIT. Generally, no person may own more than 7.7% in value or number of our shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock.

          Investing in the securities offered by this prospectus involves risks. You should carefully read and consider the “Risk Factors” beginning on page 4 of this prospectus and the “Risk Factors” in our periodic reports and other information that we may file from time to time with the Securities and Exchange Commission.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 8, 2007

i

ABOUT THIS PROSPECTUS

          This prospectus is part of a shelf registration statement that we have filed with the Securities and Exchange Commission, or SEC. The selling stockholders may sell or otherwise distribute, from time to time, in one or more offerings, the common stock described in this prospectus. This prospectus only provides you with a general description of our company, our common stock and the methods that the selling stockholders may use to sell or otherwise distribute shares of our common stock. If required when the selling stockholders sell or otherwise distribute shares of common stock under this prospectus, we will provide a prospectus supplement that contains specific information about the terms of such sale or other distribution. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely solely on the information in the prospectus supplement. Before you make an investment decision, you should read both this prospectus and the prospectus supplement applicable to any offering and any information incorporated by reference into this prospectus or the prospectus supplement applicable to any offering. See “Incorporation of Information Filed with the SEC,” together with the additional information described under the heading “How to Obtain More Information.”

          You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. No person may make an offer to sell or otherwise distribute these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as the information we previously filed with the SEC and incorporated by reference, is accurate only as of the date of the documents containing the information. Investing in the securities offered by this prospectus involves risks. You should carefully read and consider the “Risk Factors” beginning on page 4 of this prospectus and the “Risk Factors” in our periodic reports and other information that we may file from time to time with the SEC.

CERTAIN DEFINITIONS

          Unless otherwise noted or the context otherwise requires, we refer to Deerfield Triarc Capital Corp. (to be re-named Deerfield Capital Corp. following completion of the Merger described in this prospectus), as “DFR,” “we,” “us,” “our,” or “our company,” to Deerfield & Company LLC and its subsidiaries as “Deerfield,” to Deerfield Capital Management LLC, a wholly owned subsidiary of Deerfield, our historical external manager and, following completion of the Merger, our indirect wholly owned subsidiary as “DCM,” to DFR Merger Company, LLC, our wholly owned subsidiary that is to be merged into Deerfield as “Merger Sub” and to Triarc Companies, Inc. as “Triarc.” We refer to our acquisition of Deerfield pursuant to a merger agreement dated as of April 19, 2007 among us, Merger Sub, Deerfield and Triarc (as sellers’ representative), by which Merger Sub will be merged with and into Deerfield, as the “Merger.”

FORWARD LOOKING INFORMATION

          Certain statements in this prospectus and the information incorporated by reference into this prospectus are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These include statements as to such things as future capital expenditures, growth, business strategy and the benefits of the Merger, including future financial and operating results, cost savings, enhanced revenues and the accretion/dilution to reported earnings that may be realized from the Merger as well as other statements of expectations regarding the Merger and the financing of the merger and any other statements regarding pro forma or future results or expectations. Forward looking statements can be identified by forward looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions the accurate prediction of which may be difficult and involve the assessment of events beyond our or Deerfield’s control. The forward-looking statements are also based on various operating assumptions. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from expectations or projections. We do not undertake any obligation to update any forward-looking statement, whether written or oral, relating to matters discussed in this prospectus, except as otherwise required by federal securities laws.

          The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

          Relating to the Merger:

•	our ability to integrate the businesses of DFR and Deerfield successfully and the amount of time and expense spent and incurred in connection with the integration;

•	the ability to realize the economic benefits that we anticipate as a result of the Merger;

•	the ability to obtain required stockholder approvals required in connection with the Merger, and the ability to complete the Merger in the expected timeframe;

•	federal income tax liability as a result of owning Deerfield and DCM through taxable REIT subsidiaries and the effect of our acquisition of Deerfield on our ability to continue to qualify as a REIT;

•	the impact of owning Deerfield on our ability to rely on an exclusion from the definition of investment company under the Investment Company Act of 1940;

•	the limitations or restrictions imposed on DCM’s investment and management services as a result of our ownership of DCM; and

•

the impact of the issuance of common stock in connection with the Merger, which may include dilution of the ownership of our existing stockholders and negatively impact the market price of our common stock.

          Relating to the ongoing operation of DFR:

•	higher than expected prepayment rates on the mortgages underlying DFR’s mortgage securities holdings;

•	DFR’s inability to obtain favorable interest rates or margin terms on the financing that are needed to leverage DFR’s mortgage securities and other positions;

•	increased rates of default on DFR’s loan portfolio (which risk rises as the portfolio seasons), and decreased recovery rates on defaulted loans;

•

flattening or inversion of the yield curve (short term interest rates increasing at a greater rate than longer term rates), reducing DFR’s net interest income on its financed mortgage securities positions;

•	DFR’s inability adequately to hedge its holdings sensitive to changes in interest rates;

•	narrowing of credit spreads, thus decreasing our net interest income on future credit investments (such as bank loans);

•	changes in REIT qualification requirements, making it difficult for DFR to conduct its investment strategy;

•	lack of availability of qualifying real estate-related investments;

•	DFR’s inability to continue to issue collateralized debt obligation vehicles (which can provide DFR with attractive financing for debt securities investments);

•	adverse changes in accounting principles, tax law, or legal/regulatory requirements;

•	competition with other REITs for those investments that are limited in supply;

•	changes in the general economy or debt markets in which DFR invests;

•

 the recent dislocations in the sub-prime mortgage sector and weakness in the broader mortgage market, and their potential impact on our ability to obtain financing, our financing costs, the marketability and value of our portfolio securities, our book value, our compliance with REIT qualification requirements and other aspects of our business;

•	failure to comply with applicable laws and regulations;

•	limitations and restrictions contained in instruments and agreements governing indebtedness and preferred stock;

•	ability to raise additional capital and secure additional financing;

•	ability to retain key employees;

•	liability resulting from actual or potential future litigation;

•	competition and the impact of competition; and

•	actions of domestic and foreign governments.

          Relating to the ongoing operation of DCM:

•

significant reductions in DCM’s client assets under management (which would reduce DCM’s advisory fee revenue), due to such factors as weak performance of its investment products (either on an absolute basis or relative to its competitors or other investment strategies), substantial illiquidity or price volatility in the fixed income instruments that DCM trades, loss of key portfolio management or other personnel (or lack of availability of additional key personnel if needed for expansion), reduced investor demand for the types of investment products DCM offers, loss of investor confidence due to adverse publicity, and non-renewal or early termination of investment management agreements;

•	pricing pressure on the advisory fees that DCM can charge for its investment advisory services and the failure to earn performance fees;

•

difficulty in increasing assets under management, or efficiently managing existing assets, due to market-related constraints on trading capacity, inability to hire the necessary additional personnel or lack of potentially profitable trading opportunities;

•

DCM’s removal as investment advisor of one or more of the collateral debt obligation vehicles (CDOs) or other accounts DCM manages, or the reduction in DCM’s CDO management fees because of payment defaults by issuers of the underlying collateral or the triggering of certain structural protections built into CDOs;

•	availability, terms (including changes in interest rates) and effective deployment of capital;

•

changes in legal or self-regulatory requirements, including franchising laws, investment management regulations, accounting standards, environmental laws, overtime rules, minimum wage rates and taxation rates;

•	the costs, uncertainties and other effects of legal, environmental and administrative proceedings; and

•	the impact of general economic conditions on consumer spending or securities investing, including a slower consumer economy and the effects of war or terrorist activities.

          These and other factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth in (i) “Risk Factors” beginning on page 4 of this prospectus, (ii) “Item 1A. Risk Factors” of DFR’s annual report on Form 10-K for the year ended December 31, 2006 and quarterly report on Form 10-Q for the three months ended March 31, 2007, and (iii) from time to time in our other public filings with the SEC and public statements by us. Readers of this prospectus are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

v

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus and the information incorporated by reference into this prospectus carefully, especially the risks of investing in our common stock discussed under “Risk factors” beginning on page 4 of this prospectus, the “Risk Factors” in our periodic reports filed with the SEC and Deerfield’s consolidated financial statements and the related notes included elsewhere in this prospectus, before deciding to invest in our common stock.

Deerfield Triarc Capital Corp.

          DFR is a diversified financial company that invests in real estate investments, primarily mortgage-backed securities, as well as corporate investments. We have elected to be taxed as a REIT, for federal income tax purposes, and intend to continue to operate so as to qualify as a REIT. Our objective is to provide attractive returns to our investors through a combination of dividends and capital appreciation. To achieve this objective, we intend to invest opportunistically in financial assets to construct an investment portfolio that is leveraged where appropriate in order to achieve attractive risk-adjusted returns and that is structured to allow us to maintain our qualification as a REIT and to satisfy the requirements for exclusion from regulation under the Investment Company Act of 1940, as amended, or 1940 Act.

          We have been externally managed by DCM since commencement of business in December 2004. On April 19, 2007, we entered into a merger agreement to acquire Deerfield, the parent company of DCM. Subject to the satisfaction or waiver of all of the closing conditions, we anticipate completing the Merger several business days following our stockholders’ approval of the issuance of shares necessary to complete the Merger, which is being considered at our annual meeting scheduled for August 9, 2007. Our principal executive offices are located at 6250 N. River Road, 9th Floor, Rosemont, Illinois 60018, and the telephone number is (773) 380-1600.

Deerfield & Company LLC

          Deerfield is a holding company, the primary assets of which are all of the outstanding membership interests of DCM and capital stock of Deerfield Capital Management (Europe) Limited, or DCM (Europe). Deerfield’s principal executive offices are located at 6250 N. River Road, 9th Floor, Rosemont, Illinois 60018, and the telephone number is (773) 380-1600.

Deerfield Capital Management LLC

          DCM is a wholly owned subsidiary of Deerfield and a Chicago-based, SEC registered asset manager that manages client funds (primarily for institutions) worldwide. DCM (together with its predecessor companies) commenced its investment management operations in 1993. As of August 1, 2007, DCM managed approximately $14.8 billion of client funds. Through our management agreement with DCM, we have had access to its resources in portfolio management and infrastructure support, such as risk management, credit analysis, operations, systems, accounting, portfolio valuation, compliance and internal audit. As of July 1, 2007, DCM had 141 employees, including 47 portfolio managers and investment analysts. Also, as of July 1, 2007, DCM had 32 full-time investment professionals specializing in mortgage backed securities, or MBS, asset-backed securities, or ABS, loans and leveraged finance, dedicating a significant part of their time to sourcing (including performing due diligence) and managing the assets of our portfolio. DCM’s investment professionals perform services for other DCM accounts as well as ours.

          DCM primarily invests in a broad range of debt instruments in managing client portfolios. The primary investment focus is on MBS and other ABS, loans, corporate bonds, leveraged finance instruments and government securities. DCM has separate portfolio management teams for each of these areas. Deerfield primarily utilizes fundamental credit analysis, duration management, yield curve arbitrage and basis spread techniques in its investing.

Effect of the Merger

          Since our inception, we have sought to provide returns to our investors through a combination of dividends and capital appreciation on our real estate investments, which are primarily in mortgage-backed securities. These day-to-day operations historically have been managed by DCM, a wholly owned subsidiary of Deerfield, under the supervision of the Board pursuant to the management agreement with DCM. If the Merger is completed, Deerfield will become an indirect, wholly owned subsidiary of DFR. As a result, our existing business will diversify significantly and we will become internally managed. Following the Merger, we intend to continue to be taxed as a REIT and will hold our interests in Deerfield and DCM through domestic taxable REIT subsidiaries, or TRSs.

Principal Reasons for the Merger

          We believe the Merger will result in our becoming a more diversified financial services company that generates both non-capital intensive fee-based revenue from DCM’s alternative asset management platform, as well as risk-adjusted spread-based income from our investment portfolio of mortgage assets and alternative fixed income investments. We believe the combination of the highly scalable nature of DCM’s asset advisory business and the broader access that DCM may have to capital afforded by its acquisition by a public company will better position us to leverage DCM’s existing infrastructure and investment personnel to launch new products and business lines. In addition, we believe the internalization of our manager that will result from the Merger will enhance the efficiency of our cost structure. For these and other reasons, we believe the Merger will be accretive to our net income and earnings per share and, therefore, will enhance stockholder value; however, these or any other benefits may not be realized. See “Risk Factors.”

Our Management Following the Merger

          We expect substantially all of the key members of DCM’s management team who are currently providing services to us will remain employed by DCM following the Merger, and will continue to provide services to us through a services agreement with DCM. On May 25, 2007, certain affiliates of Mr. Gregory Sachs irrevocably exercised their right under Deerfield’s existing operating agreement to require Triarc to purchase for cash all of their membership interests in Deerfield simultaneously with the completion of the Merger. In connection with this exercise, Mr. Sachs has tendered his resignation as a director and as chairman and chief executive officer of Deerfield and its subsidiaries, effective upon completion of the Merger. It is anticipated, however, that Mr. Sachs will remain as a director of DFR.

          In addition, DCM has been in discussions with Scott A. Roberts, the president of Deerfield and DCM, concerning the possible acquisition by an affiliate of Mr. Roberts of certain assets of DCM related to a contemplated derivative products company. We cannot assure you that this acquisition will occur, but if it does, we anticipate that it will occur simultaneously with the completion of the Merger, and at that time, Mr. Roberts, Paula Horn, the Managing Director, Director of Investment Grade Products of DCM, and other professionals in DCM’ s investment grade corporate debt team will leave their positions at Deerfield and DCM.

Consideration to be Paid in the Merger

          The aggregate consideration to be paid by us in connection with the Merger consists of $145 million in cash and 9,635,192 shares of our common stock. The cash portion of the aggregate consideration is subject to various deductions, including an amount equal to the principal amount and accrued and unpaid interest outstanding, if any, under a revolving note of Deerfield immediately prior to the Merger and an amount equal to the unpaid transaction expenses of Deerfield and Triarc (incurred on behalf of all Deerfield members generally) immediately prior to the Merger. Of the total of 9,635,192 shares of DFR common stock to be issued in the Merger, 2,504,817 shares will be deposited into an escrow account and will be available as the sole recourse to satisfy the post-closing indemnification obligations of the members of Deerfield. In order to fund the cash portion of the consideration and our expenses associated with the Merger, we and our subsidiaries intend to incur $155.0 million of debt financing.

          Prior to the Merger, Deerfield is permitted to distribute to its members up to approximately $6.0 million of cash (plus amounts for taxes related to pre-closing periods, minus the amount of certain debt prepayments, if any, made after April 19, 2007), and Deerfield is required to distribute to its members 329,692 shares of DFR common stock owned by Deerfield.

Interests of Certain of Our Directors and Officers in the Merger

          Three of our directors and certain of our officers have a material financial interest in the Merger that differs from that of our stockholders because they or their affiliates are members of Deerfield and will receive a portion of the Merger consideration in exchange for their profits interests in Deerfield or, in the case of Mr. Sachs, certain of his affiliates that are members of Deerfield have exercised their right under Deerfield’s existing operating agreement to require Triarc to purchase for cash all or a part of their membership interests in Deerfield simultaneously with the completion of the Merger. In addition, all of our officers and three of our directors are also directors, officers, employees or consultants of Triarc and/or Deerfield or their respective affiliates, certain of whom may benefit from early vesting of restricted stock awards. See “Our Company and the Merger—Certain Interests of our Officers and Directors in Deerfield.”

Board Nominees

          In the Merger Agreement, we have agreed, subject to the Board’s fiduciary duties and compliance with applicable laws, to cause an individual designated by Triarc (as the representative of the various members of Deerfield for purposes of matters related to the Merger, which we refer to as the sellers’ representative) to be nominated as a Class I director for election to the Board for a three-year term at our annual stockholders’ meeting to be held in 2008.

Closing

          We anticipate the completion of the Merger will occur within several business days following the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at the completion of the Merger), or on such other date as we and Deerfield may mutually agree. In particular, we anticipate completing the Merger several business days following our stockholders’ approval of the issuance of shares necessary to complete the Merger, which is being considered at our annual meeting scheduled for August 9, 2007. We cannot be certain, however, when or if the Merger will be completed as the obligation of either party to complete the Merger is subject to the satisfaction or waiver of numerous conditions set forth in the Merger Agreement.

Accounting Treatment

          In accordance with United States generally accepted accounting principles, or GAAP, DFR will account for the Merger using the purchase method of accounting. Under the purchase method of accounting, DFR will allocate the total estimated purchase price to Deerfield’s net tangible assets and identifiable intangible assets based on their fair values as of the date of completion of the Merger, and record the excess of the purchase price over those fair values as goodwill. DFR will incur amortization expense over the useful lives of identifiable intangible assets acquired in connection with the Merger. In addition, to the extent the value of goodwill or identifiable intangible assets becomes impaired, DFR may be required to incur material charges relating to the impairment of that asset.

Risk Factors

          Investing in our common stock involves substantial risks. See “Risk Factors” beginning on page 4 of this prospectus as well as the risks contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the three months ended March 31, 2007, which are incorporated herein by reference in this prospectus.

RISK FACTORS

          Before you invest in our common stock, you should carefully consider the risks described below as well as those contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2007, which are incorporated herein by reference in this prospectus. If any of the risks described in those documents actually occur, our business, financial condition or results of operations may suffer. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment.

          The failure to fulfill all conditions precedent to the Merger may prevent the consummation of the Merger, which would cause us to receive little or no benefit from the substantial costs we have incurred in connection with the Merger, or may lead to a change in the terms of the Merger Agreement that may be unfavorable to us.

          The obligation of the parties to complete the Merger is subject to the satisfaction or waiver of numerous conditions. If one or more of the conditions to the completion of the Merger are not met, then the party to the Merger Agreement entitled to the benefit of such condition may elect not to proceed with the Merger or may instead waive any or all conditions precedent. Accordingly, the Merger may not be consummated or, if consummated, the final terms of the Merger may be less favorable to us than the terms in the current version of the Merger Agreement.

          Our existing stockholders may be substantially diluted by the issuance of shares of our common stock in the Merger and this issuance may depress the market price of our common stock.

          In connection with the Merger, we will issue approximately 9,635,192 shares of our common stock. As a result of this issuance, Deerfield’s members will receive approximately 18.6% of our outstanding common stock as of June 30, 2007. Accordingly, our current stockholders’ ownership interest would decrease by approximately 15.7%. This economic ownership dilution could reduce the market price of our common stock unless and until we realize improved economic performance as a result of the Merger. If we do not achieve the economic benefits of the Merger that we seek, this substantial dilution could continue to depress the value of our common stock.

          We have always been externally managed and we may not be able to successfully transition to an internally managed company.

          We have always been externally managed and have not had our own management personnel. With the exception of Mr. Sachs, Mr. Roberts, Ms. Horn and other professionals in DCM’s investment grade corporate debt team, we expect substantially all of the key members of DCM’s management team who are currently providing services to us will remain employed by DCM following the Merger, and will continue to provide services to us through a services agreement with DCM. Following the Merger these individuals will be employees of DCM, our subsidiary following the Merger, or us, and we will be responsible for designing and implementing our own compensation structure. We may not be successful when designing and implementing our own compensation structure and our management team may not be satisfied with the new arrangement. If we do not successfully transition to an internally managed company and otherwise successfully integrate Deerfield’s operations, our operations and financial performance could be significantly damaged.

          The pro forma financial statements presented for illustrative purposes may not be indicative of our financial condition or results of operations following the Merger.

          The pro forma financial statements contained in this prospectus are presented for illustrative purposes only and may not be indicative of our financial condition or results of operations following the Merger for several reasons. The pro forma financial statements have been derived from the financial statements of DFR and Deerfield and certain adjustments and assumptions have been made regarding our acquisition of Deerfield after giving effect to the Merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy.

          We may not identify all risks associated with acquiring Deerfield and significant liabilities may arise after completion of the Merger.

          There may be risks that we fail or are unable to discover in the course of performing our due diligence in connection with the completion of the acquisition. All of Deerfield’s liabilities will remain intact after the Merger, whether pre-existing or contingent, as a matter of law. While we have tried to minimize this risk by conducting due diligence, there could be numerous liabilities that we failed to identify. Any significant liability that may arise or be discovered after the closing may harm our business, financial condition, results of operations and prospects. Further, any rights to indemnification we have are subject to a one-year survival period and other limitations, and the shares held in escrow could be insufficient to satisfy any claims we may have.

          If the Merger is not completed, we will have nonetheless incurred substantial costs, and our financial results and operations and the market price of our common stock may be adversely affected.

          We have incurred and expect to continue to incur substantial costs in connection with the Merger. These costs are primarily associated with the fees of financial advisors, attorneys, accountants and consultants. In addition, we have diverted significant management resources in an effort to complete the Merger. If the Merger is not completed, we will receive little or no benefit from these costs. In addition, if the Merger is not completed, we may experience negative reactions from the financial markets and others. Each of these factors may adversely affect the trading price of our common stock and our financial results and operations.

          We will need to incur substantial indebtedness to consummate the Merger and our leverage could adversely affect our financial health.

          As of June 30, 2007, our total long-term outstanding debt on a consolidated basis was approximately $1.0 billion. In order to complete the Merger, we plan to incur an additional $155.0 million of indebtedness, and will also assume debt of Deerfield outstanding as of March 31, 2007 in the amount of $3.6 million. Our indebtedness could adversely affect our financial health and business and future operations by, among other things:

•	making it more difficult for us to satisfy our obligations, including with respect to our indebtedness;

•	increasing our vulnerability to adverse economic and industry conditions;

•	limiting our ability to obtain any additional financing we may need to operate, develop and expand our business;

•	requiring us to dedicate a substantial portion of any cash flows to service our debt, which reduces our funds available for operations and future business opportunities;

•	potentially making us more highly leveraged than our competitors, which could potentially decrease our ability to compete in our industry;

•	increasing our exposure to risks of interest rate fluctuations as some of our borrowings are at variable rates of interest; and

•	limiting our flexibility in planning for, or reacting to, changes in our business, and the industry in which we operate.

          Our ability to make payments on our debt will depend upon our future operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If the cash flows from our operations are insufficient to service our debt obligations, we may take actions, such as delaying or reducing capital expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. Any or all of these actions may not be sufficient to allow us to service our debt obligations. Further, we may be unable to take any of these actions on satisfactory terms, in a timely manner or at all. Our failure to generate sufficient funds to pay our debts or to successfully undertake any of these actions could, among other things, materially adversely affect the market value of our common stock and our ability to repay our obligations under our indebtedness.

          We anticipate that the terms of our proposed senior secured term loan facility that we will obtain to assist with the funding of the cash portion of the Merger consideration will impose operating and financial restrictions, which may prevent us from raising additional capital and capitalizing on certain business opportunities.

          We expect that the terms of our new credit facility that we will enter into in connection with the Merger will require us to comply with certain financial covenants, including a maximum senior leverage ratio, a minimum interest coverage ratio and a minimum tangible net worth. The proposed terms of our new credit facility may also include certain covenants restricting or limiting our ability to, among other things:

•	dispose of non-financial assets other than in the ordinary course of business;

•	merge or consolidate with any entity or make an acquisition;

•	declare dividends (subject to maintaining our status as a REIT) or redeem or repurchase capital stock or make other shareholder distributions;

•	prepay, redeem or purchase certain debt;

•	make loans to or invest in certain subsidiaries;

•	create additional liens;

•	enter into transactions with affiliates;

•	modify or waive our organizational documents; or

•	change our fiscal year.

          These covenants may adversely affect our ability to finance future operations or limit our ability to pursue certain business opportunities or take certain corporate actions. The covenants may also restrict our flexibility in planning for changes in our business and the industry and make us more vulnerable to economic downturns and adverse developments. The documentation governing the credit facility has not been finalized and, accordingly, the actual terms may further restrict our operation of our business.

          Following completion of the Merger, our performance will be subject to significant risks that are associated with DCM’s business to which we have not historically been subject.

          Historically we have been a financial company that invests primarily in mortgage-backed securities and other real estate investments, as well as corporate investments. We generate risk-adjusted spread-based income from our investment portfolio. DCM is a Chicago based, SEC-registered asset manager that, as of August 1, 2007, managed approximately $14.8 billion of client funds. DCM generates fee-based revenue from the management of these client funds. Accordingly, while the completion of the Merger would significantly diversify our business, it will also subject us to significant new risks and uncertainties associated with DCM’s business to which we have not historically been subject, which are described in this prospectus.

          We may in the future issue shares of additional capital stock, to raise proceeds for a wide variety of purposes, which could dilute and therefore reduce the value of our existing outstanding capital stock.

          We may issue shares of our capital stock, either in public offerings, private transactions or both, to raise additional capital. Such issuances could substantially dilute the stock of our existing stockholders without any corresponding increase in value. We may raise capital for a wide variety of purposes, such as buying real estate assets to help our continued qualification as a REIT, implementing our business plan in connection with the Merger and repayment of indebtedness. Our management will have broad discretion over how we use the proceeds of any capital that is raised. We may not be able to raise capital at the time or times that we wish, in the amounts we wish, or on the terms or at the prices we consider favorable to us and our stockholders. We may use the proceeds of any future offering in ways in which you disagree and that yield less than our expected return, or no return at all, which could result in substantial losses to us.

          The current dislocations in the sub-prime mortgage sector, and the current weakness in the broader mortgage market, could adversely affect one or more of our lenders, which could result in increases in our borrowing costs, reductions in our liquidity and reductions in the value of the investments in our portfolio.

          Although our direct exposure to sub-prime mortgages is limited to our $12.0 million equity investment in Pinetree, the current dislocations in the sub-prime mortgage sector, and the current weakness in the broader mortgage market, could adversely affect one or more of our repurchase counterparties providing funding for our AAA/agency mortgage-backed securities portfolio and could cause one or more of our counterparties to be unwilling or unable to provide us with additional financing. This could potentially increase our financing costs and reduce our liquidity. If one or more major market participants fails or withdraws from the market, it could negatively impact the marketability of all fixed income securities, including government mortgage securities, and this could negatively impact the value of the securities in our portfolio, thus reducing our net book value. Furthermore, if many of our counterparties are unwilling or unable to provide us with additional financing, we could be forced to sell our investments at a time when prices are depressed. If this were to occur, it could potentially have a negative impact on our compliance with the REIT asset and income tests necessary to fulfill our REIT qualification requirements and otherwise materially harm our results of operations and financial outlook.

          Recent developments in the market for many types of mortgage products (including mortgage-backed securities) have resulted in reduced liquidity for these assets. Although this reduction in liquidity has been most acute with regard to nonprime assets, there has been an overall reduction in liquidity across the credit spectrum of mortgage products.

          In addition, our liquidity may also be adversely affected by margin calls under our repurchase agreements. Our repurchase agreements allow the counterparty, to varying degrees, to revalue the collateral to values that the lender considers to reflect market. If a counterparty determines that the value of the collateral has decreased, it may initiate a margin call requiring us to post additional collateral to cover the decrease. When we are subject to such a margin call, we must provide the counterparty with additional collateral or repay a portion of the outstanding borrowing with minimal notice. A significant increase in margin calls as a result of spread widening co uld harm our liquidity, results of operations, financial condition, and business prospects. Additionally, in order to obtain cash to satisfy a margin call, we may be required to liquidate assets at a disadvantageous time, which could cause us to incur further losses and adversely affect our results of operations, financial condition, and may impact our ability to maintain our current level of dividends.

          The income from Deerfield and DCM will be subject to federal, state and local income tax, and our ownership of Deerfield and DCM may jeopardize our REIT qualification and may limit our ability to conduct our investment strategy.

          Deerfield’s income consists solely of the income earned by DCM, which consists primarily of advisory fee income. That advisory fee income is not qualifying income for purposes of either the 75% or 95% gross income test applicable to REITs. A REIT, however, may own stock and securities in one or more TRSs that may earn income that would not be qualifying income if earned directly by the parent REIT. Consequently, following the Merger, we will hold our ownership interest in Deerfield and DCM through domestic TRSs. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A TRS pays federal, state and local income tax at regular corporate rates on any income it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

          Because we will hold our ownership interest in Deerfield and DCM through domestic TRSs, the income earned by Deerfield and DCM will be fully subject to federal, state and local income tax. Moreover, the value of our investment in the stock and securities of our TRSs may not, in the aggregate, exceed 20% of the value of our total assets. In addition, our income from our TRSs, combined with our other nonqualifying income for purposes of the 75% gross income test, may not exceed 25% of our gross income on an annual basis. Accordingly, our ownership of Deerfield and DCM may limit our ability to invest in other TRSs and other assets that produce nonqualifying income, even though such investments would otherwise have been in accordance with our investment strategy.

          DCM’s revenues fluctuate based on the amount and/or value of client assets, which could decrease for various reasons including investment losses, withdrawal of capital, or both.

          DCM’s success depends on its ability to earn investment advisory fees from the client accounts it manages. Such fees generally consist of payments based on the amount of assets in the account (management fees), and on the profits earned by the account or the returns to certain investors in the accounts (performance fees). If there is a reduction in an account’s assets, there will be a corresponding reduction in DCM’s management fees from the account, and a likely reduction in DCM’s performance fees (if any) relating to the account, since the smaller the account’s asset base the smaller will be the potential profits earned by the account. There could be a reduction in an account’s assets as the result of investment losses in the account, the withdrawal by investors of their capital in the account, or both.

          Investors in the accounts managed by DCM have various types of withdrawal rights, ranging from the right of investors in separate accounts to withdraw any or all of their capital on a daily basis, the right of investors in hedge funds to withdraw their capital on a monthly or quarterly basis, and the right of investors in CDOs to terminate the CDO in specified situations. Investors in hedge funds and managed accounts might withdraw capital for many reasons, including their dissatisfaction with the account’s performance, adverse publicity regarding DCM, DCM’s loss of key personnel, errors in reporting to investors account values or account performance, other matters resulting from problems in DCM’s systems technology, investors’ desire to invest their capital elsewhere, and their need (in the case of investors that are themselves investment funds) for the capital to fund withdrawals by their investors. DCM could experience a major loss of account assets, and thus advisory fee revenue, at any time.

          Poor investment performance could lead to a loss of clients and a decline in DCM’s revenues.

          Investment performance is a key factor for the retention of client assets, the growth of DCM’s assets under management and the generation of management fee revenue. Poor investment performance could impair DCM’s revenues and growth because:

•	existing clients might withdraw funds in favor of better performing products, which would result in lower investment management fees for DCM;

•	DCM’s subordinate management fees for a CDO may be deferred;

•	DCM’s ability to attract funds from existing and new clients might diminish; and

•	DCM might earn minimal or no performance fees.

          The failure of DCM’s investment products to perform well both on an absolute basis and in relation to competing products, therefore, could have a material adverse effect on DCM’s business.

          DCM derives much of its revenues from contracts that may be terminated on short notice.

          DCM derives a substantial portion of its revenues from investment management agreements with accounts that generally have the right to remove DCM as the investment advisor of the account and replace it with a substitute investment advisor. Some of these investment management agreements may be terminated for various reasons, including failure to follow the account’s investment guidelines, fraud, breach of fiduciary duty and gross negligence, or, alternatively, may not be renewed.

          With respect to DCM’s agreements with some of the CDOs it manages, DCM can be removed without cause by investors that hold a specified amount of the securities issued by the CDO. All of DCM’s agreements with CDOs allow investors that hold a specified amount of securities issued by the CDO to remove DCM for “cause,” which typically includes DCM’s violation of the management agreement or the CDO’s indenture, DCM’s breach of its representations and warranties under the agreement, DCM’s bankruptcy or insolvency, DCM’s fraud or a criminal offense by DCM or its employees, and the failure of certain of the CDO’s performance tests. These “cause” provisions may be triggered from time to time with respect to our CDOs, and as a result DCM could be removed as the investment manager of such CDOs.

          Although DCM is expected to remain as the investment advisor for each of its clients, the Merger will constitute a change of control of DCM and thus result in a deemed assignment of DCM’s advisory contracts under the Investment Advisers Act. In addition, certain of DCM’s advisory contracts require the explicit consent of the client, the underlying investors in the client, or other third parties to the assignment of the advisory contract that results from the Merger. As the Merger Agreement requires that DCM obtain consents to the assignment or deemed assignment of advisory contracts from clients constituting at least 80% of its assets under management, we could be obligated to complete the Merger even if clients constituting up to 20% of DCM’s assets under management determine not to consent to the assignment or deemed assignment of the advisory contracts. Under such circumstances, we may lose a portion of DCM’s expected advisory fees, which we may not be able to replace.

          DCM could lose client assets as the result of the loss of key DCM personnel.

          DCM generally assigns the management of its investment products to specific teams, consisting of DCM portfolio management and other personnel. The loss of a particular member or members of such a team—for example, because of resignation or retirement—could cause investors in the product to withdraw, to the extent they have withdrawal rights, all or a portion of their investment in the product, and adversely affect the marketing of the product to new investors and the product’s performance. In the case of certain CDOs, DCM can be removed as investment advisor upon its loss of specified key employees. In the case of certain other accounts, investors have the right to immediately redeem their investments upon DCM’s loss of specified key employees. In addition to the loss of specific portfolio management team members, the loss of one or more members of DCM’s senior management involved in supervising the portfolio teams could have similar adverse effects on DCM’s investment products. In connection with the exercise by certain affiliates of Mr. Sachs of their right under Deerfield’s existing operating agreement to require Triarc to purchase for cash all of their membership interests in Deerfield simultaneously with the completion of the Merger, on May 25, 2007, Mr. Sachs tendered his resignation as a director and as chairman and chief executive officer of Deerfield and its subsidiaries, effective upon completion of the Merger. Furthermore, if the proposed acquisition by an affiliate of Mr. Roberts of certain assets of DCM related to a contemplated derivative products company is completed, Mr. Roberts, Ms. Horn and other professionals in DCM’s investment grade corporate debt team will leave their positions at Deerfield and DCM. The Merger might also cause DCM to lose one or more other key employees, which may result in the loss of existing clients.

          DCM may need to offer new investment strategies and products in order to continue to generate revenue.

          The segments of the asset management industry in which DCM operates are subject to rapid change. Investment strategies and products that had historically been attractive to investors may lose their appeal for various reasons. Thus, strategies and products that have generated fee revenue for DCM in the past may fail to do so in the future. In such case, DCM would have to develop new strategies and products in order to retain investors or replace withdrawing investors with new investors.

          It could be both expensive and difficult for DCM to develop new strategies and products, and DCM may not be successful in this regard. In addition, alternative asset management products represent a substantially smaller segment of the overall asset management industry than traditional asset management products (such as many corporate bond funds). DCM’s inability to expand its offerings beyond alternative asset management products could inhibit its growth and harm its competitive position in the investment management industry.

          Changes in the fixed income markets could adversely affect DCM.

          DCM’s success depends largely on the attractiveness to institutional investors of investing in the fixed income markets, and changes in those markets could significantly reduce the appeal of DCM’s investment products to such investors. Such changes could include increased volatility in the prices of fixed income instruments, periods of illiquidity in the fixed income trading markets, changes in the taxation of fixed income instruments, significant changes in the “spreads” in the fixed income markets (the amount by which the yields on particular fixed income instruments exceed the yields on benchmark U.S. Treasury securities), and the lack of arbitrage opportunities between U.S. Treasury securities and their related instruments (such as interest rate swap and futures contracts).

          The fixed income markets can be highly volatile, and the prices of fixed income instruments may fluctuate for many reasons beyond DCM’s control or ability to anticipate, including economic and political events and terrorism acts. Any adverse changes in the fixed income markets could reduce DCM’s revenues.

          The narrowing of CDO spreads could make it difficult for DCM to launch new CDOs.

          It is important for DCM to be able to launch new CDO products from time to time, both to expand its CDO activities (which are a major part of DCM’s business) and to replace existing CDOs as they are terminated or mature. The ability to launch new CDOs is dependent on the amount by which the interest earned on the collateral held by the CDO (such as bank loans or asset-backed securities) exceeds the interest payable by the CDO on the debt obligations it issues to investors, as well as other factors. If these “spreads” are not wide enough, the proposed CDO will not be attractive to investors and thus cannot be launched. There may be sustained periods when such spreads will not be sufficient for DCM to launch new CDO products, which could impair DCM’s business.

          DCM could incur losses due to trading errors.

          DCM could make errors in placing transaction orders for client accounts, such as purchasing a security for an account whose investment guidelines prohibit the account from holding the security, purchasing an unintended amount of the security, or placing a buy order when DCM intended to place a sell order. If the transaction resulted in a loss for the account, DCM might be required to reimburse the account for the loss, or DCM might choose to do so for client relations purposes. Such reimbursements could be substantial.

          DCM could lose management fee income from its CDOs because of payment defaults by issuers of collateral held by the CDOs or the triggering of certain structural protections built into CDOs.

          Under the investment management agreements between DCM and the CDOs it manages, DCM’s management fee from the CDO is generally subject to a “waterfall” structure, under which DCM will not receive all or a portion of its fees if, among other things, the CDO does not have sufficient cash flows from its underlying collateral (such as bank loans or asset-backed securities) to pay the required interest on the notes it has issued to investors and certain expenses. This could occur if there are defaults by issuers of the collateral on their payments of principal or interest relating to the collateral. In that event, DCM’s management fees would be deferred until funds are available to pay the fees, if such funds become available. In addition, many CDOs have structural provisions meant to protect investors from deterioration in the credit quality of the underlying collateral pool. If those provisions are triggered, then certain portions of DCM’s management fees may be deferred indefinitely.

          DCM may be unable to increase its assets under management in certain of its investment vehicles, or it may have to reduce such assets, because of capacity constraints.

          Some of DCM’s investment vehicles are limited in the amount of client assets they can accommodate by the amount of liquidity in the instruments traded by the vehicles, the arbitrage opportunities available in those instruments, or other factors. DCM may thus manage investment vehicles that are relatively successful but that cannot accept additional capital because of such constraints. In addition, DCM might have to reduce the amount of assets managed in investment vehicles that face capacity constraints. Changes in the fixed income markets could materially reduce capacity, such as an increase in the number of asset managers using the same or similar strategies as DCM.

          The fixed income investment management market is highly competitive and DCM may lose client assets due to competition from other asset managers that have greater resources than DCM or that are able to offer services and products at more competitive prices.

          The alternative asset management industry is very competitive. Many firms offer similar and additional investment management products and services to the same types of clients that DCM targets. DCM currently focuses almost exclusively on fixed income securities and related financial instruments in managing client accounts. It has limited experience in equity securities. This is in contrast to numerous other asset managers with comparable assets under management, which have significant background and experience in both the equity and debt markets and thus are more diversified.

          In addition, many of DCM’s competitors have or may in the future develop greater financial and other resources, more extensive distribution capabilities, more effective marketing strategies, more attractive investment vehicle structures and broader name recognition. DCM’s competitors may be able to use these resources and capabilities to place DCM at a competitive disadvantage in retaining assets under management and adding new assets. Also, DCM may be at a disadvantage in competing with other asset managers that are subject to less regulation and are thus less restricted in their client solicitation and portfolio management activities, and DCM may be competing for non-U.S. clients with asset managers that are based in the jurisdiction of the prospective client’s domicile.

          Because barriers to entry into the alternative asset management business are relatively low, DCM may face increased competition from many new entrants into DCM’s relatively limited market of providing fixed income asset management services to institutional clients.

          Additionally, if other asset managers offer services and products at more competitive prices than DCM, DCM may not be able to maintain its current fee structure. Although DCM’s investment management fees vary somewhat from product to product, historically DCM has competed primarily on the performance of its products and not on the level of its investment management fees relative to those of its competitors. In recent years, however, despite the fact that alternative asset managers typically charge higher fees than traditional managers, particularly with respect to hedge funds and similar products, there has been a trend toward lower fees in the investment management industry generally.

          In order to maintain its fee structure in a competitive environment, DCM must be able to continue to provide clients with investment returns and service that make investors willing to pay DCM’s fees. DCM might not succeed in providing investment returns and service that will allow it to maintain its current fee structure. Fee reductions on existing or future business could impair DCM’s profit margins and results of operations.

          DCM could lose client assets as the result of adverse publicity.

          Asset managers such as DCM can be particularly vulnerable to losing clients because of adverse publicity. Asset managers are generally regarded as fiduciaries, and if they fail to adhere at all times to a high level of honesty, fair dealing and professionalism they can incur large and rapid losses of client assets. Accordingly, a relatively small perceived lapse in this regard, particularly if it resulted in a regulatory investigation or enforcement proceeding, could materially harm DCM’s business. In February 2007, the staff of the SEC asked DCM to voluntarily provide information to the staff in connection with its ongoing informal inquiry concerning practices in the markets for Collateralized Mortgage Obligations, Real Estate Mortgage Investment Conduits, and re-REMIC. DCM provided documents in response to this request and is responding to an additional request for information from the SEC staff. DCM intends to cooperate in all respects with any further requests for information.

          Changes in laws, regulations or government policies affecting DCM’s businesses could limit its revenues, increase its costs of doing business and materially and adversely affect its business.

          DCM’s business is subject to extensive government regulation. This regulation is primarily at the federal level, through regulation by the SEC under the Investment Advisers Act of 1940, as amended, and regulation by the Commodity Futures Trading Commission, or CFTC, under the Commodity Exchange Act, as amended. DCM is also regulated by state regulators.

          The Investment Advisers Act imposes numerous obligations on investment advisers including anti-fraud prohibitions, advertising and custody requirements, disclosure obligations, compliance program duties and trading restrictions. The CFTC regulates commodity futures and option markets and imposes numerous obligations on the industry. DCM is registered with the CFTC as both a commodity trading advisor and a commodity pool operator and certain of its employees are registered with the CFTC as “associated persons.” DCM is also a member of the National Futures Association, the self-regulatory organization for the U.S. commodity futures industry, and thus subject to its regulations.

          If DCM fails to comply with applicable laws or regulations, DCM could be subject to fines, censure, suspensions of personnel or other sanctions, including revocation of its registration as an investment adviser, commodity trading advisor or commodity pool operator. Changes in laws, regulations or government policies could limit DCM’s revenues, increase its costs of doing business and materially harm its business.

          DCM Europe, a subsidiary of Deerfield, is subject to extensive government regulation, primarily by the United Kingdom Financial Services Authority under the U.K. Financial Services and Markets Act of 2000. Such regulation is generally similar to the regulation governing DCM.

          The non-U.S. domiciled investment funds that DCM manages are regulated in the jurisdiction of their domicile. Changes in the laws or government policies of these foreign jurisdictions could limit DCM’s revenues from these funds, increase DCM’s costs of doing business in these jurisdictions and materially adversely affect DCM’s business.

          The level of investor participation in DCM’s products may also be affected by the regulatory and self-regulatory requirements and restrictions applicable to DCM’s products and investors, the financial reporting requirements imposed on DCM’s investors and financial intermediaries, and the tax treatment of DCM’s products. Adverse changes in any of these areas may result in a loss of existing investors or difficulties in attracting new investors.

          DCM’s business may be harmed by it becoming a subsidiary of a REIT.

          DCM’s status as a subsidiary of a REIT may make it difficult for DCM to retain existing clients, including the underlying investors in the investment funds DCM manages, and to attract new clients. Such clients may determine that DCM has an incentive to favor its management of our investing over DCM’s investing for those clients, particularly if the client account is likely to compete with us, for example with regard to the allocation of scarce investment opportunities. While we cannot predict the effect on DCM’s business that will result from DCM becoming an indirect, wholly-owned subsidiary of a REIT, the completion of the Merger could have an adverse effect on DCM’s existing and future client relationships and its business and revenues.

          Our ownership of Deerfield might jeopardize our 1940 Act exemption or limit our ability to conduct our investment strategy and thus reduce our earnings and ability to pay dividends.

          In order to be exempt from regulation under the Investment Company Act of 1940, or 1940 Act, we—and each of our subsidiaries—must qualify for one of the exemptions from investment company status in the 1940 Act. Our ownership of Deerfield will be held through our subsidiary Deerfield Triarc Capital LLC, or DTC LLC, which relies on an exemption from investment company status that generally requires it to maintain at least 55% of its assets in specified real estate assets and at least 80% of its assets in real estate and real-estate related securities. DTC LLC’s ownership interest in Deerfield will not constitute such a security, and thus may make it more difficult for DTC LLC to comply with the 80% asset test. As a result, we will need to monitor carefully DTC LLC’s compliance with the 80% asset test, and the Merger may make it difficult for DTC LLC to acquire other assets that do not qualify for the 80% test, which might generate higher returns than Deerfield. If DTC LLC fails to meet the 80% asset test, we could be required to materially restructure our activities and to register as an investment company under the 1940 Act, which could impair our operating results.

          Our status as a proprietary account of DCM might restrict DCM’s management of our investing.

          For regulatory purposes, we are likely to be considered a “proprietary” account of DCM after the Merger. This may restrict DCM’s management of our account, for example with regard to “crossing” transactions between our account and the account of a non-proprietary DCM client. DCM may not be successful in managing these restrictions after the completion of the Merger.

USE OF PROCEEDS

          We will not receive any proceeds from the sale or other distribution by the selling stockholders of the shares of our common stock offered by this prospectus.

SELLING STOCKHOLDERS

          The selling stockholders may, from time to time, offer, sell or otherwise distribute pursuant to this prospectus any or all of the shares of our common stock being offered by them. When we refer to the “selling stockholders” in this prospectus, we mean those persons specifically identified in the table below, as well as the permitted transferees, pledges, donees, assignees, successors and others who receive shares after the date of this prospectus from those persons specifically identified in the table below as a gift, pledge, dividend, distribution or other non-sale related transfer.

          The table below sets forth the name of each selling stockholder that may offer shares of our common stock pursuant to this prospectus, from time to time, as of August 7, 2007. The information presented regarding the selling stockholders will be based upon representations made by the selling stockholders to us.

          Because the selling stockholders may offer all, some or none of the shares of the common stock pursuant to this prospectus, and because there currently are no agreements, arrangements or understandings with respect to the sale or other distribution of any of these shares, no definitive estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offering. The following table will be prepared assuming that the selling stockholders sell or otherwise distribute all of the shares of our common stock beneficially owned by them that are registered by us and that they do not acquire any additional shares of stock. We cannot advise you as to whether the selling stockholders will in fact sell or otherwise distribute any or all of their shares of our common stock. In addition, the selling stockholders may have sold or otherwise distributed, transferred or otherwise disposed of, or may sell, distribute, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

          Information concerning the selling stockholders may change from time to time, and any changed information that comes to our attention will be set forth in prospectus supplements or post-effective amendments, as may be appropriate.

Selling Stockholders	Shares of Common Stock Beneficially Owned Before Resale	Shares of Common Stock Offered by this Prospectus	Shares of Common Stock Beneficially Owned After Resale	Percentage of Class Beneficially Owned After Resale (1)

Triarc Deerfield Holdings, LLC
Triarc Companies, Inc.
Scott A. Roberts
Jonathan Trutter
Paula Horn
Frederick White
Harry Danilevsky
John Brinckerhoff
Robert Contreras
Mark Wittnebel
Dale Burrow
Luke Knecht
Danielle Valkner
Sachs Capital Management LLC
Spensyd Asset Management LLLP

Total		9,964,884

*	Holdings represent less than 1% of shares outstanding after resale or other distribution.

(1)

Assumes that each named selling stockholder sells or otherwise distributes all of the shares of our common stock it holds that is covered by this prospectus and neither acquires nor disposes of any other shares, or right to purchase other shares, of our common stock subsequent to the date as of which we obtained information regarding its holdings.

Relationships with Selling Stockholders

          Upon completion of the Merger, we will issue 9,635,192 shares of our common stock to the selling stockholders in connection with the Merger, and prior to completion of the Merger, Deerfield will distribute 329,692 shares of our common stock to the selling stockholders. All 9,964,884 shares are being registered as part of this registration statement. Of the shares that will be issued in connection with the Merger that are being registered, 2,504,817 shares will be deposited in an escrow account in connection with the Merger. The selling stockholders are or will be, in all cases, members of Deerfield (or their transferees) and the individual selling stockholders are or were directors, officers and/or employees of us, Deerfield and/or the subsidiaries of the foregoing. See “Our Company and the Merger - Certain Interests of Our Officers and Directors in Deerfield”.

Registration Rights

          In connection with the Merger, DFR, Triarc (as the sellers’ representative) and Triarc Deerfield Holdings, LLC (a subsidiary of Triarc in which Nelson Peltz, one of our directors, has a direct interest) executed a registration rights agreement dated April 19, 2007. The other members of Deerfield who are to receive shares of DFR common stock in connection with the Merger or the pre-Merger distribution by Deerfield have also executed the registration rights agreement.

          Under the registration rights agreement, DFR has agreed to register shares of DFR common stock issued in connection with the Merger to holders of Deerfield membership interests as follows.

•

DFR will prepare and file with the SEC a “shelf” registration statement covering all of the shares of DFR common stock issued in connection with the Merger, which, when declared effective by the SEC, will register such shares for resale or distribution from time to time, on a continuous basis, at the discretion of the holders of shares of DFR common stock issued in connection with the Merger. The registration rights agreement requires DFR to maintain the effectiveness of the shelf registration statement until the earlier of the second anniversary of the closing and the date that all of the shares of DFR common stock issued in connection with the Merger cease to be “registrable securities” under the registration rights agreement.

•

After the expiration of the effectiveness period of the shelf registration statement, in the event holders representing 20% of the “registrable securities” then outstanding so demand, DFR will prepare and file with the SEC a registration statement registering the shares held by such holders for resale. DFR is not obligated to register shares upon such demand more than three times.

•

After the expiration of the effectiveness period of the shelf registration statement, in the event DFR determines to prepare and file with the SEC a registration statement registering any shares of DFR common stock, the holders of “registrable securities” then outstanding may seek to “piggyback” their shares of DFR common stock onto DFR’s registration statement (subject to customary cutbacks due to market conditions).

          The registration rights described above are subject to customary blackout and suspension upon the occurrence of certain events. This description does not purport to be complete and is qualified in its entirety by the registration rights agreement, which is incorporated by reference into this registration statement.

OUR COMPANY AND THE MERGER

Deerfield Triarc Capital Corp.

          We are a diversified financial company that invests in real estate investments, primarily mortgage-backed securities, as well as corporate investments. We are externally managed by DCM, a wholly owned subsidiary of Deerfield. We have elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes, and intend to continue to operate so as to qualify as a REIT. Our objective is to provide attractive returns to our investors through a combination of dividends and capital appreciation. To achieve this objective, we intend to opportunistically invest in financial assets to construct an investment portfolio that is leveraged where appropriate in order to achieve attractive risk-adjusted returns and that is structured to allow us to maintain our qualification as a REIT and the requirements for exclusion from regulation under the Investment Company Act of 1940, as amended, or 1940 Act.

          Our targeted investments may be categorized as follows:

Real Estate Investments	Corporate Investments

Residential mortgage-backed securities, or RMBS	Senior secured and unsecured loans

Commercial mortgage-backed securities, or CMBS	Mezzanine loans

Commercial real estate loans	High yield corporate bonds

Distressed and stressed debt securities

Equity securities

Credit default and total return swaps

Other investments

          In addition, we may invest opportunistically in other fixed income investments, including investment grade corporate bonds and related derivatives, government bonds and related derivatives and other fixed income-related instruments.

          As noted above, we are externally managed by DCM, a fixed income asset manager and a SEC registered investment adviser. DCM is a wholly-owned subsidiary of Deerfield. Triarc owns a majority interest in Deerfield. Assuming we complete the Merger, we will acquire DCM and become an internally managed company.

Deerfield, DCM and the Management Agreement

          Upon the completion of the Merger, we will become the owner of all of the membership interests of Deerfield. At such time, we will become internally managed and our existing management agreement with DCM will be cancelled.

          Deerfield

          Deerfield is a holding company the primary assets of which are all of the outstanding membership interests of DCM and all of the outstanding shares of DCM (Europe).

          DCM

          DCM is a wholly owned subsidiary of Deerfield and a Chicago-based, SEC registered asset manager that manages client funds (primarily for institutions) worldwide. DCM (together with its predecessor companies) commenced its investment management operations in 1993. As of August 1, 2007, DCM managed approximately $14.8 billion of client funds. Through our management agreement with DCM, we have had access to its resources in portfolio management and infrastructure support, such as risk management, credit analysis, operations, systems, accounting, portfolio valuation, compliance and internal audit. As of July 1, 2007, DCM had 141 employees, including 47 portfolio managers and investment analysts. Also, as of July 1, 2007, DCM had 32 full-time investment professionals specializing in MBS, ABS, loans and leveraged finance, dedicating a significant part of their time to sourcing, including performing due diligence, and managing the assets of our portfolio. DCM’s investment professionals perform services for other DCM accounts as well as ours. For the year ended December 31, 2006 and three months ended March 31, 2007, 21.6% and 31.6% of DCM’s revenues were derived from services provided to us, respectively.

          DCM primarily invests in a broad range of debt instruments in managing client portfolios. The primary investment focus is on MBS and other ABS, loans, corporate bonds, leveraged finance instruments and government securities. DCM has separate portfolio management teams for each of these areas. DCM primarily utilizes the following strategies: fundamental credit analysis, duration management, yield curve arbitrage and basis spread techniques.

          DCM has historically been very selective in making investments, basing its investment decisions on in-depth fundamental research and proprietary analytical methodologies, and relying on teams of experienced senior portfolio managers and research analysts. DCM values portfolio diversity, favors stable sectors that are resilient across economic cycles and takes into account industry and macroeconomic trends in its decision making. In addition, DCM has experience evaluating and negotiating structural protection for its investments with a clear focus on minimizing credit losses.

          DCM (together with its predecessor companies) has actively operated as an asset manager since 1993 and registered with the SEC as an investment adviser in January 1997. DCM is also registered with the U.S. Commodity Futures Trading Commission as a commodity pool operator and commodity trading advisor, and is a member of the U.S. National Futures Association.

          As of June 5, 2007, Triarc, through a subsidiary, owned approximately 64% of the outstanding capital interests, at least 52% of the profits interests and approximately 94% of the voting interests in Deerfield, which owns 100% of DCM. Senior management of DCM owns and controls the balance of the equity and voting interests in Deerfield. In addition, all of our executive officers and three of our seven directors are also directors or employees or former employees of DCM or its affiliates. See “Certain Interests of Our Officers and Directors in Deerfield.”

          We are the only account that DCM manages pursuant to the specific investment strategy it uses for us, although DCM uses some of the components of that strategy for its other clients. For example, in selecting bank loan investments for us, DCM uses the same or similar analysis that it uses in managing bank loan portfolios for other clients. We are party to a management agreement with DCM, pursuant to which DCM provides these investment management services to us. See “Management Agreement.”

Management Agreement

          We are party to a management agreement with DCM that provides for the day-to-day management of our operations. The management agreement requires DCM to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our Board. DCM’s role as manager is under the supervision and direction of our Board.

          Under the management agreement, DCM is entitled to receive a base management fee, incentive fee, reimbursement of certain expenses and, in certain circumstances, a termination fee as described in the management agreement. The following table summarizes the fees payable to DCM pursuant to the management agreement:

Fee	Summary Description

Base Management Fee

Payable monthly in arrears in an amount equal to 1/12 of our equity (as defined in the management agreement) times 1.75%. DCM uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

Incentive Fee

Payable quarterly in an amount equal to the product of: (a) 25% of the dollar amount by which (i) our net income (determined in accordance with GAAP) and before non-cash equity compensation expense and before incentive fees, for the quarter per common share (based on the weighted average number of common shares outstanding for the quarter) exceeds (ii) an amount equal to (A) the weighted average of the price per share of the common shares in the December 2004 private offering and our June 2005 initial public offering, and the price per common share in any subsequent offerings by us, in each case at the time of issuance thereof, multiplied by (B) the greater of (1) 2.00% and (2) 0.50% plus one-fourth of the Ten Year Treasury Rate for such quarter, multiplied by (b) the weighted average number of common shares outstanding during the quarter; provided, that the

Fee	Summary Description

foregoing calculation of incentive fees is adjusted to exclude one- time events pursuant to changes in GAAP, as well as non-cash charges after discussion between Deerfield Capital and our independent directors and approval by a majority of our independent directors in the case of non-cash charges.

Termination Fee

Payable upon termination without cause or non-renewal of the management agreement in an amount equal to two times the sum of the average annual base management fee and the average annual incentive fees earned by DCM during the two 12-month periods immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

          For the year ended December 31, 2006, we paid DCM base management fees of $13.3 million, incentive fees of $3.3 million ($2.8 million in cash and $0.5 million in the form of 36,850 shares of our common stock) and expense reimbursements of $0.6 million. In addition, for the year ended December 31, 2006, we recognized amortization of previously granted restricted stock and option grants expense of $2.4 million. For the three months ended March 31, 2007, we paid DCM base management fees of $3.3 million, incentive fees of $2.2 million ($1.9 million in cash and $0.3 million in the form of 20,654 shares of our common stock) and expense reimbursements of $0.1 million. In addition, for the three months ended March 31, 2007, we recognized amortization of previously granted restricted stock and option grants expense of $32,000.

          If the Merger is completed, the management agreement will be cancelled and we will no longer pay fees or other amounts to a third party manager. Further, we will not pay any termination fee. We will, however, continue to pay fees to DCM to cover DCM’s costs and provide a fair profit to that company, which will be owned by domestic TRSs.

Principal Reasons for the Merger

          We believe that the Merger will provide us with an opportunity to (i) acquire an alternative asset manager, which will both significantly diversify our existing business and sources of income and (ii) convert our current external management structure into an internally-managed structure. We believe the Merger will result in our becoming a more diversified financial services company that generates both non-capital intensive fee-based revenue from DCM’s alternative asset management platform, as well as risk-adjusted spread-based income from our investment portfolio of mortgage assets and alternative fixed income investments. We believe the combination of the highly scalable nature of DCM’s asset advisory business and the broader access that DCM may have to capital afforded by its acquisition by a public company will better position us to leverage DCM’s existing infrastructure and investment personnel to launch new products and business lines. In addition, we believe the internalization of our manager that will result from the Merger will enhance the efficiency of our cost structure. For these and other reasons, we believe the Merger will be accretive to our net income and earnings per share and, therefore, will enhance stockholder value; however, these or any other benefits may not be realized. See “Risk Factors.”

Management Following the Merger

          We expect substantially all of the key members of DCM’s management team who are currently providing services to us will remain employed by DCM following the Merger, and will continue to provide services to us through a services agreement with DCM. On May 25, 2007, certain affiliates of Mr. Gregory Sachs irrevocably exercised their right under Deerfield’s existing operating agreement to require Triarc to purchase for cash all of their membership interests in Deerfield simultaneously with the completion of the Merger. In connection with this exercise, Mr. Sachs has tendered his resignation as a director and as chairman and chief executive officer of Deerfield and its subsidiaries, effective upon completion of the Merger. It is anticipated, however, that Mr. Sachs will remain as a director of DFR.

          In addition, DCM has been in discussions with Mr. Roberts, the president of Deerfield and DCM, concerning the possible acquisition by an affiliate of Mr. Roberts of certain assets of DCM related to a contemplated derivate products company. We cannot assure you that this acquisition will occur, but if it does, it will occur simultaneously with the completion of the Merger, and at that time Mr. Roberts, Ms. Horn and other professionals in DCM’ s investment grade corporate debt team will leave their positions at Deerfield and DCM.

Our Organizational Structure

          The following chart summarizes our structure as of June 30, 2007:

          (1) We formed Deerfield Triarc TRS Holdings, Inc., TRS Holdings, a TRS, because it gives us flexibility to hold certain assets or engage in certain activities that we, as a REIT, cannot hold or in which we cannot engage directly.

          (2) We own substantially all of the equity interest in Market Square CLO Ltd., a Cayman Islands exempted limited liability company and one of our TRSs, in the form of preference shares.

          (3) We formed Deerfield Triarc Capital Trust I, Deerfield Triarc Capital Trust II and Deerfield Triarc Capital Trust III for the sole purpose of issuing trust preferred securities. These trusts are not consolidated into our financial statements because, although we own 100% of the common shares of each trust, we are not deemed the primary beneficiary of the Trusts. The Trusts are each a separate legal entity but are shown in one box in the above table for ease of presentation.

          (4) We own all the equity interests in Pinetree CDO Ltd., a Cayman Islands limited liability company and our qualified REIT subsidiary, in the form of preference shares and ordinary shares.

          (5) We formed Deerfield Triarc TRS (Bahamas) Ltd., one of our TRSs, and DWFC, LLC to facilitate a $375.0 million three-year warehouse funding agreement with Wachovia Capital Markets, LLC.

          (6) We own all of the equity interests in DFR Middle Market CLO Ltd., a Cayman Islands exempted limited liability company and one of our TRSs, in the form of ordinary shares and subordinated notes.

Our Organizational Structure Shortly After the Merger

          The following chart summarizes our expected structure shortly after the completion of the Merger:

Certain Interests of Our Officers and Directors in Deerfield

          All of our executive officers and three of our seven directors are also directors or employees or former employees of DCM or its affiliates.

•

Nelson Peltz, a director and also the chairman of the Board from December 2004 until April 2007, is also a director and the chairman of the Board of Triarc and from April 1993 to June 2007 was also the chief executive officer of Triarc, which owns a controlling interest in Deerfield, and is also a director of Deerfield and DCM.

•	Gregory H. Sachs, a director, is also a director and the chairman and chief executive officer of Deerfield and DCM and from August 2004 to June 2007 was a director of Triarc.

•	Jonathan W. Trutter, a director and our chief executive officer, is also the chief investment officer and a senior managing director of DCM.

•	Robert C. Grien, our president, is also a senior managing director of DCM.

•	Richard Smith, our chief financial officer, is also senior vice president of finance of DCM.

•

Frederick L. White, our senior vice president, general counsel and corporate secretary, is also a managing director and the general counsel of DCM, and the general counsel and assistant secretary of Deerfield.

          In addition, the following of our directors and executive officers are beneficial owners of membership interests in Deerfield as described below:

•

Mr. Peltz is a director, the chairman of the Board and the beneficial owner of approximately 34% of the total voting power of Triarc (the holder of approximately 64% of the outstanding capital interests, at least 52% of the profits interests and approximately 94% of the voting interests in Deerfield) and also the holder of approximately 5.1% of the profits interests in Triarc Deerfield Holdings, LLC (the subsidiary of Triarc that is the direct holder of Triarc’s interest in Deerfield).

•	Mr. Sachs is the beneficial owner of approximately 26% of the outstanding capital interests and 25% of the profits interests in Deerfield.

•	Mr. Trutter is the beneficial owner of approximately 2.6% of the profits interests in Deerfield.

•	Mr. White is the beneficial owner of 0.10% of the profits interests in Deerfield.

•	In addition, Mr. Grien holds 20,418 shares of DFR restricted stock that will become vested and transferable if Mr. Sachs ceases to serve on the board of directors of DCM.

          As members of Deerfield, affiliates of Mr. Peltz and Mr. Sachs and Messrs. Trutter and White have executed the registration rights agreement which is for the benefit of the members of Deerfield who will receive our common stock in connection with the Merger or the pre-Merger distribution by Deerfield and are therefore entitled to the registration rights described under “Selling Stockholders—Registration Rights”.

          In the case of Mr. Sachs, who is one of our directors and also a director and the chairman and chief executive officer of Deerfield and DCM, on May 25, 2007 certain of Mr. Sachs’ affiliates that are members of Deerfield irrevocably exercised their right under Deerfield’s existing operating agreement to require Triarc to purchase for cash all of the membership interests in Deerfield held by these affiliates of Mr. Sachs simultaneously with the completion of the Merger. In connection with this exercise, Mr. Sachs has tendered his irrevocable resignation as a director and chairman and chief executive officer of Deerfield and its subsidiaries effective upon completion of the Merger. It is anticipated, however, that Mr. Sachs will remain as a director of DFR. In connection with his resignation as an officer of Deerfield and its subsidiaries, Mr. Sachs will also be entitled to severance payments and certain other benefits.

Merger Consideration and Financing

          Total Consideration

          The aggregate consideration to be paid by us in connection with the Merger consists of $145 million in cash and 9,635,192 shares of our common stock. The cash portion of the aggregate consideration is subject to various deductions, including an amount equal to the principal amount and accrued and unpaid interest outstanding, if any, under a revolving note of Deerfield immediately prior to the Merger and an amount equal to the unpaid transaction expenses of Deerfield and Triarc (incurred on behalf of all Deerfield members generally) immediately prior to the Merger. The 9,635,192 shares of DFR’s common stock to be issued in the Merger, will constitute approximately 15.7% of the outstanding shares of DFR’s common stock immediately following completion of the Merger.

          Of the total of 9,635,192 shares of DFR common stock to be issued in the Merger, 2,504,817 shares will be deposited into an escrow account and will be available as the sole recourse to satisfy the post-closing indemnification obligations of the members of Deerfield. The Merger Agreement also permits Deerfield, prior to the Merger, to distribute to its members up to approximately $6.0 million of cash (plus amounts for taxes relating to pre-closing periods, minus the amount of certain debt prepayments, if any, made after the date of the Merger Agreement), and requires Deerfield to distribute to its members 329,692 shares of DFR common stock owned by Deerfield. In order to fund the cash portion of the consideration and our expenses associated with the Merger, we and our subsidiaries intend to incur $155.0 million of debt financing.

          Debt

          We and our subsidiaries will incur substantial additional indebtedness to close the Merger. More specifically, to fund the acquisition of all of the membership interests in Deerfield and certain of its members, we and our subsidiaries intend to enter into a senior, secured term credit facility with UBS Loan Finance LLC, UBS Securities LLC, or UBS Securities, Bank of America, N.A. and Bank of America Securities, LLC, or BOA Securities, providing for $155.0 million of financing to us by a syndicate of lenders, including UBS Loan Finance LLC and Bank of America, N.A. The amount borrowed under this credit facility is expected to be payable in full on a date five years from the closing date. The terms of the debt financing are set forth in a commitment letter dated May 24, 2007. Entry into this credit facility will also obligate us to pay certain underwriting and agency fees.

          UBS Securities and BOA Securities have been appointed as joint lead arrangers and joint bookmanagers for this facility. It is expected that UBS AG will act as administrative agent and Bank of America, N.A. will act as the syndication agent for the credit facility. Under the commitment letter, the availability of the financing is subject to ordinary documentation conditions and the satisfaction or waiver of numerous conditions.

          Interest and Fees

          Assuming that the Merger is completed and the lenders provide financing as contemplated by commitment letter, the interest rate that is expected to be applicable to this credit facility, at our option, would be calculated either upon a base rate, or LIBOR, in each case plus a spread.

          Guarantee and Security

          We, along with our domestic subsidiaries, expect to fully and unconditionally guarantee our obligations on a joint and several basis under this credit facility. Moreover, we expect this facility to be secured by a lien on all of the assets of DCM and its domestic subsidiaries as well as a pledge of all of the equity interests in DCM and its and our other domestic subsidiaries.

          Prepayment

          We expect that mandatory prepayments will be required in connection with sales of our or our subsidiaries’ non-financial assets after the closing date of this credit facility, other than agreed upon exceptions, including reinvestment provisions. Each lender may reject its pro rata portion of any mandatory prepayment. There are no prepayment penalties, except for LIBOR breakage costs, for mandatory prepayments. Voluntary prepayments are permitted with prior notice, but without premium or penalty, subject to LIBOR breakage costs, accrued and unpaid interest, and a certain minimum amount of prepayment.

          Covenants and Other Matters

          We expect that this credit facility will require us to comply with certain financial covenants, including a maximum senior leverage ratio, a minimum interest coverage ratio and a minimum tangible net worth. This credit facility will also include certain covenants restricting or limiting our ability to, among other things: dispose of non-financial assets other than in the ordinary course of business, merge or consolidate with any entity or make an acquisition, declare dividends (subject to maintaining our status as a REIT) or redeem or repurchase capital stock or make other stockholder distributions, prepay, redeem or purchase certain debt, make loans to or invest in certain subsidiaries, create additional liens, enter into transactions with affiliates, modify or waive our organizational documents or change our fiscal year.

          Based upon the terms of the commitment letter, we also expect that this credit facility will contain customary representations and warranties, indemnification provisions, affirmative covenants, notice and reporting provisions, events of default, including changes of control, and cross-defaults to other indebtedness. Finally, we anticipate that the lenders under this facility will retain the right to increase the interest margins applicable to the credit facility, add a prepayment penalty, increase the amortization on the credit facility and modify covenant ratios for a period of time after the closing date to ensure the successful syndication of the loan.

          The documentation governing the credit facility has not been finalized and, accordingly, the actual terms may differ from those described above. In addition, we may obtain financing from different sources in amounts and on terms that may vary from those described herein.

Accounting Treatment

          In accordance with GAAP, DFR will account for the Merger using the purchase method of accounting. Under the purchase method of accounting, DFR will allocate the total estimated purchase price to Deerfield’s net tangible assets and identifiable intangible assets based on their fair values as of the date of completion of the Merger, and record the excess of the purchase price over those fair values as goodwill. DFR will incur amortization expense over the useful lives of identifiable intangible assets acquired in connection with the Merger. In addition, to the extent the value of goodwill or identifiable intangible assets becomes impaired, DFR may be required to incur material charges relating to the impairment of that asset.

Recent Developments and Current Environment

                    Effective August 3, 2007, we received a waiver under our revolving credit facility with Wachovia Bank, N.A. for a technical default that occurred in July 2007 related to a historical charge-off ratio.   The waiver provides for a six month forbearance on the technical default that occurred such that we are currently in compliance with the debt covenants.  The forbearance period of six months effectively remedies the situation as the current technical default will not continue beyond that period.

          On July 17, 2007, we announced the closing of the MM CLO, a $300.0 million middle market CLO transaction.  The securities issued by MM CLO consist of $250.0 million of investment grade notes and $50.0 million of subordinated notes.  We purchased all of the BBB/Baa2 rated and subordinated notes, for a total investment of $69.0 million.  The $231.0 million investment grade securities issued by MM CLO that were sold to third parties are rated AAA/Aaa through A/A2 and have a weighted-average interest rate of three month LIBOR plus 68.9 basis points.  The notes pay interest on a quarterly basis.  We will consolidate MM CLO’s assets and liabilities for financial reporting purposes.  MM CLO is a consolidated bankruptcy remote subsidiary and the debt holders have recourse only to the collateral of MM CLO.  DCM will serve as the collateral manager for MM CLO.

          Recent developments in the market for many types of mortgage products (including mortgage-backed securities) have resulted in reduced liquidity for these assets. Although this reduction in liquidity has been most acute with regard to nonprime assets, there has been an overall reduction in liquidity across the credit spectrum of mortgage products.

          Our short-term (one year or less) liquidity needs are met primarily with proceeds from overnight investments and repurchase agreement borrowings. Un-pledged residential mortgage-backed securities, or RMBS, as of June 30, 2007 totaled $189.4 million. RMBS monthly paydowns, net interest from invested assets and dividends from subsidiaries are also significant sources of cash used in the liquidity management process. As of July 31, 2007 un-pledged RMBS increased to $229.4 million. We have established 18 repurchase agreement borrowing relationships with various financial institutions and other lenders; currently have balances outstanding with 11 of those counterparties. The majority of our remaining sources of borrowings are term financing and trust preferred securities, which are not subject to margin calls.

          While management believes our current financing sources and cash flows from operations are adequate to meet our ongoing liquidity needs for the short-term, our investment strategy has been refocused to that of preserving liquidity until the current market conditions subside, which may have a negative impact on our future net interest margin or may impact our ability to maintain our current level of dividends during this period of market uncertainty.

          The subprime mortgage-banking environment has been experiencing considerable strain from rising delinquencies and liquidity pressures and several subprime mortgage lenders have failed. Certain subprime lenders have been unable to obtain further financing and may not be able to satisfy outstanding debt obligations. Higher default rates in the subprime mortgage market have increased the risk of losses and volatility of interest rate spreads in that market sector, which has negatively impacted the market value of our available-for-sale securities collateralized by subprime mortgages and therefore our book value. As of June 30, 2007, our total holdings of subprime mortgages was $180.9 million (par amount) held in Pinetree. Although we consolidate these assets under generally accepted accounting principles, our economic risk of loss is limited to our $12.0 million equity investment in Pinetree. If our Pinetree portfolio experiences significant credit deterioration, we may be forced to realize some of those losses, which will have the effect of reducing our net income. Similarly, if the mortgages underlying these investments begin to perform below our expectations, we could experience reduced net interest income from Pinetree. As of June 30, 2007, we have accumulated a net $20.7 million of unrealized loss related to asset-backed securities held in Pinetree reflected as an increase of other comprehensive loss in stockholders’ equity while our economic risk is $12.0 million. Any realized losses in excess of our equity investment would be borne by the debt holders but under current generally accepted accounting principles, there may be a timing difference between the recognition of realized losses on the assets and the offsetting gain from reduction of the debt balance.

Summary Financial Information – June 30, 2007

          Our unaudited summary balance sheet information as of June 30, 2007 and December 31, 2006 is as follows:

Deerfield Triarc Capital Corp. and its Subsidiaries
Summary Balance Sheet Information (Unaudited)
(In thousands)

	June 30, 2007	December 31, 2006

RMBS	$7,753,255	$7,691,428
Other invested assets, net of allowance for loan losses	1,075,987	1,063,167
Other assets	278,392	495,396
Total Assets	$9,107,634	$9,249,991

Repurchase agreements	$7,348,493	$7,372,035
Long term debt	1,005,231	948,492
Other liabilities	77,750	240,511
Total liabilities	8,431,474	8,561,038
Total stockholders' equity	676,160	688,953
Total liabilities and stockholders' equity	$9,107,634	$9,249,991

     Our unaudited summary statement of operations information for the three and six months ended June 30, 2007 and 2006 is as follows:

Deerfield Triarc Capital Corp. and its Subsidiaries
Summary Statements of Operations Information (Unaudited)
(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Net interest income	$27,173	$21,139	$51,013	$44,062
Provision for loan losses	5,133	-	6,933	-
Net interest income after provision for loan
losses	22,040	21,139	44,080	44,062
Expenses	5,226	5,521	11,863	11,547
Net other income and gain (loss)	(2,457)	2,579	5,004	4,934
Income before income tax expense	14,357	18,197	37,221	37,449
Income tax expense (benefit)	(137)	33	200	122
Net Income	$14,494	$18,164	$37,021	$37,327

NET INCOME PER SHARE - BASIC	$0.28	$0.35	$0.72	$0.73
NET INCOME PER SHARE - DILUTED	$0.28	$0.35	$0.72	$0.72

DEERFIELD SELECTED FINANCIAL INFORMATION

          The following selected financial information of Deerfield have been derived from and should be read in conjunction with the annual audited financial statements and unaudited interim financial statements of Deerfield and related notes thereto. Included elsewhere in this prospectus are the audited financial statements of Deerfield and related notes thereto as of December 31, 2006 and 2005 and March 31, 2007 and 2006 and for the three years ended December 31, 2006 and three months ended March 31, 2007 and 2006. The results of operations for the three months ended March 31, 2007 and 2006 are not necessarily indicative of the results to be expected for the full year or any future periods. The financial information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Deerfield,” and Deerfield’s financial statements and the related notes thereto included elsewhere in this prospectus.

	Three months ended March 31,			Year ended December 31,

(in thousands)	2007	2006	2005	2006	2005	2004(1)		2003	2002

	(unaudited)
Consolidated Statements of Operations Data:
Total revenues	$15,853	$15,226	$69,269	$90,449	$69,269	$54,692		$35,264	$30,420
Net income (loss)	$2,787	$3,587	$22,017	$27,437	$22,017	$(4,192	)(2)	$11,112	$5,612

Consolidated Balance Sheet Data (as of):
Total assets	$57,096	$52,586	$68,241	$85,522	$68,241	$52,023		$37,423	$23,958
Notes payable	$5,582	$6,629	$8,090	$8,585	$8,090	$15,469		$17,046	$8,898
Members’ equity	$33,741	$27,942	$28,754	$37,697	$28,754	$13,407		$11,963	$7,024

(1)	On July 22, 2004, then existing members sold 63.6% of their capital interests to a wholly owned subsidiary of Triarc. As a result, Triarc became the indirect majority owner of Deerfield.

(2)

As of July 22, 2004, in conjunction with the sale of a majority of the capital interest of Deerfield to Triarc, non-voting Class B share interests fully vested, resulting in $24.3 million of share-based compensation being recognized.

Supplementary Financial Data (unaudited)

          The following table shows unaudited quarterly selected financial data for the past nine quarters:

	Three months ended

	March 31, 2007	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005

	(in thousands)
Consolidated Statements of Operations Data:
Total revenues	$15,853	$15,226	$16,266	$18,210	$40,746	$13,911	$12,373	$13,590	$29,395
Net income	$2,787	$3,587	$4,554	$4,076	$15,220	$5,149	$2,755	$3,665	$10,448

Consolidated Balance Sheet Data (as of period ended):
Total assets	$57,096	$52,586	$59,661	$66,063	$85,522	$37,979	$40,490	$45,454	$68,241
Notes payable	$5,582	$6,629	$9,078	$9,176	$8,585	$10,682	$9,234	$8,690	$8,090
Members’ equity	$33,741	$27,942	$31,240	$32,356	$37,697	$16,025	$16,819	$19,510	$28,754

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DEERFIELD

Overview

          Deerfield, through its wholly-owned subsidiary DCM, is an asset manager offering a diverse range of fixed income and credit related strategies to institutional investors. Deerfield provides asset advisory services for investors through (1) structured vehicles such as collateralized debt obligations, collateralized loan obligations, collateralized bond obligations and a structured loan fund (collectively referred to as CDOs), (2) hedge funds, or Funds and privately managed accounts, or managed accounts, and (3) DFR, a REIT.

          CDOs are vehicles that invest in collateral which generate a stream of income and that issue various types of securities whereby the holders of those securities can participate in the income stream. Deerfield’s CDOs invest in bank loans, asset-backed securities and investment grade corporate bonds and related derivatives. The investment funds Deerfield manages consist of onshore and offshore private hedge Funds, and a REIT, which invests mainly in mortgage-related securities and other alternative corporate investments. The separate accounts Deerfield manages are fixed income accounts maintained by financial institutions at custodian banks.

          Deerfield’s revenues consist predominantly of investment advisory fees from the accounts it manages. Deerfield receives a periodic management fee from each account that generally is based on the net assets or total collateral balance of the account. This fee ranges from approximately .10% to .50% per year of the collateral balance for CDOs and .15% to .30% per year of the net assets of the managed accounts. Fund management fees are generally 1.50% per year on net assets and the REIT management fee is 1.75% per year of adjusted equity of the REIT. Deerfield is also entitled to a performance fee from many of its accounts, generally based upon a percentage of profits for a defined measurement period, which varies dependent upon each management agreement.

          Management fees are recognized as revenue when the management services have been performed for the period and sufficient cash flows have been generated by the CDOs to pay the fees under the terms of the related management agreements. In connection with these agreements, Deerfield has subordinated receipt of certain of its management fees for the benefit of investors. In addition, Deerfield recognizes non-cash management fee revenue related to restricted stock and stock options in the REIT based on their current fair values which are amortized from deferred income into revenues over the vesting period. Performance fees are based upon the performance of the Funds and CDOs and are recognized as revenues when the amounts become fixed and determinable upon the close of a performance period for the Funds and all contingencies have been resolved. Contingencies may include the achievement of minimum CDO or Fund performance requirements specified under agreements with certain investors to provide minimum rate of return or principal loss protection.

          Deerfield’s other related fee revenue consists primarily of structuring fees it earns for services we provided to CDOs or placement agents for the CDOs and administrative fees from its Funds. Administrative fees are additional fees paid by certain Funds pertaining to direct trading related costs incurred by Deerfield. Deerfield recognizes these fees as income upon the rendering of such services.

          Deerfield’s investment income, primarily includes accretion related to Deerfield’s ownership of preferred shares in certain CDOs it manages and dividend income received on DFR. Deerfield’s interest income on its CDO investments is accreted over the respective estimated lives of the CDOs, using the effective yield method.

Assets Under Management

          Deerfield’s operating results fluctuate primarily due to changes in the composition and total value of its assets under management. The following table details Deerfield’s assets under management, based on the four types of investment products it offers at December 31, 2006, 2005 and 2004 and at March 31, 2007 and 2006.

	At March 31,		At December 31,

	2007	2006	2006	2005	2004

(in thousands)
Funds:
Fixed income arbitrage	$909,447	$842,864	$888,057	$802,586	$807,789
Credit and opportunity	—	139,032	—	131,835	105,909
CDOs:
Bank loans	4,022,939	2,868,826	3,922,862	2,870,080	2,311,299
Asset-backed securities	6,432,211	4,262,162	6,476,846	4,299,479	1,547,810
Investment grade credit	729,869	3,250,715	830,296	3,297,096	3,402,698
Real estate investment trust	764,577	762,441	764,701	756,951	—
Managed accounts	330,577	226,588	331,049	225,612	258,476

Total assets under management	$13,189,745	$12,352,629	$13,213,811	$12,383,639	$8,433,981

          The value and composition of Deerfield’s assets under management are, and will continue to be, influenced by a variety of factors including, among other things:

•	Contributions and withdrawals from our open-end Funds and managed accounts;

•	Fluctuations in the financial markets around the world that result in appreciation or depreciation of assets under management; and

•	Our introduction of new investment strategies and products.

Results of Operations

Operating Results of Deerfield for the three months ended March 31, 2007 versus the three months ended March 31, 2006

          Deerfield’s total revenues for the first three months of 2007 increased to $15.9 million compared to $15.2 million for the first three months of 2006, an increase of approximately $0.7 million, or 4.6%, principally due to a $0.6 million increase in investment advisory fees.

          The increase in investment advisory fees was due to a net increase in CDO and the DFR management and performance fees of $0.9 million and $0.1 million, respectively, which were offset by a net decline in Fund management fees of $0.4 million.

          The CDO management fee net increase was primarily due to the launch of six new CDOs subsequent to March 31, 2006, which generated management fees of $2.5 million offset by a loss in management and incentive fees of $1.4 million due to the call or maturity of three CDO deals. This benefit was partially offset by a net decrease of $0.2 million in management fees primarily related to changes in assets under management of existing CDOs.

          The $0.4 million net decrease in Fund management fees was comprised of a $0.5 million decrease in management fees primarily due to the termination of a Fund offset by an increase of $0.1 million in management fees on existing Funds due to an increase in the related assets under management. Total Fund assets under management decreased by approximately $72.4 million or 7.4% period over the period.

          Total expenses increased to $13.0 million compared to $12.2 million in the first three months of 2006, an increase of approximately $0.8 million or 6.6%. Compensation and benefits increased by $1.2 million or 11.9% due to an increase of 8 employees in both trading related and supporting personnel and increased compensation levels of existing personnel.

          Investment income decreased to $0.1 million compared to $0.7 million in the first three months of 2006, a decrease of $0.6 million. This decrease was primarily attributable to an other than temporary impairments recognized on three CDO investments of $0.7 million.

          Interest expense was $0.1 million for both the three months ended March 31, 2007 and 2006.

Operating Results of Deerfield for the year ended December 31, 2006 versus the year ended December 31, 2005

          Deerfield’s total revenues for 2006 increased to $90.4 million compared to $69.3 million for 2005, an increase of $21.1 million or 30.4%. The increase in revenue was primarily derived from the increase in investment advisory fees of $20.5 million, which is comprised of management and performance fees earned from the management of the assets of our CDOs, Funds, the REIT and managed accounts.

          Management fees increased by $9.5 million over 2005 to $57.8 million for the year ended 2006, of which CDOs, Funds, managed accounts and DFR contributed $6.3 million, $0.9 million, $0.3 million and $2.0 million to the increase, respectively. A net of four additional CDOs contributed an additional $3.0 million in management fees during 2006. Net increase in assets under management and a full year of management fees earned on additional deals added in 2005 resulted in the remaining increase in CDO management fees of $3.3 million. Management fees from Funds increased $1.4 million due to an increase in assets under management in existing Funds offset by a $0.5 million decline in fees due to the termination of Funds. DFR fees relating to DFR increased by $2.0 million due to a full year impact of the additional capital raised in DFR’s initial public stock offering in June 2005.

          Performance fees increased by $11.0 million over 2005 to $30.6 million for the year ended December 31, 2006, of which CDOs, Funds and DFR contributed $3.1 million, $5.4 million and $2.5 million to the net increase, respectively. The increase in performance fees from Funds was due to Fund returns and increases in assets under management of existing Funds.

          Total expenses increased to $63.6 million compared to $49.5 million in 2005, an increase of $14.1 million or 28.4%. Compensation and benefits increased by $12.4 million, or approximately 29.3%. Due to Deerfield’s compensation structure, $4.2 million of this increase is related to incentive compensation directly related to increased revenues. Additionally, Deerfield added 14 employees to its workforce during 2006 in both trading related and support personnel. Rent expense increased by $0.4 million primarily due to the recognition of a full year of rental expense on the new Deerfield corporate headquarters. In connection with the build-out and the subsequent relocation to our new corporate headquarters during the first quarter of 2006, Deerfield recognized $0.4 million and $0.2 million of overlapping rent expense in 2006 and 2005, respectively. In 2006, Deerfield wrote off $1.2 million of its leasehold improvements from the former facility and certain other intangible and fixed assets that it determined it would not be relocating to the new facility which is the primary driver of the $1.1 million increase in depreciation and amortization expense.

          Investment income decreased to $2.6 million compared to $3.0 million in 2005, a decrease of $0.4 million. This net decrease was primarily attributable to an other than temporary impairment recognized on CDO investments of $1.5 million in 2006 compared to $0.3 million in 2005 offset by a $0.7 million realized gain recognized on the liquidation of a CDO in which Deerfield owned an investment in 2006.

          Interest expense was $0.7 million in 2006 compared to $0.5 million in 2005, an increase of $0.2 million. This increase was primarily due to $0.2 million of interest expense related to a borrowing of $4.0 million under the $10.0 million revolving note.

          During 2006, Deerfield incurred professional fees of $1.2 million related to a strategic business alternative that is no longer being pursued. These expenses were recorded to other expense and were offset by a $0.1 million reimbursement from DFR for services performed by Deerfield’s internal audit department.

Operating Results of Deerfield for the year ended December 31, 2005 versus the year ended December 31, 2004

          Deerfield’s total revenues for 2005 increased to $69.3 million compared to $54.7 million for 2004, an increase of approximately $14.6 million or 26.7% representing an increase in investment advisory fees.

          The increase in investment advisory fees was primarily due to a net increase in DFR and Funds management and performance fees of $14.8 million and $5.9 million, respectively, which were offset by a net decline in CDOs management and performance fees of $6.1 million.

          The REIT management and performance fee increased by $14.8 million due to DFR commencing operations in December 2004. Management fees and performance fees increased by $13.5 million and $1.3 million, respectively.

          Fund management fees and performance fees increased by $4.8 million and $1.1 million, respectively. The $4.8 million net increase in management fees was comprised of a $5.2 million increase in management fees primarily due to the addition of a new fund and a net increase in the assets under management of the existing Funds offset by a decrease of $0.4 million in management fees of a terminated fund. Total Fund related assets under management increased by approximately $20.7 million or 2.3% year over year.

          The CDO investment advisory fees declined by a net of $6.1 million driven by a decline in performance fees of $9.2 million offset by an increase in management fees of $3.1 million. The management fee net increase was primarily due to the launch of six new CDOs, which generated additional management fees of $3.5 million offset by a loss in management fees of $1.3 million due to the call or maturity of two CDOs. Additionally, increases in existing assets under management of existing deals contributed $1.3 million in management fees. The net decline in performance fees of CDOs was attributable to fees received from a terminated deal in 2004 of $2.6 million and a net decline in contingent fees received in 2005 over 2004 of $6.6 million due to Deerfield reaching certain target investor returns during 2004 and receiving previously deferred subordinated fees.

          Total expenses decreased to $49.5 million compared to $61.2 million for 2004, a decrease of $11.7 million or 19.1%. The largest component of this decrease was non-cash compensation of $24.5 million in 2004 due to the accelerated cliff vesting of a prior grant of equity compensation to two employees. Excluding the effect of the $24.5 million non-cash compensation charge, compensation and benefits increased by $13.3 million primarily due to increased trading and support personnel of 28 employees added during 2005, salary increases and new employment contracts related to the Triarc acquisition of a majority interest in Deerfield.

          Depreciation and amortization expense decreased by $0.2 million to a total of $0.4 million for 2005. General and administrative expenses decreased by $0.2 million to a total of $6.9 million for 2006.

          Investment income increased to $3.0 million compared to $2.9 million for 2004, an increase of $0.1 million.

          Interest expense was $0.5 million for both 2005 and 2004.

Liquidity and Capital Resources

          Operations of Deerfield are funded primarily through cash flows from operating activities. Deerfield’s primary liquidity requirements are for working capital and general corporate purposes. Investing activity primarily involves purchases and sales of investments in CDOs and purchases of fixed assets. Financing activities generally include distributions to members and borrowings and repayments of non-recourse debt used to purchase CDO preferred shares, which is paid down using a percentage of the preferred dividends received on the investments and the CDO management fees collateralizing the financing.

          Deerfield believes that cash flows from operating activities are sufficient for it to fund its current operations for at least the next twelve months. If existing cash balances are insufficient, Deerfield would seek additional financing. Deerfield may not be able to obtain additional financing on acceptable terms or at all. As of March 31, 2007 Deerfield had additional borrowing capacity of $8.0 million on its revolving note facility.

          The following provides discussions related to changes in Deerfield’s liquidity:

Deerfield’s three months ended March 31, 2007 versus the three months ended March 31, 2006

          As of March 31, 2007, Deerfield had $6.0 million of cash and cash equivalents, representing an increase of $1.5 million from March 31, 2006. Cash used in operating activities was $2.7 million for the three months ended March 31, 2007, an increased use of $4.5 million compared to March 31, 2006. This change, period over period, was primarily attributed to net changes in working capital driven by a $4.5 million increase in investment advisory fee receivable, $0.4 million increase in other receivables and prepaid assets and a $9.6 million decrease in accrued expenses and accounts payable. These changes resulted from the payment of larger accrued compensation expenses partially offset by increases in investment advisory fee receivables as of December 31, 2006 and 2005 that were paid in the following quarter. The remaining increase of $0.2 million in operating activities was a result of net changes in Deerfield’s investment activity, which offset lower net income.

          Cash flows used in investing activities was $3.8 million less for the three months ended March 31, 2007 compared to the three months ended March 31, 2006. Deerfield’s completion of the build out of its new corporate headquarters contributed nearly all of the $3.8 million increase in fixed asset and intangible asset purchases for the three months ended March 31, 2006.

          Cash flows used in financing activities was $9.2 million for the three months ended March 31, 2007, an increased use of $3.3 million compared to the three months ended March 31, 2006. This increase relates to increased payments of $1.5 million and $1.7 million on notes payable and distributions to members, respectively.

          In January 2007, Deerfield repaid $2.0 million of the $4.0 million borrowed in 2006 under the $10.0 million revolving note.

Deerfield’s year ended December 31, 2006 versus the year ended December 31, 2005

          As of December 31, 2006, Deerfield had $17.9 million of cash and cash equivalents, representing an increase of $5.4 million from December 31, 2005. Cash provided by operating activities was $28.0 million for the year ended December 31, 2006, an increase in cash of $6.1 million compared to the year ended December 31, 2005. This change was primarily attributed to increases in net income, non-cash items and net investment activity of $5.4 million, $3.5 million and $0.4 million, respectively. The overall growth of our assets under management and resulting increases in investment advisory fee revenue largely contributed to the increased cash provided by operating activities. The above increases for the year ended December 31, 2006 compared to 2005 were offset by a $3.2 million reduction in cash from working capital.

          Cash flows used in investing activities was $2.9 million for the year ended December 31, 2006, an increased use of $4.4 million compared to the year ended December 31, 2005. In 2006, the use of $7.9 million to purchase fixed assets was associated with the build out of new corporate headquarters, an increased use of $5.9 million compared to 2005, was partially offset by the proceeds received on the sale of a CDO investment of $5.0 million in 2006.

          Cash flows used in financing activities was $19.7 million for the year ended December 31, 2006, an increase of $3.1 million compared to the year ended December 31, 2005. During 2006, Deerfield distributed $18.5 million to its members, an $11.2 million increase over the prior year. For the year ended December 31, 2006, Deerfield repaid $5.2 million of notes payable, $5.5 million less than in 2005 as a result of less borrowing on CDO investments. In addition, during 2006 Deerfield received funding of $4.0 million on a revolving note which had availability of up to $10.0 million.

Deerfield’s year ended December 31, 2005 versus the year ended December 31, 2004

          As of December 31, 2005, Deerfield had $12.5 million of cash and cash equivalents, representing an increase of $6.9 million from December 31, 2004. Cash provided by operating activities was $21.9 million for the year ended December 31, 2005, a decrease of $2.6 million compared to December 31, 2004. This change was primarily attributed to decreases in net non-cash items, net investment activity and working capital of $24.0 million, $3.2 million and $1.6 million, respectively, offset by an increase in net income of $26.2 million compared to 2005. Included in the net loss for 2004 is a non-cash expense of $23.5 million of accelerated vesting of certain profit interests as a result of the purchase of Deerfield by Triarc, which comprised most of the $24.0 million of change in the net non-cash items.

          Cash flows provided by investing activities was $1.5 million for the year ended December 31, 2005, an increase use of $5.8 million compared to the year ended December 31, 2004. In 2005, we received a $5.0 million cash payment on an outstanding note receivable. This cash inflow was offset by the purchase of $1.4 million of investments, $2.6 million less than 2004, and $2.0 million of fixed asset purchases, $1.8 million less than 2004.

          Cash flows used in financing activities was $16.6 million for the year ended December 31, 2005, a decrease of $4.0 million compared to 2004. During 2005, Deerfield distributed to its members $7.3 million, $11.7 million less than 2004, and repaid notes in the amount of $10.7 million, $5.2 million more than 2004. Additionally, Deerfield received $1.4 million of proceeds from notes payable for the year ended December 31, 2005, which was $2.5 million less than 2004.

Contractual Obligations and Commitments

          The table below summarizes Deerfield’s contractual obligations as of March 31, 2007. These obligations exclude accounts payable and accrued expenses:

	Payment Due by Period

	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years

(in thousands)
Operating leases	$17,907	$670	$2,290	$2,410	$12,537
Notes payable(1)	5,582	3,582	2,000	—	—

Total	$23,489	$4,252	$4,290	$2,410	$12,537

(1)

Notes payable includes $3.6 million of non-recourse notes secured by preferred shares of a CDO investment we hold. Although these balances are paid with a portion of the management fees and preferred share distributions we receive there is no stated maturity so we have shown the entire balance in the Less than 1 year column. The $2.0 million in the 1-3 years column is a revolving note that can be paid at anytime but matures in February 2009. Interest expense is not estimated for the notes payable because of the uncertainty surrounding the timing and amount of principal payments.

Off-Balance Sheet Arrangements

          As of December 31, 2006 and 2005 and March 31, 2007, Deerfield had no off-balance sheet arrangements requiring disclosure.

Application of Critical Accounting Policies

          The preparation of Deerfield’s consolidated financial statements, in conformity with GAAP, requires Deerfield to make estimates and assumptions in applying its critical accounting policies that affect the reported amounts of assets and liabilities and operating performance. Deerfield evaluates those estimates and assumptions on an ongoing basis for appropriateness as facts and circumstances may change over time. The following discussion highlights those policies that contain Deerfield’s more critical estimates and assumptions used in the preparation of the consolidated financial statements.

Valuation and Other than Temporary Impairment on Available-for-Sale Investments

          Deerfield classifies its equity investments in CDOs as available-for-sale. At the end of each quarter, Deerfield adjusts the carrying amount of each investment to fair value and recognizes an unrealized gain or loss in accumulated other comprehensive income (loss) within members’ equity. The fair value of each investment is based on quotes received from brokers dealing in the securities as there is no publicly quoted market price available for these types of investments. In addition, on an annual basis or more frequently as required, Deerfield reviews these investments for other than temporary impairment. Indications of changing market conditions, adverse deal performance or a security in an unrealized loss position for an extended period of time would suggest an adverse change in cash flows of the underlying CDO has occurred and the cash flows should be evaluated. If an other than temporary impairment is identified, the impairment is recognized in Deerfield’s statement of operations.

Accretion of Interest Income on Deerfield’s CDO investments

          Deerfield’s investments in preferred shares of CDOs are accounted for in accordance with Emerging Issues Task Force Issue 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests that Continue to be

Held by a Transferor in Securitized Financial Assets, or EITF 99-20. EITF 99-20 requires that interest income is accreted over the estimated life of the investment using the effective yield method. The calculation of the yield on the investments is calculated based on estimated future cash flows to be received on the investment. These cash flows are subject to change due to fluctuations in spreads and default rates on the underlying collateral and may differ substantially from actual results. As part of Deerfield’s other than temporary impairment analysis on these investments, Deerfield monitors changes in estimated cash flows.

          Due to uncertainties inherent in the estimation process, it is reasonably possible that actual resolution of these items may vary from the estimate and, accordingly, there can be no assurance that the estimates may not change materially in the near term.

Revenue Recognition

          Investment advisory fees, which include various forms of management and incentive fees, are received from the investment vehicles managed by Deerfield. These fees, paid periodically in accordance with the individual management agreements between Deerfield and the individual investment vehicles, are generally based upon the net asset values of the Funds, adjusted equity of the REIT, and aggregate collateral amount of the CDOs as defined in the individual management agreements. Management fees are recognized as revenue when earned. In accordance with EITF Topic D-96, Accounting for Management Fees Based on a Formula, Deerfield does not recognize these fees as revenue until all contingencies have been removed, including the generation of sufficient cash flows by the CDOs to pay the fees under the terms of the related management agreements. Other contingencies may include the achievement of minimum CDO and Fund performance requirements specified under certain agreements with certain investors or guarantee providers. In connection with these agreements, Deerfield has subordinated receipt of certain of its management fees.

          Incentive fees may be earned from the investment vehicles managed by Deerfield. These fees are paid periodically in accordance with the individual management agreements between Deerfield and the individual investment vehicles and are based upon the performance of the underlying investment vehicles. Incentive fees are recognized as revenue when the amounts are fixed and determinable upon the close of a performance period for the Funds and DFR and the achievement of performance targets for the CDOs and any related agreements with certain investors or guarantee providers.

Seasonality

          While Deerfield’s business is not directly affected by seasonality, Deerfield’s investment advisory fees will generally be higher in the fourth quarter as a result of its revenue recognition policy for incentive fees related to investment funds which are based upon performance and are recognized when the amounts become fixed and determinable upon the close of a performance period.

Quantitative and Qualitative Disclosures about Market Risk

          Deerfield is exposed to the impact of interest rate changes, changes in the market value of our investments and, to a lesser extent, foreign currency fluctuations. In the normal course of business, Deerfield employs established policies and procedures to monitor its exposure to these changes and manage the risks as it deems appropriate.

Overall Market Risk as of December 31, 2006

          Market risk is the potential change in an instrument’s value caused by fluctuations in interest rates, equity prices, credit spreads, currency rates or other risks. Exposure to market risk is influenced by a number of factors, including the relationships between financial instruments and the volatility and liquidity in the markets in which the financial instruments are traded. Deerfield’s investment portfolio is limited to required investments in the CDOs Deerfield manages, DFR, and common stock. As of December 31, 2006, investments were classified in the consolidated balance sheet as follows (in thousands):

Cash equivalents included in “Cash and cash equivalents”	$12,186
Restricted cash equivalents	400
Investments	15,369
Investments - pledged	8,168

$36,123

          Deerfield’s cash equivalents are short-term, highly liquid investments with maturities of three months or less when acquired and consisted principally of cash in money market accounts, an interest bearing broker account and commercial paper of high credit-quality entities.

		At Fair	Carrying Value
Type	At Cost	Value (1)	Amount	Percent

(in thousands)
Cash equivalents	$12,186	$12,186	$12,186	34%
Restricted cash equivalents	400	400	400	1%
Investments accounted for as:
Available-for-sale securities(2)	21,344	20,345	20,345	56%
Trading	271	272	272	1%
Unvested and restricted stock in DFR	2,279	2,279	2,279	6%
Derivatives	718	641	641	2%

Total cash equivalents and investment positions	$37,198	$36,123	$36,123	100%

(1)	There can be no assurance that we would be able to sell certain of these investments at these amounts.

(2)	Includes $14,903 of preferred shares of CDOs, which, if sold, would require us to use the proceeds to repay our related notes payable of $4,585.

          Deerfield’s investments are reported at fair value and are classified and accounted for either as “available-for-sale” or “trading” with the resulting net unrealized holding gains or losses reported either as a separate component of comprehensive income or loss or included as a component of net income or net loss, respectively. Deerfield’s investments in preferred shares of CDOs are accounted for similar to debt securities and are classified as available-for-sale. Derivative instruments consist of restricted and unrestricted options on common stock of the REIT. Deerfield also holds restricted and unrestricted stock in the REIT, which it receives along with the options as stock-based compensation and carry at fair value. Deerfield reviews all of its investments in which it has unrealized losses and recognize investment losses currently for any unrealized losses it deems to be other than temporary. The cost-basis component of CDO investments reflected in the table above represents amortized cost including any permanent reduction for any unrealized losses that were deemed to be other than temporary.

Sensitivity Analysis

          For purposes of this disclosure, market risk sensitive instruments are divided into two categories: instruments entered into for trading purposes and instruments entered into for purposes other than trading. Deerfield’s estimate of market risk exposure is presented for each class of financial instruments held by us at December 31, 2006 for which an immediate adverse market movement causes a potential material impact on Deerfield’s financial position or results of operations. Deerfield believes that the rates of adverse market movements described below represent the hypothetical loss to future earnings and do not represent the maximum possible loss nor any expected actual loss, even under adverse conditions, because actual adverse fluctuations would likely differ. In addition, since Deerfield’s investment portfolio is subject to change based on our portfolio management strategy as well as market conditions, these estimates are not necessarily indicative of the actual results that may occur.

          The following tables reflect the estimated market risk exposure as of December 31, 2006, based upon assumed immediate adverse effects as noted below (in thousands):

Trading Purposes:

	Carrying Value	Equity Price Risk

Equity securities	$272	$(27)

          The sensitivity analysis of financial instruments held for trading purposes assumes an instantaneous 10% adverse change in the equity markets in which Deerfield is invested from their levels at December 31, 2006, with all other variables held constant.

Other Than Trading Purposes:

	Carrying Value	Interest Rate Risk	Equity Price Risk	Foreign Currency Risk

(in thousands)
Cash equivalents	$12,186	$(2)	$—	$—
Restricted cash equivalents	400	—	—	—
Available-for-sale preferred shares of CDOs	14,903	(1,344)	—	(73)
Common stock of REIT (vested and unvested)	7,721	—	(772)	—
Derivatives (vested and unvested)	641	—	(230)	—
Notes payable	(8,585)	(51)	—	(73)

          The sensitivity analysis of financial instruments held at December 31, 2006 for purposes of other than trading assumes (1) an instantaneous 100 basis point adverse change in market interest rates, (2) an instantaneous 10% adverse change in the equity markets in which we are invested and (3) an instantaneous 10% adverse change in the foreign currency exchange rates versus the United States dollar, each from their levels at December 31, 2006, with all other variables held constant. The sensitivity analysis also assumes that the decreases in the equity markets and foreign exchange rates are other than temporary.

          Deerfield’s cash equivalents and investments in debt securities and preferred shares of CDOs with interest rate risk had a range of remaining maturities and, for purposes of this analysis, were assumed to have weighted average remaining maturities as follows:

	Range	Weighted Average

Cash equivalents (other than money market funds and interest-bearing brokerage and bank accounts)	10 days	10 days
Restricted cash equivalents	47 days	47 days
CDOs underlying preferred shares	2 years–15 years	5 years

          The interest rate risk for preferred shares of CDOs reflects the impact on Deerfield’s results of operations over the estimated lives of the securities. Assuming Deerfield reinvests in similar securities at the time these securities mature, the effect of the interest rate risk of an increase of 100 basis points above the existing levels would continue beyond the maturities assumed. The interest rate risk for Deerfield’s preferred shares of CDOs excludes those portions of the CDOs for which the risk has been fully hedged within the structure of the respective CDO. Deerfield’s cash equivalents and restricted cash equivalents of bank money market accounts and/or interest-bearing brokerage and bank accounts, which are designed to maintain a stable value, were assumed to have no interest rate risk.

          The interest rate risk presented with respect to Deerfield’s notes payable relates to its variable-rate notes payable outstanding as of December 31, 2006 and represents the potential impact an increase in interest rates of 100 basis points has on Deerfield’s results of operations.

          Deerfield’s exposure to foreign currency is limited to financial instruments and debt it has denominated in Euro. As of December 31, 2006, Deerfield had one CDO investment and a corresponding notes payable, each in the amount of 550,000 Euro.

Overall Market Risk as of March 31, 2007

          Deerfield had no significant changes in its management of, or its exposure to, interest rate risk, equity market risk or foreign currency risk during three months ended March 31, 2007. As of March 31, 2007, investments were classified in Deerfield’s condensed consolidated balance sheet as follows (in thousands):

Cash equivalents included in “Cash and cash equivalents”	$3,308
Restricted cash equivalents	400
Investments	13,854
Investments - pledged	7,443

$25,005

          The decline in cash equivalents is due to the seasonal payment of incentive compensation and does not impact Deerfield’s overall risk exposure. There were no changes in Deerfield’s investment holdings as of March 31, 2007, except that Deerfield no longer holds any equity securities for trading purposes, and the minor differences in the carrying values above are due to market value fluctuations and the sale of the equity securities held for trading purposes.

SUMMARY UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

          The following summary unaudited pro forma condensed combined financial statements are based upon the audited and unaudited financial statements of DFR and Deerfield and the related notes thereto, appearing elsewhere or incorporated by reference in this prospectus, combined and adjusted to give effect to the Merger, the financing and the related transactions.

          The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2007, and for the year ended December 31, 2006, give effect to the Merger, the financing and the related transactions as if they had occurred on January 1, 2006. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2007, was prepared based upon the unaudited statement of operations of DFR for the three months ended March 31, 2007, and the unaudited statement of operations of Deerfield for the three months ended March 31, 2007. The unaudited pro forma condensed combined statement of operations for the full year ended December 31, 2006, was prepared based on the audited statement of operations of DFR for the full year ended December 31, 2006 and audited statement of operations of Deerfield for the full year ended December 31, 2006.

          The unaudited pro forma condensed combined balance sheet at March 31, 2007, gives effect to the Merger, the financing and the related transactions as if they had occurred on such date, and were prepared based upon the unaudited condensed balance sheet of DFR as of March 31, 2007, and the unaudited balance sheet of Deerfield as of March 31, 2007.

          The unaudited pro forma condensed combined financial statements should be read in conjunction with each of the DFR’s and Deerfield’s audited financial statements and unaudited interim financial statements, including any notes thereto, and “Information Relating to Deerfield–Deerfield’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere or incorporated by reference in this prospectus.

          The unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations or financial position of DFR that would have occurred had the Merger, the financing and the related transactions occurred at the beginning of each period presented or on the date indicated, nor are they necessarily indicative of future operating results or financial position. The unaudited pro forma adjustments are based upon information set forth in this prospectus, and certain assumptions included in the notes to the unaudited pro forma condensed combined financial statements.

          The allocations of the respective purchase price to Deerfield’s assets, including intangible assets, and liabilities are only preliminary allocations based upon management’s estimates of fair values as of the date of acquisition and will change when estimates are finalized.

          The unaudited pro forma condensed combined statements of operations do not include any revenue or cost saving synergies that may be achievable subsequent to the completion of the business combination.

DEERFIELD TRIARC CAPITAL CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
MARCH 31, 2007

(in thousands)

	Historical		Pro Forma

	DFR	Deerfield	Adjustments	Note	DFR Combined

ASSETS
Cash and cash equivalents	$113,751	$5,979	$(6,000)	3.1	$115,507
			1,777	3.2
Due from broker	768,118	—	—		768,118
Restricted cash and cash equivalents	33,965	400	—		34,365
Available-for-sale securities	7,898,601	21,297	(4,632)	3.1	7,912,572
			(1,957)	3.6
			(737)	3.20
Trading securities—at fair value	280,531	—	—		280,531
Other investments	6,569	—	—		6,569
Derivative assets	38,042	—	—		38,042
Loans held for sale	320,595	—	—		320,595
Loans	453,554	—	—		453,554
Allowance for loan losses	(3,800)	—	—		(3,800)

Loans, net of Allowance for loan losses	449,754	—	—		449,754
Interest receivable	51,231	—	—		51,231
Investment advisory receivable	—	8,621	(3,296)	3.3	5,325
Other receivable	11,934	19	—		11,953
Prepaid and other assets	12,357	9,344	(185)	3.4	21,965
			(728)	3.5
			(1,661)	3.6
			2,838	3.7
Fixed assets	—	11,346	—		11,346
Intangible assets	—	90	115,224	3.8	115,314
Goodwill	—	—	165,577	3.10	165,577

TOTAL ASSETS	$9,985,448	$57,096	$266,220		$10,308,764

LIABILITIES
Repurchase agreements	$7,692,228	$—	$—		$7,692,228
Due to broker	557,859	—	—		557,859
Derivative liabilities	31,564	—	—		31,564
Interest payable	33,669	—	—		33,669
Long term debt	972,205	—	155,000	3.7	1,127,205
Notes payable	—	5,582	(2,000)	3.11	3,582
Management and incentive fee payable to related party	3,296	—	(3,296)	3.3	—
Other payables	1,368	17,773	(548)	3.12	16,452
	—	—	(184)	3.4
	—	—	(1,957)	3.6

TOTAL LIABILITIES	9,292,189	23,355	147,015		9,462,559

	Historical		Pro Forma

	DFR	Deerfield	Adjustments	Note	DFR Combined

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—		—
Common stock	51	—	96	3.13	147
Additional paid-in capital	748,837	—	155,545	3.13	904,192
			548	3.12
			(738)	3.14
Accumulated other comprehensive loss	(65,414)	(1,696)	1,696	3.15	(65,414)
Retained earnings	9,785	—	(548)	3.12	9,237
Members’ equity, net of accumulated other comprehensive income	—	35,437	(4,632)	3.1	—
			(30,805)	3.15
Treasury stock	—	—	(1,957)	3.6	(1,957)

TOTAL STOCKHOLDERS’ EQUITY	693,259	33,741	119,205		846,205

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,985,448	$57,096	$266,220		$10,308,764

          See notes to the unaudited pro forma condensed combined financial statements.

DEERFIELD TRIARC CAPITAL CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2007

(in thousands except share and per share amounts)

	Historical		Pro Forma

	DFR	Deerfield	Adjustments	Note	DFR Combined

Revenues
Net interest income:
Interest income	$122,699	$642	$—		$123,341
Interest expense	98,859	124	3,191	3.7	102,164
	—	—	(10)	3.16	—

Net interest income	23,840	518	(3,181)		21,177
Provision for loan losses	(1,800)	—	—	—	(1,800)
Investment advisory fees	—	15,687	(3,330)	3.17	10,197
			25	3.18
			(2,185)	3.17

Total net revenues	22,040	16,205	(8,671)		29,574

EXPENSES
Management fee	3,330	—	(3,330)	3.17	—
Incentive fee	2,185	—	(2,185)	3.17	—
Salary & employee benefits	—	5,703	(154)	3.19	5,549
Bonus	—	5,323	—		5,323
Professional services	617	168	—		785
Insurance expense	136	175	—		311
Depreciation & amortization	—	337	3,229	3.8	3,566
Other general and administrative expenses	369	1,320	—		1,689

Total expenses	6,637	13,026	(2,440)		17,223

OTHER INCOME AND GAIN (LOSS)
Net gain (loss) on available-for-sale securities	2,549	(649)	—		1,900
Net gain on trading securities	2,640	—	—		2,640
Net gain on loans	1,962	—	—		1,962
Net gain on derivatives	46	—	—		46
Dividend income and other gain	264	299	(64)	3.20	499

Net other income and gain (loss)	7,461	(350)	(64)		7,047

Income before income tax expense	22,864	2,829	(6,295)		19,398
Income tax expense (benefit)	337	42	(1,700)	3.21	(1,321)

NET INCOME	$22,527	$2,787	$(4,595)		$20,719

Net income (loss) per share—basic	$0.44	—	$(0.47)		$0.34
Net income (loss) per share—diluted	$0.44	—	$(0.48)		$0.34
Weighted—average number of shares outstanding—basic	51,587,293	—	9,769,807	3.9	61,357,100
Weighted—average number of shares outstanding—diluted	51,763,464	—	9,593,636	3.9	61,357,100

          See notes to the unaudited pro forma condensed combined financial statements.

DEERFIELD TRIARC CAPITAL CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006

(in thousands except share and per share amounts)

	Historical		Pro Forma

	DFR	Deerfield	Adjustments	Note	DFR Combined

Net interest income:
Interest income	$459,298	$3,390	$—		$462,688
Interest expense	372,615	680	12,932	3.7	386,174
	—	—	(53)	3.16

Net interest income	86,683	2,710	(12,879)		76,514
Provision for loan losses	(2,000)	—	—		(2,000)
Investment advisory fees	—	88,378	(15,696)	3.17	69,450
			103	3.18
			(3,335)	3.17

Total net revenues	84,683	91,088	(31,807)		143,964

EXPENSES
Management fee	15,696	—	(15,696)	3.17	—
Incentive fee	3,335	—	(3,335)	3.17	—
Salary & employee benefits	—	22,175	(617)	3.19	21,480
			(78)	3.22
Bonus	—	32,429	—		32,429
Professional services	2,179	2,268	(129)	3.23	4,318
Insurance expense	718	717	—		1,435
Depreciation & amortization	—	1,509	12,918	3.8	14,427
Other general and administrative expenses	1,810	5,779	—		7,589

Total expenses	23,738	64,877	(6,937)		81,678

OTHER INCOME AND GAIN (LOSS)
Net gain (loss) on available-for-sale securities	2,790	(758)	—		2,032
Net gain on trading securities	750	—	—		750
Net gain on loans	1,167	—	—		1,167
Net gain on derivatives	5,664	—	—		5,664
Dividend income and other gain	265	2,154	59	3.20	1,665
			(129)	3.23
			(684)	3.22

Net other income and gain	10,636	1,396	(754)		11,278

Income before income tax expense	71,581	27,607	(25,624)		73,564
Income tax expense	6	170	701	3.21	877

NET INCOME	$71,575	$27,437	$(26,325)		$72,687

Net income (loss) per share—basic	$1.39	—	$(2.69)		$1.19
Net income (loss) per share—diluted	$1.39	—	$(2.74)		$1.19
Weighted—average number of shares outstanding—basic	51,419,191	—	9,769,807	3.9	61,188,998
Weighted—average number of shares outstanding—diluted	51,580,780	—	9,608,218	3.9	61,188,998

          See notes to the unaudited pro forma condensed combined financial statements.

DEERFIELD TRIARC CAPITAL CORP.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands)

Note 1—Basis of Presentation

          The unaudited pro forma condensed combined financial statements give effect to the Merger to be accounted for as a purchase business combination, with DFR treated as the legal and accounting acquirer and as if the acquisition of Deerfield had been completed on January 1, 2006 for statement of operations purposes and March 31, 2007 for balance sheet purposes.

          The unaudited pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated during the period or as of the dates for which the pro forma data is presented, nor is it necessarily indicative of future operating results or financial position of DFR.

          DFR’s purchase price for Deerfield has been allocated to the assets acquired and the liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of acquisition. Definitive allocations will be performed and finalized after the completion of the Merger, as additional information regarding fair values becomes available. Accordingly, the purchase price allocation pro forma adjustments are preliminary, have been made solely for the purpose of providing unaudited pro forma condensed combined financial data and are subject to revision based on a final determination of fair value after the closing of the Merger.

          Certain reclassifications have been made to the Deerfield historical balances in the unaudited pro forma condensed combined financial statements in order to conform to the DFR presentation.

Note 2—Purchase Price of Deerfield

          For the purpose of preparing the accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2007, the estimated fair value of DFR’s purchase price was calculated as follows:

(in thousands, except share information)
Shares issued	9,635,192
Multiplied by	$16.23	(1)

Value of shares	156,379
Less estimated cost to issue and register shares	738	(2)

Total estimated equity component	155,641
Cash component	145,000	(3)
Estimated acquisition costs	4,648	(4)

Total estimated purchase consideration	$305,289

(1)

Represents the average closing stock price of DFR for the period April 18, 2007 through April 24, 2007, which is the period from the two days prior and two days following the announcement of the Merger Agreement on April 20, 2007.

(2)	Represents estimated legal and accounting costs directly associated with DFR’s issuance and registration of 9,635,192 shares in proposed Merger.

(3)

DFR has entered into a financing commitment letter for $155.0 million, $145.0 million to be used as consideration for the purchase of Deerfield and $10.0 million for closing and various other merger related expenses.

(4)	Represents management’s estimate of direct costs of acquisition to be incurred by DFR.

          The following is a summary of the preliminary allocation of the above purchase price as reflected in the unaudited pro forma condensed balance sheet as of March 31, 2007:

(in thousands)
Historical equity of Deerfield	$33,741
Distribution of cash to Deerfield Members	(6,000)
Distribution of DFR stock to Deerfield Members	(4,632)
Payoff of Deerfield revolving note	2,000
Eliminate certain prepaid assets and deferred costs	(728)
Cancellation of DFR stock options held by Deerfield	(737)
Eliminate Deerfield deferred compensation asset and associated liability related to DFR stock grant to Deerfield employees	296
Acceleration of deferred revenue related to vesting of DFR stock and stock options granted to Deerfield	548
Estimated fair value of identifiable intangible assets	115,224
Excess of purchase price over adjusted net assets acquired - goodwill	165,577

$305,289

          See Note 3.8 for a discussion of the methods used to determine the fair value of Deerfield’s identifiable intangible assets.

Note 3—Pro Forma Adjustments

3.1 -	To reflect distribution of cash and DFR common stock to selling members of Deerfield as provided in the Merger Agreement.

3.2 -	To reflect the excess cash from the DFR financing over required cash payment as outlined in the table below:

(in thousands)
Additional borrowing for deal related costs	$10,000
Estimated acquisition costs	(4,648)
Estimated debt issuance costs	(2,837)
Estimated costs associated with registering and issuing shares	(738)

$1,777

3.3 -

Elimination of Deerfield’s investment advisory receivables related to management and incentive fees earned by Deerfield pursuant to the management agreement dated December 23, 2004 between Deerfield and DFR and corresponding DFR management and incentive fee payable to related party.

3.4 -	Elimination of Deerfield’s other asset associated with certain DFR operating expenses paid on behalf of DFR not yet reimbursed and the corresponding DFR other payable.

3.5 -	To reflect the adjustment to fair value for certain Deerfield deferred financing costs, deferred acquisition costs and prepaid assets.

3.6 -

To eliminate the deferred compensation cost and associated liability related to a Deerfield employee stock grant whereby DFR shares were granted to Deerfield employees as compensation. The grants will remain outstanding and will be accounted for pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments,” subsequent to the transaction.

3.7 -

To adjust long-term debt balances and associated interest expense for the anticipated borrowing of $155.0 million by DFR to finance the $145.0 million cash payment to Deerfield members. The remaining $10.0 million is expected to be used for closing and other related costs. The related interest expense was calculated using the London Interbank Offered Rate (“LIBOR”) plus 2.50%. Debt issuance costs are estimated at $2.8 million and are amortized based on the effective yield method over the life of the debt resulting in additional interest expense of $0.6 million and $0.2 million for the year ended December 31, 2006 and for the three months ended March 31, 2007, respectively.

The pro forma interest expense adjustment was calculated as follows:

(in thousands)	Annual interest expense	Three-month interest expense

Anticipated borrowing	$155,000	$155,000
Interest rate (LIBOR + 2.50%)	7.93%	7.93%
Days outstanding	365/365	90/365

Pro forma interest	12,289	3,030
Pro forma amortization of debt issuance costs	643	161

Pro forma adjustment	$12,932	$3,191

An interest rate change by 1/8th of one percent would have a $1.5 million impact on the anticipated annual interest expense.

3.8 -	To adjust the book value of Deerfield’s intangible assets to their estimated fair value. The preliminary allocations are as follows:

	Value	Estimated Average Remaining Useful Life	Estimated Annual Amortization Expense	Estimated Three-Month Amortization Expense

	(in thousands)	(in years)	(in thousands)

Intangible asset class:
Investment management contracts—CDOs and CLOs	$35,447	6.5	$5,453	$1,363
Investment management contracts—hedge funds and private investment accounts	54,187	15	3,612	903
Investment management computer software systems	11,559	3	3,853	963
Trade name	14,031	Indefinite	—	—

Total	$115,224		$12,918	$3,229

The investment management contracts were valued using the income approach. This approach requires a projection of revenues and expenses specifically attributable to the asset being valued so that an estimated cash flow stream can be derived. The income approach indicates fair value based on the present value of the cash flows that the asset can be expected to generate in the future.

The computer software system and “Deerfield” trade name were valued using the relief from royalty method. This is a variation of the income approach. This method assumes that if the subject intangible assets were not already available, a royalty would have to be paid on the development and use of comparable alternative intangible assets.

No allocation has been made for contract termination costs related to the management agreement under Emerging Issues Task Force Issue 04-1, “Accounting for Preexisting Relationships between the Parties to a Business Combination,” as the contract is neither favorable nor unfavorable from the perspective of DFR.

The $12.9 million and $3.2 million pro forma adjustments to amortization expense for the year ended December 31, 2006 and the three months ended March 31, 2007 correspond to the estimated annual and three-month expense outlined in the above table, respectively. Amortization is computed on a straight-line basis.

3.9 -	The following table summarizes the adjustments to the weighted–average number of shares outstanding for both the basic and diluted calculation:

	Shares

	Three months ended March 31, 2007	Year ended December 31, 2006

Shares issued to acquire Deerfield	9,635,192	9,635,192
Accelerated vesting of DFR restricted stock previously granted to Deerfield under the Management Agreement in accordance with the Merger Agreement	134,615	134,615

Effect on weighted-average number of shares outstanding—basic	9,769,807	9,769,807
Reversal of unvested restricted stock included in historical diluted shares	(96,141)	(161,589)
Reversal of unvested stock options included in historical diluted shares	(80,030)	—

	9,593,636	9,608,218

3.10 -	To reflect the difference between purchase price consideration paid in excess of fair value of tangible and identified intangible net assets acquired (goodwill).

3.11 -	To reflect the payoff of Deerfield’s historical revolving note outstanding.

3.12 -

To reflect the accelerated vesting of 134,615 shares of DFR restricted stock and options to purchase 1,346,156 common shares of DFR granted to Deerfield under the management agreement in accordance with the Merger Agreement.

3.13 -	To reflect the issuance of DFR shares to the Deerfield members.

3.14 -	To reflect the reduction to additional paid in capital associated with acquisition costs incurred related to the stock issuance.

3.15 -	To reflect the elimination of Deerfield’s historical members’ equity.

3.16 -	To reflect the elimination of interest expense related to Deerfield’s historical amortization of financing fees for the three months ended March 31, 2007 and the year ended December 31, 2006.

3.17 -

To reflect the reversal of management and incentive fee revenue recognized by Deerfield and corresponding management and incentive fee expense related to the management agreement for the three months ended March 31, 2007 and the year ended December 31, 2006.

3.18 -	To reflect the elimination of an amortization of deferred acquisition costs for the three months ended March 31, 2007 and the year ended December 31, 2006.

3.19 -

To reverse the historical compensation expense associated with the amortization of the deferred compensation related to Deerfield’s Class C profits only interests for the three months ended March 31, 2007 and the year ended December 31, 2006. The Class C Profits Only Interests are acquired by DFR in connection with the Merger Agreement.

3.20 -

Elimination of Deerfield’s historical mark-to-market adjustment related to Deerfield’s option to purchase 1,346,156 common shares of DFR that were cancelled as a result of the Merger Agreement for the three months ended March 31, 2007 and the year ended December 31, 2006.

3.21 -

Adjustment to reflect the income tax provision associated with Deerfield’s (which will be a taxable REIT subsidiary after the transaction) estimated taxable net income derived from Deerfield’s reported net income adjusted for the net impact of all pro forma adjustments using an estimated effective income tax rate of 40% for the three months ended March 31, 2007 and the year ended December 31, 2006. Deerfield was previously a pass-through entity for federal and state income tax purposes. The state replacement taxes for Deerfield under the previous ownership structure are eliminated as a result of the Merger. The pro forma income tax provision assumes an estimated transfer pricing allocation between DFR and Deerfield for the shared services provided by Deerfield to DFR.

3.22 -

To eliminate historical Deerfield dividend income recognized on DFR stock owned by Deerfield and compensation expense related to the DFR dividends passed through to employees pursuant to the Deerfield employee DFR stock grants.

3.23 -	To eliminate other income recognized by Deerfield related to the internal audit services to DFR and the corresponding expense recognized by DFR.

Note 4—Estimated Pro Forma Earnings Available for Distribution

          The following table sets forth the unaudited pro forma combined earnings available for distribution for the year ended December 31, 2006, to give effect to the Merger, the financing and the related transactions as if they had occurred on January 1, 2006.

Estimated combined earnings available for distribution is a non-GAAP financial measure. The unaudited pro forma combined earnings available for distribution do not reflect the impact of the potential revenue and expense synergies as a result of this transaction. We believe the internalization of our manager will enhance the efficiency of our cost structure and we are working towards realizing material cost savings. In addition, we believe the combination of the highly scalable nature of DCM’s asset management business and the potentially broader access that DCM may have to capital afforded by its acquisition by a public company will better position us to leverage DCM’s existing infrastructure and investment personnel to launch new products and business lines to further enhance and diversify our revenue streams. For these reasons, we believe the Merger will be accretive to our net income and estimated pro forma earnings available for distribution to our shareholders. We may not, however, realize any of the potential revenue and expense synergies we are seeking in connection with the Merger and, furthermore, we may not increase our distributions or pay distributions in excess of our taxable income. See “Risk Factors.” The following table reconciles GAAP net income to estimated combined earnings available for distribution:

	Year ended December 31, 2006

(in thousands)	DFR	Deerfield	DFR Combined

GAAP net income	$71,575	$27,437	$99,012

Tax Adjustments to GAAP net income:
Difference in rate of amortization and accretion	3,528	1,941	5,469
Interest on non-accrual loans	696	—	696
Amortization of terminated swaps	983	—	983
Amortization of financing element in swap	(214)	—	(214)
Hedge ineffectiveness	170	—	170
Provision for loan losses	2,000	—	2,000
Stock and options grant	136	1,140	1,276
Organization costs	(9)	—	(9)
Non-allowable deduction for meals, entertainment and business gifts	137	39	176
Offshore TRS book / tax differences	604	—	604
Dividends treated as return of capital	(500)	—	(500)
Security basis difference recognized upon sale	(708)	—	(708)
Realized gain previously deferred for tax as return of capital	1,385	—	1,385
Gain on intercompany sale eliminated for GAAP	204	—	204
Unrealized impairment of available-for-sale securities	7,005	758	7,763

	Year ended December 31, 2006

(in thousands)	DFR	Deerfield	DFR Combined

Other unrealized (gain) loss	(638)	59	(579)
Exclusion of Deerfield Triarc TRS Holdings, LLC net income	(9)	—	(9)
Deferred rent expense	—	955	955
Deferred compensation to Members	—	493	493

Net adjustments to GAAP net income	14,770	5,385	20,155

Estimated taxable income before pro forma adjustments	86,345	32,822	119,167

Pro forma condensed combined statement of operations adjustments
Eliminate DFR management fee expense and Deerfield investment advisory fee	15,696	(15,696)	—
Eliminate DFR incentive fee expense and Deerfield investment advisory fee	3,335	(3,335)	—
Interest expense on anticipated $155.0 million term loan borrowing	—	(12,932)	(12,932)
Amortization expense on estimated intangible assets	—	(12,918)	(12,918)
Other pro forma adjustments	129	(604)	(475)

Net pro forma condensed combined statement of operations adjustments (1)	19,160	(45,485)	(26,325)

Pro forma tax adjustments:
Estimated transfer pricing expense to DFR and revenue for Deerfield (2)	(18,906)	18,906	—
Eliminate pro forma GAAP intangible amortization expense	—	12,918	12,918
Estimated goodwill tax deduction	(2,112)	(16,608)	(18,720)
Elimination of historical tax adjustments resulting from pro forma adjustments (3)	—	(918)	(918)

Pro forma estimated taxable income	84,487	1,635	86,122

Add back goodwill tax deduction	2,112	16,608	18,720

Estimated pro forma earnings available for distribution	$86,599	$18,243	$104,842

Weighted—average number of shares outstanding—basic	51,419	9,770	61,189
Weighted—average number of shares outstanding—diluted	51,581	9,608	61,189

(1)

Net pro forma condensed combined statements of operations adjustments represents the total net impact of the pro forma adjustments for the year ended December 31, 2006. Please refer to the amounts and notes referenced on the Unaudited Pro forma Condensed Combined Statement of Operations.

(2)

Estimated transfer pricing expense to DFR and revenue for Deerfield represents the adjustment to reflect an estimated transfer pricing allocation between DFR and Deerfield for the shared services provided by Deerfield to DFR. The estimated transfer pricing calculation was based on preliminary analysis that will not be finalized until a transfer pricing study is completed.

(3)

Elimination of historical tax adjustments resulting from pro forma adjustments represents amounts included in the Net adjustments to GAAP net income for Deerfield that will be eliminated as a result of the Merger, which are detailed below:

Deferred compensation associated with Class C Profits Only Interests which vested in conjunction with the Merger	$(617)
Deferred compensation to Members	(493)
Amortization of DFR stock and option grant held by Deerfield which vested in conjunction with the Merger	136
Net deferred financing and acquisition costs book versus tax amortization. These deferred costs were realized in conjunction with the Merger.	56

$(918)

          Historically, DFR has presented estimated REIT taxable income, a non-GAAP measure, to investors because it demonstrates the estimated minimum amount of distributions we must make in order to avoid corporate level income tax. However, as a result of the proposed Merger we have presented estimated pro forma earnings available for distribution, a non-GAAP measure. We believe it is useful for investors because it demonstrates our estimated pro forma ability to make distributions in excess of our prior measure of estimated REIT taxable income. In addition to our intent to distribute to our stockholders at least 90% of our REIT taxable income (determined without regard to deduction for dividends paid and excluding net capital gain) on an annual basis in order to maintain our REIT qualification, we may elect to distribute additional available earnings in excess of our pro forma estimated taxable income. Our distributions may not necessarily correlate to our estimated pro forma earnings available for distribution and future distributions will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations, our cash flow and what we believe to be an appropriate and competitive dividend yield. Our ability to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, the revenue generated by DCM following the Merger, the ability to repay debt financing and maintain covenant compliance, the effect of any dividends from the TRSs that will own Deerfield on our compliance with the 75% REIT gross income test and our operating expenses and other expenditures.

          Estimated pro forma earnings available for distribution will not necessarily bear any close relation to cash flow. Moreover, there are limitations associated with estimated pro forma earnings available for distribution as a measure of our financial performance over any period and our presentation of estimated pro forma earnings available for distribution may not be comparable to similar financial measures of other companies, who may use different calculations and assumptions. As a result, estimated pro forma earnings available for distribution should not be considered as a substitute for our GAAP net income as a measure of our financial performance.

          With the acquisition of Deerfield, we will benefit from a substantial tax deduction related to the excess purchase price paid over the fair value of tangible assets, commonly referred to as goodwill. This deduction will reduce the amount of taxable income and tax liability of the TRSs that will own Deerfield over the next 15 years. Although our taxable income will be reduced, we may elect to distribute additional available cash earnings in excess of our taxable income. Although there is no assurance that we would distribute additional available cash earnings in excess of our taxable income, we have disclosed the estimated 2006 pro forma earnings that would be available for distribution after adding back the estimated goodwill tax deduction. Additionally, we have disclosed the related estimated pro forma tax adjustments to each entity’s estimated taxable income due to the proposed Merger. We believe the opportunity to increase our distributions will be accretive to our shareholders, as demonstrated in the pro forma 2006 analyses above, however there is no assurance this will be the case. Should we elect to pay distributions in excess of our taxable income, our shareholders would only be taxed currently on the portion of the distribution attributable to the taxable income of DFR as reflected in DFR’s earnings and profits for federal income tax purposes. Any excess distribution would reduce the shareholders’ tax basis in their DFR shares, deferring the tax until disposition of the shares.

PLAN OF DISTRIBUTION

          We are registering the resale or other distribution from time to time of the shares of common stock offered by this prospectus. The registration of these shares, however, does not necessarily mean that any of the shares will be offered, sold or otherwise distributed by the selling stockholders or their respective successive donees, pledgees or other transferees or successors in interest. We will not receive any proceeds from the sale or other distribution of the shares of common stock offered by this prospectus.

          The sale or other distribution of the shares of common stock by any selling stockholder, including any donee, pledgee or other transferee who receives shares from a selling stockholder, may be effected from time to time by direct sales or other distributions to purchasers and other transferees or by sales to or through broker-dealers. In connection with any sale or other distribution, a broker-dealer may act as agent for the selling stockholder or may purchase from the selling stockholder all or a portion of the shares as principal. Broker-dealers who acquire shares as principals may thereafter sell or otherwise distribute the shares from time to time on any stock exchange or automated interdealer quotation system on which the shares are then listed or quoted. These sales or other distributions may be made on the New York Stock Exchange or other exchanges on which our common stock is then traded, in the over-the-counter market or in private transactions.

          The shares of common stock may be sold or otherwise distributed in one or more transactions at:

•	fixed prices;

•	prevailing market prices or terms at the time of sale or other distribution;

•	prices or terms related to the prevailing market prices; or

•	otherwise negotiated prices.

          The shares of common stock may be sold or otherwise distributed in one or more of the following transactions:

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•

block trades (which may involve crosses or transactions in which the same broker acts as an agent on both sides of the trade) in which a broker-dealer may sell or otherwise distribute all or a portion of such shares as agent but may position and resell or otherwise distribute all or a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

•

a special offering, an exchange distribution or a secondary distribution in accordance with applicable rules of the National Association of Securities Dealers, Inc. or any stock exchange on which the shares are listed;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for the shares;

•	short sales;

•	sales or other distributions in other ways not involving market makers or established trading markets, including privately-negotiated direct sales to purchasers or other distributions;

•	through the writing of options on the shares, whether or not the options are listed on an options exchange;

•	through dividends or other distributions made by selling stockholders to their respective partners, members or stockholders;

•	any other legal method; and

•	any combination of these methods.

          In effecting sales or other distributions, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling stockholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares for whom they act as agents or to whom they sell or otherwise distribute as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions and will be in amounts to be negotiated. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a specified price per share. Broker-dealers may use block transactions and sales through and to other broker-dealers, including transactions of the nature described above.

          The distribution of the shares of common stock also may be effected from time to time in one or more underwritten transactions. Any underwritten offering may be on a “best efforts” or a “firm commitment” basis, and underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the shares. Underwriters may sell or otherwise distribute the shares to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents, which compensation as to a particular broker-dealer may be in excess of customary commissions.

          The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale or other distribution of their shares, nor is there any underwriter or coordinating broker-dealer acting in connection with any proposed sale or other distribution of shares by the selling stockholders. We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale or other distribution of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. This supplement will disclose:

•	the name of the selling stockholders and of participating brokers and dealers;

•	the number of shares involved;

•	the price at which the shares are to be sold or otherwise distributed;

•	the commissions paid or the discounts or concessions allowed to the broker-dealers, where applicable;

•	that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

          The selling stockholders and any underwriters, or brokers-dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale or other distribution of the shares by them and any discounts, commissions or concessions received by any underwriters, dealers, or agents may be deemed to be underwriting compensation under the Securities Act. Because the selling stockholders may be deemed to be “underwriters” under the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

          The selling stockholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and its rules and regulations. For example, the anti-manipulative provisions of Regulation M may limit the ability of the selling stockholders or others to engage in stabilizing and other market making activities. Regulation M may limit the timing of purchases, sales or other distributions of any of the shares by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales or distributions of the shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

          A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then sell, distribute or otherwise transfer those shares.

          A selling stockholder may enter into derivative transactions with third parties, or sell or otherwise distribute shares not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell or otherwise distribute the shares covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use shares pledged by the selling stockholder or borrowed from the selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use shares received from the selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

          From time to time, the selling stockholders may pledge, hypothecate or grant their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon default by a selling stockholder, the broker may offer and sell or otherwise distribute such pledged shares from time to time. Upon a sale or other distribution of the shares, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event the selling stockholders default under any customer agreement with brokers. In the event of such sale the number of shares offered under this prospectus on behalf of such selling stockholder will decrease. The plan of distribution for that selling stockholder will otherwise remain unchanged.

          In addition, any shares registered and offered pursuant to this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold or otherwise distributed under Rule 144 rather than pursuant to this prospectus.

          In order to comply with the securities laws of certain states, if applicable, the shares of common stock may be sold or otherwise distributed only through registered or licensed broker-dealers. We have agreed to pay all expenses incident to the offering, sale or other distribution of the shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents. We have agreed to indemnify the selling stockholders against certain losses, claims, damages, actions, liabilities, costs and expenses, including liabilities under the Securities Act.

          The shares of common stock offered hereby were originally issued to the selling stockholders in private placements pursuant to available exemptions from the registration requirements of the Securities Act. We agreed to register the shares under the Securities Act and to keep the registration statement of which this prospectus is a part effective for a specified period of time. We have agreed to pay all expenses in connection with this offering, including fees and disbursements of one counsel to the selling stockholders prior to the effectiveness of this registration statement and one-half of the fees and disbursements of one counsel to the selling stockholders in connection with any future related registration statement, but not including underwriting discounts and concessions of the selling stockholders or any stock transfer taxes in connection with any underwritten offering.

          The selling stockholders have agreed to indemnify us, our officers and directors and each person who controls (within the meaning of the Securities Act) or is controlled by us, against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with the sale or other distribution or transfer of shares of our common stock offered hereby with respect to written information furnished to us by the selling stockholders.

          We will not receive any proceeds from the sale or other distribution of shares by the selling stockholders.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

          In order to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the second half of any calendar year.

          Our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and may prohibit certain entities from owning our shares. Our charter and certain board resolutions provide that (subject to certain exceptions described below) no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 7.7% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock. Our charter also prohibits any person from (a) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (b) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our stock which are transferred to the trust (as described below), will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

          Our board, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board such representations, covenants and undertakings as our board may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our status as a REIT. From time to time, our board has exempted stockholders from the ownership restrictions. For example, our board has exempted from the ownership limit Robert C. Dart and two entities, Copper Mountain Investments Limited and Rushmore Investments Limited, affiliated with Mr. Dart. The exemptions provide that Copper Mountain Investments Limited and Rushmore Investments Limited may each own up to 9.25% in value or number of shares, whichever is more restrictive, of our outstanding shares of common stock and that Robert C. Dart, through his direct and indirect ownership of those entities, may own up to 18.50% in value or number of shares, whichever is more restrictive, of our outstanding shares of common stock. Additionally, in connection with the Merger, our board exempted Triarc and Triarc Deerfield Holdings, LLC (a subsidiary of Triarc) from these ownership limitations.

          Any attempted transfer of our stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur, our charter provides that the purported transfer in violation of the restrictions will be void ab initio. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (a) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (b) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

          Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale or other distribution to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (a) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (b) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (a) the shares shall be deemed to have been sold on behalf of the trust and (b) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

          In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (b) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

          All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

          Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our stock, including shares of common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock which the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

          These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or might otherwise be in the best interests of our stockholders.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

          This section summarizes the material federal income tax considerations that you, as a stockholder, may consider relevant. Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are likely to be material to a holder of our shares of common stock. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in “—Taxation of Tax-Exempt Stockholders” below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “—Taxation of Non-U.S. Stockholders” below).

          The statements in this section are based on the current federal income tax laws, are for general information purposes only and are not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

          We urge you to consult your own tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election, and regarding potential changes in applicable tax laws.

Taxation of Our Company

          We elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended December 31, 2004. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner so as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

          In connection with the filing of this registration statement, Hunton & Williams LLP rendered an opinion that we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended December 31, 2004 through December 31, 2006, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the federal income tax laws for our taxable year ending December 31, 2007 and in the future. Investors should be aware that Hunton & Williams LLP’s opinion is based upon certain assumptions (including an assumption regarding the accuracy of an opinion of another counsel), is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the Internal Revenue Service, or IRS, or any court. In addition, Hunton & Williams LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

          As a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we distribute to our stockholders, but taxable income generated by our domestic taxable REIT subsidiaries, or TRSs, will be subject to regular corporate income tax. Our stockholders will generally be taxed on dividends that they receive at ordinary income rates unless such dividends are designated by us as capital gain dividends, return of capital or qualified dividend income. This differs from non-REIT C corporations, which generally are subject to federal corporate income taxes but whose individual and certain non-corporate trust and estate stockholders are generally taxed on dividends they receive at the 15% rate on qualified dividend income, and whose corporate stockholders generally receive the benefits of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. In general, income earned by a REIT and distributed to its stockholders will be subject to less federal income taxation than if such income were earned by a non-REIT C corporation, subjected to corporate income tax, and then distributed and taxed to stockholders.

          While we generally are not subject to corporate income taxes on income that we distribute currently to stockholders, we will be subject to federal tax in the following circumstances:

•

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders.

•	We will pay income tax at the highest corporate rate on:

	•	net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

	•	other non-qualifying income from foreclosure property.

•

We will pay a 100% tax on net income earned from sales or other dispositions of property by a non-TRS entity, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

•

the greater of (1) the amount by which we fail the 75% gross income test, or (2) the excess of 90% (or 95% commencing with our 2005 taxable year) of our gross income over the amount of gross income attributable to sources that qualify under the 95% gross income test, multiplied, in either case, by

	•	a fraction intended to reflect our profitability.

•

In the event of a failure of the asset tests (other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “—Asset Tests”) occurring after our 2004 taxable year, as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identified such failure and file with the IRS a schedule describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests.

•

If we fail to satisfy one or more requirements for REIT qualification occurring after our 2004 taxable year, other than the gross income tests and the asset tests, and the failure was due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during a calendar year at least the sum of:

	•	85% of our REIT ordinary income for the year,

	•	95% of our REIT capital gain net income for the year, and

	•	any undistributed taxable income from earlier periods,

we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions between us and a TRS that are not conducted on an arm’s-length basis.

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

	•	the amount of gain that we recognize at the time of the sale or disposition, and

•

the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect in lieu of this treatment to an immediate tax when the asset is acquired.

•

If we own a residual interest in a real estate mortgage investment conduit, or REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our stock that is held in record name by “disqualified organizations.” Although the law is unclear, similar rules may apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or an equity interest in a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “—Requirements for Qualification—Taxable Mortgage Pools and Excess Inclusion Income.” A “disqualified organization” includes:

	•	the United States;

	•	any state or political subdivision of the United States;

	•	any foreign government;

	•	any international organization;

	•	any agency or instrumentality of any of the foregoing;

•

any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Internal Revenue Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and

	•	any rural electrical or telephone cooperative.

We currently hold a small number of REMIC residual interests. We do not currently hold, and do not intend to hold, equity interests in taxable mortgage pools.

•

In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, domestic TRSs, such as Deerfield Triarc TRS Holdings, Inc., or TRS Holdings, and the TRSs that hold our interests in Deerfield, will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

          A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.

Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

7.

It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets.

          We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 did not apply to us during our 2004 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

          We believe that we have issued sufficient common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of the common stock are described in “—Restrictions on Ownership and Transfer.”

          If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of our stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement 6 above, we will be treated as having met the requirement.

          In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the record keeping requirements of the Code and regulations promulgated thereunder.

          Qualified REIT Subsidiaries. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

          Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Commencing with our 2005 taxable year, our proportionate share for purposes of the 10% value test (see “ —Asset Tests”) is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

          Taxable REIT Subsidiaries. A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries,” or TRS. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

          We have elected to treat TRS Holdings as a TRS, and we own Deerfield through domestic TRSs. All of our domestic TRSs are subject to federal income tax, and state and local income tax where applicable, on their taxable income. To the extent that a domestic TRS is required to pay taxes, it will have less cash available for distribution to us. If dividends are paid to us by our domestic TRSs, then the dividends we pay to our stockholders who are taxed as individuals, up to the amount of dividends we receive from our domestic TRSs, will generally be eligible to be taxed at the reduced 15% rate applicable to qualified dividend income. See “—Taxation of Taxable U.S. Stockholders.”

          We have also made TRS elections for Market Square CLO Ltd., or Market Square, MM CLO and Deerfield Triarc TRS (Bahamas), Ltd. or TRS Bahamas. Market Square and MM CLO are the issuers in two of our CDO securitizations, and we anticipate that we will likely make TRS elections with respect to certain other entities that issue equity interests to us pursuant to CDO securitizations. TRS Bahamas was formed so we could make alternative investments through an offshore entity. The Code and the Treasury regulations promulgated thereunder provide a specific exemption from U.S. federal income tax to non-U.S. corporations that restrict their activities in the United States to trading in stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. Market Square and MM CLO are each organized as a Cayman Islands company, TRS Bahamas is organized as a Bahamian international business corporation, and they will either rely on such exemption or otherwise operate in a manner so that they will not be subject to U.S. federal income tax on their net income. No assurance can be given that the IRS will not challenge this treatment. If the IRS were to succeed in such a challenge, then it could greatly reduce the amounts that our foreign TRSs would have available to pay their creditors and distribute to us. We anticipate that any CDO vehicles in which we invest and with respect to which we jointly make a TRS election will also be organized as a Cayman Islands company and will be subject to similar tax treatment. Therefore, despite the TRS status of Market Square, MM CLO, TRS Bahamas and any future TRS CDO investment vehicle, such entities would generally not be subject to corporate income tax on their earnings. Certain U.S. stockholders of such a non-U.S. corporation are required to include in their income on an annual basis their proportionate share of the earnings of such a corporation, whether or not such earnings are distributed. We will likely be required to include in our income, on an annual basis, the earnings of such TRSs, regardless of whether those earnings are actually distributed to us. This could affect our ability to comply with the REIT income tests and distribution requirement.

          The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

          Taxable Mortgage Pools and Excess Inclusion Income. An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

          Under U.S. Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

          We do not currently intend to make investments or enter into financing and securitization transactions that give rise to our being considered to own an interest in one or more taxable mortgage pools. We may, however, make such investments or enter into such transactions in the future. Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. The portion of the REIT’s assets held directly or through a qualified REIT subsidiary that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders. The Treasury Department has yet to issue regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a taxable mortgage pool, but has indicated that it will issue regulations on that issue in the future.

          A portion of our income from a taxable mortgage pool arrangement or a REMIC residual interest, which might be non-cash accrued income, or “phantom” taxable income, could be treated as “excess inclusion income.” Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a REMIC residual interest or equity interest in a taxable mortgage pool interest over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This non-cash or “phantom” income would be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See “—Distribution Requirements.” Because we own a small number of REMIC residual interests, we anticipate having excess inclusion income.

          Recently issued IRS guidance indicates that our excess inclusion income would be allocated among our stockholders in proportion to our dividends paid. A stockholder’s share of excess inclusion income (a) would not be allowed to be offset by any losses otherwise available to the stockholder, (b) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (c) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See “—Taxation of Taxable U.S. Stockholders,” “—Taxation of Tax-Exempt Stockholders,” and “—Taxation of Non-U.S. Stockholders.” To the extent that excess inclusion income is allocated from REMIC residual interests to “disqualified organizations” (see “—Taxation of Our Company”) that hold our stock in record name, we may be taxable on this income at the highest applicable corporate tax rate (currently 35%). Although the law is unclear, recently issued IRS guidance indicates that the same tax will apply in the case of excess inclusion income from a taxable mortgage pool that is allocated to “disqualified organizations” that hold our stock in record name. To the extent that our common stock owned by “disqualified organizations” is held in street name by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for the corporate level tax on the portion of our excess inclusion income allocable to the common stock held by the broker/dealer or other nominee on behalf of the “disqualified organizations.” A regulated investment company or other pass-through entity owning our common stock will be subject to tax at the highest corporate tax rate on excess inclusion income allocated to their record name owners that are disqualified organizations. The manner in which excess inclusion income would be allocated among shares of different classes of stock or how such income is to be reported to stockholders is not clear under current law. Tax-exempt investors, foreign investors, taxpayers with net operating losses, regulated investment companies, pass-through entities and broker/dealers and other nominees should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our common stock.

          If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We currently do not have, and currently do not intend to form, any subsidiary in which we own some, but less than all, of the ownership interests that are or will become taxable mortgage pools, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Gross Income Tests

          We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•

income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

•

income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

          Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from certain hedging instruments (during our 2004 taxable year) or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, beginning with our 2005 taxable year, income and gain from “hedging transactions,” as defined in “—Hedging Transactions,” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the denominator of the 75% gross income test). We will monitor the amount of our non-qualifying income, and will seek to manage our investment portfolio to comply at all times with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

          Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•

an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

          If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which is generally qualifying income for purposes of both tests. Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

          The interest, original issue discount, and market discount income that we receive from our mortgage-related assets generally will be qualifying income for purposes of both gross income tests. However, many of our loans will not be secured by mortgages on real property or interests in real property. Our interest income from those loans will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, as discussed above, if the fair market value of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

          Fee Income. We receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. The advisory fee income earned by DCM will not be qualifying for purposes of either gross income test. Any fees earned by a TRS, such as TRS Holdings or the TRSs that hold our interest in Deerfield, will not be included for purposes of the gross income tests.

          Dividends. Our share of any dividends received from any corporation (including TRS Holdings, the TRSs that hold our interest in Deerfield and any other TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests. We have been advised by counsel that certain income inclusions received with respect to our equity investments in foreign TRSs will be treated as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Because there is no clear precedent with respect to the qualification of such income for purposes of the REIT gross income tests, no assurance can be given that the IRS will not assert a contrary position. In the event that such income was determined not to qualify for the 95% gross income test, we could be subject to a penalty tax with respect to such income to the extent it exceeds 5% of our gross income or could fail to qualify as a REIT. See “—Failure to Satisfy Gross Income Tests” and “—Failure to Qualify.”

          Rents from Real Property. We currently do not hold, and do not intend to acquire, any real property, but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•

First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

•

Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

•

Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•

Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we may provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to tenants without tainting its rental income from the related properties.

          Hedging Transactions. From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. To the extent that we entered into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument during our 2004 taxable year to hedge our indebtedness incurred or to be incurred to acquire or carry “real estate assets,” including mortgage loans, any periodic income or gain from the disposition of that contract attributable to the carrying and or acquisition of the real estate assets, “Hedging Transaction, “ should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Commencing with our 2005 taxable year, income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test (but will be treated as non-qualifying income for purposes of the 75% gross income test). A “hedging transaction” includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. To the extent that we hedge for other purposes, or to the extent that a portion of our mortgage loans is not secured by “real estate assets” (as described below under “—Asset Tests”) or in other situations, the income from those transactions will likely be treated as nonqualifying income for purposes of both gross income tests. We intend to use our best efforts to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

          Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. There can be no assurance, however, that the IRS will not successfully assert a contrary position, in which case we would be subject to the prohibited transaction tax on the gain from the sale of those loans.

          We might be subject to the prohibited transaction tax if we were to sell or securitize loans in a manner that was treated as a sale of loans for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans and may limit the structures we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial to us. It may be possible to reduce the impact of the prohibited transaction tax and the holding of assets not qualifying as real estate assets for the purposes of the REIT asset tests by conducting certain activities, such as holding or disposing of non-qualifying assets or engaging in CDO transactions, through one of our TRSs. To the extent that we engage in such activities through domestic TRSs, the income associated with such activities will be subject to full corporate income tax.

          Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•

that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•

on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•

on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•

which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

          Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. For our 2004 taxable year, those relief provisions generally were available if:

•	our failure to meet these tests was due to reasonable cause and not to willful neglect;

•	we attached a schedule of the sources of our income to our tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

Commencing with our 2005 taxable year, those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect; and

•	following such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test, or (2) the excess of 90% (or 95% commencing with our 2005 taxable year) of our gross income over the amount of gross income attributable to sources that qualify under the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

          To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs;

•

investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

•

regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

          Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.

          Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, or the 10% vote or value test.

          Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

          Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

          For purposes of the 5% asset test and the 10% vote or value test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include:

•

“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-”straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•

a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

• a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate;

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;

•

Any debt instrument of an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the debt and equity securities of the partnership; and

•

Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

          We hold mezzanine loans that are secured by equity interests in a non-corporate entity that directly or indirectly owns real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan to such a non-corporate entity, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests (described below), and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, the mezzanine loans that we hold may not meet all of the requirements for reliance on this safe harbor.

          We believe that the mortgage-backed securities that we hold are qualifying assets for purposes of the 75% asset test and that our mortgage loans are qualifying assets. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. Our debt securities issued by other REITs or C corporations that are not secured by mortgages on real property will not be qualifying assets for purposes of the 75% asset test. We believe that any stock that we will own and acquire in other REITs will be qualifying assets for purposes of the 75% asset test. However, if a REIT in which we own stock fails to qualify as a REIT in any year, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, we would be subject to the 5% asset test, 10% vote or value test, and the 25% securities test described above with respect to our investment in such a disqualified REIT. We will also be subject to those assets tests with respect to our investments in any non-REIT C corporations for which we do not make a TRS election. We believe that the value of our investment in our TRSs, including our investment in the TRSs that hold our interest in Deerfield, is significantly less than 20% of the value of our total assets.

          With respect to our securities that are not included in the 75% asset class, we believe that we have complied with the 10% value test because either (i) we own 10% or less of the issuer’s outstanding securities or (ii) the securities are exempt from the definition of “securities” for purposes of the 10% value test. In that regard, we have received an opinion from Winston & Strawn LLP that certain of our non-mortgage loans will qualify as “straight debt” securities that are exempt from the 10% value test, and the REIT qualification opinion issued by Hunton & Williams LLP in connection with this registration statement is based on the accuracy of the Winston & Strawn LLP opinion. The Winston & Strawn LLP opinion is not binding on the IRS or any court. If the IRS successfully contended that the securities addressed by that opinion do not qualify as “straight debt” securities, we would fail to satisfy the 10% value test and, unless such failure qualified for one of the REIT savings clauses described below, we would fail to qualify as a REIT. See “–Failure to Qualify.”

          We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our mortgage loans at various times. In addition, we will have to value our investment in our other assets to ensure compliance with the asset tests. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% and the other asset tests and would fail to qualify as a REIT. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

          In the event that we violate the 5% asset test and the 10% vote or value test described above at the end of any calendar quarter occurring after our 2004 taxable year, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a failure of any of the asset tests (other than a de minimis failure described in the preceding sentence) occurring after our 2004 taxable year, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure, (ii) file a schedule with the IRS describing the assets that caused such failure in accordance with regulations promulgated by the Secretary of Treasury and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

          To avoid an inadvertent violation of the 5% test or the 10% vote or value test described above, we formed a trust the sole beneficiary of which is TRS Holdings, one of our domestic TRSs. Upon an uncured violation of the 5% test or the 10% vote or value test described above, the asset or assets causing the violation will be deemed automatically to have been transferred to the trust prior to the occurrence of the violation. Once a deemed transfer occurs, we would have no further ownership interest in the assets transferred, and all income subsequently accruing with respect to the transferred assets would be reported on TRS Holdings’ tax returns and would be subject to federal, state and local income tax. The IRS has issued a private letter ruling to another REIT approving the use of a similar trust, but has not issued general guidance upon which we can rely that approves the use of such trusts to prevent an asset test violation. Accordingly, there can be no complete assurance that the IRS would respect a deemed transfer of assets to the trust. If such a deemed transfer was not respected and we were treated as violating a REIT asset test, we would not qualify as a REIT unless we satisfied the requirements of the non-de minimis REIT saving clause described in the preceding paragraph. For a discussion of the consequence of our failing to qualify as a REIT, see “—Failure to Qualify” below.

          We believe that the mortgage-related assets, securities and other assets that we hold satisfy the foregoing asset test requirements. We will monitor our future acquisitions of assets to ensure that we continue to comply with those requirements. However, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that we hold. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

          Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (a) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (b) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (a) are taxable to the stockholders in the year in which paid, and the distributions in clause (b) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

          We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods, we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

          We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “—Taxation of Taxable U.S. Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

          It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•

We will recognize taxable income in advance of the related cash flow if any of mortgage-backed securities are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account losses until they are actually incurred.

•

We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

•

We may recognize phantom taxable income from any residual interests in REMICs or retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt or equity in a foreign TRS.

          Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

          Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

          We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

          If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

          If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and individual and certain non-corporate trust and estate stockholders may be eligible for the reduced federal income tax rate of 15% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

          The term U.S. stockholder means a holder of our common stock that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its States, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

          If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our common stock by the partnership.

          As long as we qualify as a REIT, a taxable “U.S. stockholder” must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by non-corporate taxpayers is 15% through 2010. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, 35%. Qualified dividend income generally includes dividends paid to individuals and non-corporate trusts and estates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “—Taxation of Our Company” above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as any domestic TRSs, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock become ex-dividend.

          A U.S. stockholder generally will take into account distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held our common stock. A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

          A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of such common stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her common stock as long-term capital gain, or short-term capital gain if the shares of common stock have been held for one year or less, assuming the shares of common stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

          Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

          We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, stockholders at times may be required to pay federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Taking into account the time value of money, this acceleration of federal income tax liabilities may reduce a stockholder’s after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor’s before-tax return on the investment would be 10% and the investor’s after-tax return would be 7%. However, if the same investor purchased our common stock at a time when the before-tax rate of return was 10%, the investor’s after-tax rate of return on such stock might be somewhat less than 7% as a result of our phantom income. In general, as the ratio of our phantom income to our total income increases, the after-tax rate of return received by a taxable stockholder will decrease. We will consider the potential effects of phantom income on our taxable stockholders in managing our investments.

          Any excess inclusion income that we recognize generally will be allocated among our stockholders to the extent that it exceeds our undistributed REIT taxable income in a particular year. A stockholder’s share of excess inclusion income would not be allowed to be offset by any net operating losses or other deductions otherwise available to the stockholder.

Taxation of U.S. Stockholders on the Disposition of Common Stock

          In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. stockholder purchases other common stock within 30 days before or after the disposition.

Capital Gains and Losses

          A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate will apply for the period from January 1, 2003 to December 31, 2010). The maximum tax rate on long-term capital gain applicable to individuals and non-corporate trusts and estates is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2010. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the section 1250 property. With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our individual, trust and estate stockholders at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

          We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

          A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders. See “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

          Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Furthermore, a tax-exempt stockholder’s share of any excess inclusion income that we recognize would be subject to tax as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either:

	•	one pension trust owns more than 25% of the value of our stock; or

	•	a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

          The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our common stock, including any reporting requirements.

          A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a United States real property interest, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us, or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

However, reduced treaty rates are not available to the extent that the income allocated to the non-U.S. stockholder is excess inclusion income. Our excess inclusion income generally will be allocated among our stockholders to the extent that it exceeds our undistributed REIT taxable income in a particular year.

          A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that common stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

          For any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of a “United States real property interest” under special provisions of the federal income tax laws known as “FIRPTA.” The term “United States real property interest” includes interests in real property and shares in corporations at least 50% of whose assets consists of interests in real property. The term “United States real property interest” does not include mortgage loans or mortgage-backed securities. As a result, we do not anticipate that we will generate material amounts of gain that would be subject to FIRPTA. Under the FIRPTA rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any such distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against our tax liability for the amount we withhold. However, if our common stock continues to be regularly traded on an established securities market in the United States capital gain distributions that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-U.S. stockholder does not own more than 5% of that class of our stock during the one-year period preceding the date of the distribution. As a result, non-U.S. stockholders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

          In the unlikely event that at least 50% of the assets we hold were determined to be United States real property interests, gains from the sale of our common stock by a non-U.S. stockholder could be subject to a FIRPTA tax. However, even if that event were to occur, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we were a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met. Because our common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA is available, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. stockholder sells our common stock. The gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if:

•	our common stock continues to be treated as being regularly traded under applicable Treasury regulations on an established securities market, such as the New York Stock Exchange; and

•	the non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period.

          If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•

the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or the

•

non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Sunset of Reduced Tax Rate Provisions

          Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2010, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common stock.

State and Local Taxes

          We or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. The General Assembly of the State of Illinois has passed legislation, which has not yet been signed by the Illinois Governor, to disallow the dividends paid deduction for certain REITs for purposes of computing the Illinois corporate income tax. In its current form, we do not expect this legislation to affect our ability to claim the dividends paid deduction in computing our Illinois corporate income tax; however, if we were not able to claim the dividends paid deduction in computing the Illinois corporate income tax, we would incur a significantly higher Illinois corporate income tax liability.

          Stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the common stock.

LEGAL MATTERS

          The validity of the securities offered hereby has been passed upon for us by Hunton & Williams LLP. In addition, Hunton & Williams LLP has rendered its opinion with respect to certain federal income tax matters relating to our company.

EXPERTS

          The consolidated financial statements of Deerfield Triarc Capital Corp. and management’s report on the effectiveness of internal control over financial reporting, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          The consolidated financial statements of Deerfield & Company LLC as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in the appendix herein incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

HOW TO OBTAIN MORE INFORMATION

          We file annual, quarterly and other periodic reports, prospectus and other information with the SEC. You may read and copy any such material at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also find our SEC filings on the SEC’s website at http://www.sec.gov . In addition, you can inspect and copy reports, prospectus and other information concerning us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our common stock (symbol: “DFR”) is listed.

          Our Internet address is http://www.deerfieldtriarc.com. We make available free of charge, on or through the “SEC Filings” section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Also posted on our website, and available in print upon request to our Investor Relations Department, are the charters for our Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee, and our Code of Business Conduct and Ethics, which governs our directors, officers and employees. Within the time period required by the SEC and the NYSE, we will post on our website any amendment to our Code of Business Conduct and Ethics and any waiver applicable to our senior financial officers, executive officers or directors. In addition, information concerning purchases and sales of our equity securities by our directors and Section 16 reporting officers is posted on our website. Information on our website is not part of this prospectus.

INCORPORATION OF INFORMATION FILED WITH THE SEC

          The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information incorporated later. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to completion of the offering of common stock described in this prospectus.

          We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 14, 2007;

•	our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, filed on April 30, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed on May 10, 2007;

•	our Current Reports on Form 8-K, filed on April 24, 2007, May 11, 2007 and June 5, 2007;

•	item 8.01 of our Current Report on Form 8-K, filed on August 8, 2007; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed on June 28, 2005.

          We also incorporate by reference all future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this prospectus and the date upon which we sell or otherwise distribute all of the common stock we offer with this prospectus and any applicable supplement.

          We will provide a copy of all documents incorporated into this prospectus by reference, without charge, upon oral request to our Legal Department at the number listed below or in writing by first class mail to the address listed below. Requests for such documents incorporated by reference should be directed to Legal Department, Deerfield Triarc Capital Corp., 6250 N. River Road, 9th Floor, Rosemont, Illinois 60018, or you may ask for our Legal Department by calling 773-380-1600.

FINANCIAL STATEMENTS

Index to Financial Statements of Deerfield & Company LLC

Page

Consolidated Financial Statements of Deerfield & Company LLC as of December 31, 2006 and 2005 and for each of the Three Years in the Period Ended December 31, 2006 and Independent Auditors’ Report

Independent Auditors’ Report	F-2

Consolidated Balance Sheets as of December 31, 2006 and 2005	F-3

Consolidated Statements of Operations of Deerfield & Company LLC for the three years ended December 31, 2006	F-4

Consolidated Statements of Members’ Equity of Deerfield & Company LLC for the three years ended December 31, 2006	F-5

Consolidated Statements of Cash Flows of Deerfield & Company LLC for the three years ended December 31, 2006	F-6

Notes to the Consolidated Financial Statements	F-8

Condensed Consolidated Financial Statements of Deerfield & Company LLC as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 (Unaudited)

Condensed Consolidated Balance Sheets as of March 31, 2007 and December 31, 2006 (unaudited)	F-23

Condensed Consolidated Statements of Operations of the three months ended March 31, 2007 and 2006 (unaudited)	F-24

Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2007 and 2006 (unaudited)	F-25

Notes to Condensed Consolidated Financial Statements	F-27

INDEPENDENT AUDITORS’ REPORT

To the Members of
Deerfield & Company LLC:

We have audited the accompanying consolidated balance sheets of Deerfield & Company LLC and subsidiaries (the “Company”), a majority-owned indirect subsidiary of Triarc Companies, Inc., as of December 31, 2006 and 2005, and the related consolidated statements of operations, members’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Deerfield & Company LLC and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 27, 2007, except for Note 12 as for which date is May 21, 2007

DEERFIELD & COMPANY LLC
(An Illinois Limited Liability Company)
A MAJORITY-OWNED INDIRECT SUBSIDIARY OF TRIARC COMPANIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)

	December 31,

	2006	2005

ASSETS
Cash (including cash equivalents of $12,186 and $24)	$17,944	$12,505
Restricted cash equivalents (Note 6)	400	400
Investment advisory fee receivable	24,364	18,329
Investments (Note 3)	15,369	11,917
Investments – pledged (Notes 3 and 7)	8,168	15,349
Fixed assets (Note 4)	11,664	5,221
Intangible assets (Note 4)	105	115
Deferred costs	1,082	377
Prepaid expenses	6,214	3,887
Other receivables	212	141

TOTAL ASSETS	$85,522	$68,241

LIABILITIES AND MEMBERS’ EQUITY

LIABILITIES:
Accrued expenses (Note 5)	$32,681	$25,225
Accounts payable (Note 11)	704	649
Deferred revenue	810	2,397
Deferred rent payable (Note 6)	4,203	3,126
Other liabilities (Note 9)	842	—
Notes payable (Note 7)	8,585	8,090

Total liabilities	47,825	39,487

Commitments and contingencies (Notes 6, 7 and 10)	—	—
MEMBERS’ EQUITY (Including accumulated other comprehensive losses of $1,008 and $446, respectively) (Note 8)	37,697	28,754

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$85,522	$68,241

See accompanying notes to consolidated financial statements.

DEERFIELD & COMPANY LLC
(An Illinois Limited Liability Company)
A MAJORITY-OWNED INDIRECT SUBSIDIARY OF TRIARC COMPANIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in thousands)

	Year ended December 31,

	2006	2005	2004

REVENUES:
Investment advisory fees (Notes 10 and 11)	$88,378	$67,842	$53,189
Other related fees	2,071	1,427	1,503

Total revenues	90,449	69,269	54,692

EXPENSES:
Compensation and benefits (Note 8, 9 and 11)	54,639	42,270	53,455
General and administrative (Note 11)	7,467	6,893	7,138
Depreciation and amortization (Note 4)	1,509	385	575

Total expenses	63,615	49,548	61,168

Operating profit (loss)	26,834	19,721	(6,476)

Investment income, net (Note 3)	2,576	2,957	2,878
Interest expense (Note 7)	(680)	(532)	(549
Other expense, net	(1,123)	—	—

INCOME (LOSS) BEFORE INCOME TAXES	27,607	22,146	(4,147)

Provision for income taxes (Note 2)	170	129	45

NET INCOME (LOSS)	$27,437	$22,017	$(4,192)

See accompanying notes to consolidated financial statements.

DEERFIELD & COMPANY LLC
(An Illinois Limited Liability Company)
A MAJORITY-OWNED INDIRECT SUBSIDIARY OF TRIARC COMPANIES, INC.
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
(Dollar amounts in thousands)

	Members’ Equity

	Class A (All Classes)	Class B (All Classes)	Class C Profits Only	Total	Comprehensive Income (Loss)

BALANCE — January 1, 2004	$10,396	$1,567	$—	$11,963
Net income (loss)	16,614	(20,924)	118	(4,192)	$(4,192)

Change in unrealized losses on available-for-sale investments (Note 8)	144	28	13	185	185

Total comprehensive loss	—	—	—	—	$(4,007)

Transfer of interests	(334)	334	—	—
Amortization of unearned compensation (Note 8)	181	35	8	224
Equity-based compensation expense (Note 8)	—	24,253	—	24,253
Distributions	(15,907)	(3,119)	—	(19,026)

BALANCE — December 31, 2004	11,094	2,174	139	13,407
Net income	17,837	3,497	683	22,017	$22,017

Change in unrealized losses on available-for-sale investments (Note 8)	13	3	1	17	17

Total comprehensive income	—	—	—	—	$22,034

Amortization of unearned compensation (Note 8)	498	98	21	617
Distributions	(5,958)	(1,168)	(178)	(7,304)

BALANCE — December 31, 2005	23,484	4,604	666	28,754
Net income	22,336	4,252	849	27,437	$27,437

Change in unrealized losses on available-for-sale investments (Note 8)	(448)	(87)	(18)	(553)	(553)
Net change in foreign currency translation	(8)	(1)	—	(9)	(9)

Total comprehensive income	—	—	—	—	$26,875

Amortization of unearned compensation (Note 8)	498	98	21	617
Distributions	(15,059)	(2,888)	(602)	(18,549)

BALANCE — December 31, 2006	$30,803	$5,978	$916	$37,697

          See accompanying notes to consolidated financial statements.

DEERFIELD & COMPANY LLC
(An Illinois Limited Liability Company)
A MAJORITY-OWNED INDIRECT SUBSIDIARY OF TRIARC COMPANIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)

	Year ended December 31,

	2006	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$27,437	$22,017	$(4,192)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Noncash compensation	1,141	617	24,677
Depreciation and amortization, excluding amortization of deferred costs	1,509	385	575
Amortization of deferred costs	156	215	301
Dividends on CDO investments, net of accretion	747	743	209
Other than temporary impairment on available for sale securities	1,497	327	262
Realized gain on available-for-sale investment	(738)	(3)	—
Net unrealized loss on derivative assets and liabilities	58	18	—
Net realized gain on trading securities	(43)	—	—
Net purchases and sales of trading securities	(226)	—	—
Recognition of deferred revenue	(2,406)	(3,838)	(93)
Straight-line lease accrual	955	239	—
Changes in operating assets and liabilities:
Increase in investment advisory fee receivable	(6,734)	(4,250)	(5,219)
Increase in other receivables and prepaid expenses	(2,277)	(3,510)	(462)
Increase in accrued expenses and accounts payable	6,966	8,954	8,505

Net cash provided by operating activities	28,042	21,914	24,563

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments	—	(1,437)	(4,015)
Proceeds from redemption of investment	—	94	—
Purchases of fixed assets	(7,869)	(2,002)	(227)
Purchases of intangible assets	(71)	(107)	(31)
Proceeds from sale of CDO investment	5,077	—	—
Notes receivable proceeds	—	5,000	—

Net cash provided by (used in) investing activities	(2,863)	1,548	(4,273)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable	4,000	1,425	3,952
Repayment of notes payable	(5,182)	(10,704)	(5,528)
Distributions to members	(18,549)	(7,304)	(19,026)

Net cash used in financing activities	(19,731)	(16,583)	(20,602)

	Year ended December 31,

	2006	2005	2004

Effect of exchange rates on cash and cash equivalents	(9)	—	—

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,439	6,879	(312)

CASH AND CASH EQUIVALENTS — Beginning of year	12,505	5,626	5,938

CASH AND CASH EQUIVALENTS — End of year	$17,944	$12,505	$5,626

SUPPLEMENTAL INFORMATION:

Cash paid for interest	$652	$379	$267

Net cash paid (received) for taxes	$193	$(8)	$188

Supplemental non-cash investing activities:

Receipt of investment securities for incentive fees earned	$699	$—	$—

Receipt of investment securities for future services	$—	$—	$6,320

Purchases of fixed assets paid for through landlord lease incentives	$122	$2,888	$—

Purchases of investments through seller financings	$1,676	$1,900	$—

See accompanying notes to consolidated financial statements.

DEERFIELD & COMPANY LLC
(An Illinois Limited Liability Company)
A MAJORITY-OWNED INDIRECT SUBSIDIARY OF TRIARC COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

1. ORGANIZATION AND NATURE OF BUSINESS

          Deerfield & Company LLC (“Deerfield”), an Illinois limited liability company, was organized on February 24, 1997, and commenced operations on March 1, 1997. Deerfield commenced operations under an original predecessor company, Springfield International Investments (Chicago), Inc., on July 20, 1993. The consolidated financial statements include the accounts of Deerfield and its subsidiaries (collectively, the “Company”).

          The Company’s wholly-owned subsidiaries at December 31, 2006 were Deerfield Capital Management LLC (“DCM”), Deerfield Capital Management (Europe) Limited (“DCM Europe”), and Rosemont Trading Company LLC (“Rosemont”). DCM serves as the trading advisor for four fixed income investment funds and six private investment accounts (hereafter referred to collectively as the “Funds”). DCM also manages the assets of a real estate investment trust (the “REIT”) and is a collateral manager for 25 collateralized debt obligations (“CDO”), collateralized loan obligations (“CLO”), collateralized bond obligations (“CBO”), and a structured loan fund (hereafter referred to collectively as the “CDOs”). DCM earns management and incentive fees for the services provided to the Funds, the REIT, and the CDOs (collectively, “investment vehicles”). As of December 31, 2006, DCM has approximately $13.2 billion in assets under management. DCM Europe commenced operations on July 3, 2006 and serves solely as a marketing and investment advisor for DCM’s prospective and existing European based CLOs for which DCM expects to serve or serves as a collateral manager. Rosemont is an investment vehicle used by Deerfield to explore a potential new investment strategy for a hedge fund. The Company’s management directs Deerfield’s operations as one business or segment, which is asset management.

2. SIGNIFICANT ACCOUNTING POLICIES

          Use of Estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          The following is a summary of significant accounting policies followed by the Company in the preparation of its consolidated financial statements.

          Basis of Presentation — The consolidated financial statements include the accounts of Deerfield and its subsidiaries, as discussed in Note 1. All intercompany balances and transactions have been eliminated in consolidation. Certain amounts in prior periods have been reclassified with conform to the current presentation.

          Foreign Currency Translation - Financial statements of a foreign subsidiary are prepared in its local currency and translated into United States dollars at the exchange rate as of the balance sheet date for assets and liabilities and at a monthly average rate for revenues and expenses. Net gains or losses resulting from the translation of foreign financial statements are charged or credited to currency translation adjustment, a separate component of accumulated other comprehensive income (loss) within the consolidated statements of members’ equity.

          Cash and Cash Equivalents — Cash and cash equivalents is comprised of cash held in demand deposit, checking, commercial paper, broker account, and money market accounts. The Company considers all liquid investments with maturities of three months or less, when acquired, to be cash equivalents.

          Restricted Cash Equivalents — The Company holds a commercial paper investment with a 47-day remaining maturity that is pledged as collateral required by a standby letter of credit relating to a lease agreement. See Note 6 for further details.

          Fixed Assets — Fixed assets are stated at cost, net of accumulated depreciation. Office equipment, including computer equipment, is depreciated over five years using the straight-line method. Office furniture and fixtures are depreciated over seven years using the straight-line method. Leasehold improvements are amortized over the shorter of their estimated useful lives or remaining life of the lease using the straight-line method. The Company does not consider renewal options for the determination of the amortization of leasehold improvements unless renewal is considered reasonably assured at the inception of the lease.

          Intangible Assets — Purchased software is amortized over three years using the straight-line method.

          Deferred Costs — Certain costs associated with the acquisition of a CDO management contract and note payable financing of CDO preferred share acquisitions are recorded as deferred costs in the consolidated balance sheets. Deferred acquisition costs are amortized as a reduction to management fees on a straight-line basis over the expected life of the related contract. Deferred financing costs are amortized to interest expense over the expected term of the note using the effective interest rate method.

          The Company granted restricted stock of the REIT to certain employees. The Company recorded a deferred cost for the stock grant based on the fair value of the stock on grant date. The deferred cost is amortized into compensation expense over the vesting period. See Note 9 for further details.

          The Company’s majority owner has been considering a corporate restructuring. The Company incurred costs of approximately $542 during 2006 related to a particular business alternative that is still being pursued. If the particular business alternative is determined to be no longer viable, the deferred costs will be expensed.

          Investments — Investments in limited partnerships are accounted for under the cost method of accounting. Dividends received in excess of cumulative earnings of the investee are recorded as a reduction to the cost basis of the investment. The portion of dividends received representing a distribution of accumulated earnings of the investee is recognized as dividend income.

          Investments in preferred shares of CDOs are recorded at fair value and classified as available-for-sale investments. Unrealized gains and losses on available-for-sale investments are recorded as a separate component of members’ equity. All available-for-sale investments are evaluated for other than temporary impairment. Other than temporary impairment is a decline in the fair value attributable to factors that suggest the decline in the investments’ value will not be recovered over its remaining life. Other than temporary impairments are recognized in the consolidated statements of operations as a component of net investment income.

          The unrestricted and restricted REIT stock and stock options are recorded at fair value. Changes in the fair value of the restricted stock are recorded as described below within the “Deferred revenue” discussion. Changes in the fair value of unrestricted stock are recorded as a separate component of other comprehensive income.

          Deferred Revenue — In December 2004, the Company received a grant of restricted stock and stock options in the REIT for which it is providing asset management services. The stock and options were granted as compensation for asset management services to be performed. The stock and options are accounted for in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-8, Accounting by a Grantee for an Equity Instrument to Be Received in Conjunction with Providing Goods or Services, which requires that the stock and options be carried at fair value and the associated management fee income be recognized over the vesting period (adjusted for changes in the fair value of the stock and options). The stock and options have a three-year tiered vesting period. At December 31, 2006, the fair value of the unvested stock and options was $2,279 and $214, respectively, and the deferred management fee associated with the unamortized portion of the stock and option grant was $810. At December 31, 2005, the fair value of the unvested stock and options was $3,688 and $494, respectively, and the deferred management fee associated with the unamortized portion of the stock and option grant was $2,397. For the years ended December 31, 2006, 2005 and 2004, $2,406, $3,838 and $93 was amortized and included in investment advisory fees in the consolidated statements of operations, respectively. As of December 23, 2006, one third of the originally issued restricted stock and stock options vested at a fair value of $2,270 and $239, respectively. As of December 23, 2005, one third of the originally issued restricted stock and stock options vested at a fair value of $1,882 and $265, respectively. The vested stock is classified as available-for-sale with changes in fair value reflected as a separate component of members’ equity. The vested options, accounted for under Statements of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, are carried at fair value with changes in fair value reflected in the consolidated statements of operations.

          Income Recognition — Investment advisory fees, which include various forms of management and incentive fees, are received from the investment vehicles managed by the Company. These fees, paid periodically in accordance with the individual management agreements between the Company and the individual investment vehicles, are generally based upon the net asset values of the Funds, adjusted equity of the REIT, and aggregate collateral amount of the CDOs as defined in the individual management agreements. Management fees are recognized as revenue when earned. In accordance with EITF Topic D-96, Accounting for Management Fees Based on a Formula, the Company does not recognize these fees as revenue until all contingencies have been removed, including the generation of sufficient cash flows by the CDOs to pay the fees under the terms of the related management agreements. Other contingencies may include the achievement of minimum CDO and Fund performance requirements specified under certain agreements with certain investors or guarantee providers. In connection with these agreements, the Company has subordinated receipt of certain of its management fees (see Note 10).

          Incentive fees may be earned from the investment vehicles managed by the Company. These fees are paid periodically in accordance with the individual management agreements between the Company and the individual investment vehicles and are based upon the performance of the underlying investment vehicles. Incentive fees are recognized as revenue when the amounts are fixed and determinable upon the close of a performance period for the Funds and the REIT and the achievement of performance targets for the CDOs and any related agreements with certain investors or guarantee providers.

          Other related fees primarily include structuring fees earned by the Company for services provided to CDOs or placement agents for the CDOs. These fees are recognized as revenue upon the rendering of such services and the closing of the respective CDO.

          Interest income on the Company’s investments in preferred shares of CDOs, included in investment income, net in the consolidated statement of operations, is accreted over the respective estimated lives of the CDOs using the effective yield method in accordance with EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue To Be Held by a Transferor in Securitized Financial Assets. The cost recovery method is utilized for preferred shares of CDOs for which cash flows can not be reliably estimated.

          Fair Value of Financial Instruments — SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of the fair value of financial instruments for which it is practicable to estimate that value. The fair value of the Company’s investments is disclosed in Note 3. The fair value of cash and cash equivalents, restricted cash equivalents, investment advisory fee receivable, other receivables, accrued expenses and accounts payable approximates carrying value as of December 31, 2006 and 2005 due to the short term nature of these instruments. The fair value of the notes payable approximates carrying value due to the frequent reset on a monthly or quarterly basis of their floating interest rates.

          Variable Interest Entities — The Company has a variable interest in each of the CDOs it manages due to the provisions of the various management agreements. In addition, the Company may from time to time hold equity interests in the CDOs it manages. Both the management agreements and the equity interest result in the Company holding variable interests in the CDOs. Pursuant to the provisions of Financial Accounting Standards Board Interpretation (“FIN”) No. 46(R), Consolidation of Variable Interest Entities (“FIN 46(R)”), at the inception of the management agreement and the purchase of the equity interests, if applicable, an analysis is performed to determine whether the Company has a majority of expected losses or gains for purposes of determining whether the Company is the primary beneficiary of the CDO. If the Company is determined to be the primary beneficiary, the variable interest entity would be consolidated. As of December 31, 2006 and 2005, the Company did not consolidate any variable interest entities. See Note 10 for further information regarding the Company’s variable interest entities.

          Income Taxes — The Company’s provision for income taxes consists of Illinois State replacement tax, New York City Unincorporated Business Tax and income taxes in the United Kingdom related to DCM Europe. Federal income taxes are not provided for as the taxable income (loss) of the Company is included in the Federal income tax returns of its members. Pursuant to Treasury Regulation Section 301.7701, the subsidiaries of Deerfield have elected to be disregarded as separate entities for Federal income tax purposes and are, therefore, treated as branches in Deerfield’s Federal income tax return.

          DCM Europe is subject to taxation by the Inland Revenue Service of the United Kingdom. Accordingly, the provision expense related to DCM Europe’s activities of $7 is recorded in provision for taxes in the Company’s consolidated statements of operations.

          Recent Accounting Pronouncements — In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments, (“SFAS 155”). SFAS 155 amends FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, (“SFAS 133”), and FASB Statement 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 155 resolves issues addressed in SFAS 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securities Financial Assets. SFAS 155 is effective January 1, 2007 although early adoption is permitted. Although the Company holds preferred shares of several CDOs, which represent beneficial interest in securities that the Company classifies as available-for-sale investments, the Company does not believe that any of these interests represent freestanding or embedded derivatives that would be required to be accounted for as derivatives under the provisions of SFAS 155. Accordingly, the Company currently does not believe that the adoption of SFAS 155 will have any effect on its consolidated results of operations, cash flows or financial condition.

          In September 2006, the FASB issued Statement No. 157, Fair Value Measurements, (“SFAS 157”). SFAS 157 addresses issues relating to the definition of fair value, the methods used to measure fair value and expanded disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements. The definition of fair value in SFAS 157 focuses on the price that would be received to sell an asset or paid to transfer a liability, not the price that would be paid to acquire an asset or received to assume a liability. The methods used to measure fair value should be based on the assumptions that market participants would use in pricing an asset or a liability. SFAS 157 expands disclosures about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to adoption. SFAS 157 requires a company to use the most representative fair value within the bid-ask spread if the fair value of an asset is based on bid and ask prices. The Company will have expanded fair value disclosure requirements related to its investment portfolio upon adoption of SFAS 157. However, the impact on the Company’s consolidated results of operations, cash flows or financial condition is not expected to be material. SFAS 157 is, with some limited exceptions, to be applied prospectively and is effective as of January 1, 2008 although earlier adoption in 2007 is permitted.

          In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes(“FIN 48”), an Interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective January 1, 2007. The Company is currently assessing the impact of adopting FIN 48, however, the Company does not expect the implementation of FIN 48 will have a material impact on its consolidated financial position or results of operations.

          In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 is effective for the Company as of January 1, 2008. The Company is currently evaluating the potential impact of adopting this standard.

3. INVESTMENTS

          As a condition to obtaining the management contract with certain CDOs, the Company was required to make an initial investment in certain of the CDOs it manages. The Company has one Euro denominated investment in a CLO. The investment is converted into United States dollars at the year-end exchange rate. Additionally, a portion of the management fees earned from the REIT was paid in restricted stock and stock options and 15% of the incentive fee earned is payable in REIT stock. The Company’s investment portfolio consists of these required investments, and management considers the investment income earned on these investments to be part of the Company’s core business due to the commitments made to the Company’s investors and the terms of the management agreements. The following is a summary of the Company’s investments at December 31, 2006 and 2005:

		Unrealized Holding
					Carrying
	Cost	Gains	Losses	Fair value	Amount

December 31, 2006:
Available-for-sale:
Preferred shares of CDOs	$16,494	$33	$(1,624)	$14,903	$14,903
Vested common stock in the REIT(1)	4,850	592	—	5,442	5,442

Total		$625	$(1,624)

Trading:
Common stock(2)	271			272	272

Derivatives:
Vested stock options in the REIT(1)	504			427	427

Other:
Unvested stock in the REIT(1)	2,279			2,279	2,279
Unvested stock options of the REIT(1)	214			214	214

Total	$24,612			$23,537	$23,537

		Unrealized Holding
					Carrying
	Cost	Gains	Losses	Fair value	Amount

December 31, 2005:
Available-for-sale:
Preferred shares of CDOs	$21,401	$434	$(842)	$20,993	$20,993
Vested common stock in the REIT(1)	1,882	—	(38)	1,844	1,844

		$434	$(880)

Derivatives:
Vested stock options in the REIT(1)	265			247	247

Other:
Unvested stock in the REIT(1)	3,688			3,688	3,688
Unvested stock options of the REIT(1)	494			494	494

Total	$27,730			$27,266	$27,266

(1)	See Note 2 for further discussion.

(2)	Unrealized net gain recognized in earnings for common stock held as of December 31, 2006 was approximately $1.

          The carrying amount of investments in CDOs by contractual maturity at December 31, 2006, is as follows:

Maturity date	Carrying Amount

Within 1 year	$—
1-5 years	6,337
5-10 years	—
After 10 years	8,566

Total	$14,903

          The CDOs are subject to early redemption in certain circumstances that vary by CDO.

          The following table sets forth the fair value and gross unrealized losses of the Company’s available-for-sale investments that were in an unrealized loss position aggregated by length of time that such individual securities have been in a continuous unrealized loss position, at December 31, 2006:

	Less than 12 Months		Greater than 12 Months		Total

	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

Preferred shares of CDOs (7 securities)	$5,585	$(661)	$7,712	$(963)	$13,297	$(1,624)

          The Company does not believe that any of the gross unrealized losses set forth in the table above represent other than temporary losses because there has not been an adverse change in estimated future cash flows and the Company has the ability and intent to hold these investments for a period of time sufficient to recover the amortized cost of these investments. The Company believes the impairment of these investments is due to varying market perceptions related to the risks surrounding the general asset classes underlying the investments. During 2006, 2005 and 2004, the Company recognized other-than-temporary impairments of $1,497, $327 and $262, respectively, on its available-for-sale investments, which are included in investment income, net in the consolidated statements of operations.

4. FIXED ASSETS AND INTANGIBLE ASSETS

          The Company’s fixed assets and intangible assets at December 31, 2006 and 2005 are summarized as follows:

	2006	2005

Fixed assets:
Computer and general office equipment	$1,999	$1,334
Leasehold improvements	8,397	813
Office furniture and fixtures	2,468	899
Construction in progress(1)	—	3,531

	12,864	6,577
Less: Accumulated depreciation and amortization	(1,200)	(1,356)

Total	$11,664	$5,221

(1)	Construction in progress related to leasehold improvements for the Company’s new Corporate Headquarters (Note 6).

	2006	2005

Intangible assets:
Software	$180	$206
Less: Accumulated amortization	(75)	(91)

Total	$105	$115

          Total amortization expense relating to intangible assets for 2006 and 2005 was $54 and $43, respectively. Future estimated amortization expense relating to the Company’s intangible assets as of December 31, 2006 is as follows:

2007	$56
2008	43
2009	6
2010	—

Total	$105

5. ACCRUED EXPENSES

          The following is a summary of the components of accrued expenses at December 31, 2006 and 2005:

	2006	2005

Accrued compensation and related benefits	$30,775	$24,147
Accrued professional fees	1,661	254
Accrued taxes	167	419
Accrued interest	61	86
Other	17	319

Total	$32,681	$25,225

6. LEASES AND LEASE COMMITMENTS

          The Company has a sublease agreement (the “Agreement”) to lease office facilities through May 30, 2007. In conjunction with the Agreement, a standby letter of credit with an available balance of $400 at December 31, 2006 and 2005 had been issued by a financial institution to the sublessor to secure payments due under the Agreement. The Company had pledged collateral of $400 in support of this letter of credit, which is classified as restricted cash equivalents in the consolidated balance sheets.

          In July 2005, the Company entered into a fifteen-year lease expiring February 28, 2021, with a commencement date of March 1, 2006, for office space that serves as the Company’s corporate headquarters. In conjunction with this lease, there is a standby letter of credit with an available balance of $3 million. The letter of credit terminates in April 2007 and automatically renews for the duration of the lease at the discretion of the issuing bank. Periodically, beginning March 2008, the available balance is reduced.

          Total rental expense for 2006, 2005, and 2004 was $1,617, $1,171, and $558, respectively. Rental expense for 2006 and 2005 includes $955 and $239, respectively, of non-cash expense related to the straight-line rent accrual on the July 2005 lease.

          Certain of these leases also provide for payment of certain executory costs, which are not included in the minimum rentals set forth below. Future minimum lease commitments on the Company’s operating leases having an initial lease term in excess of one year as of December 31, 2006 are as follows:

2007	$750
2008	1,090
2009	1,147
2010	1,188
2011	1,222
Thereafter	12,537

Total	$17,934

7. NOTES PAYABLE

          The following is a summary of the Company’s outstanding notes payable to financial institutions related to the Company’s investments in certain CDOs it manages at December 31:

Balance		Rate	Terms

2006	2005

$2,981	$4,501	LIBOR + 100 bp; quarterly reset

Non-recourse note secured by preferred shares of a CDO with a carrying value of $5,680 and $6,160 as of December 31, 2006 and 2005, respectively. No stated maturity; principal and interest payments equal to 62.5% of all management fees and preferred share distributions of such CDO are required until paid in full.

250	773	LIBOR + 40 bp; quarterly reset

Non-recourse note secured by preferred shares of a CDO with a carrying value of $800 and $950 as of December 31, 2006 and 2005, respectively. No stated maturity; principal and interest payments equal to 62.5% of all management fees and preferred share distributions of such CDO are required until paid in full.

628	—	LIBOR + 40 bp; quarterly reset

Non-recourse note secured by preferred shares of a CDO with a carrying value of $950 as of December 31, 2006. No stated maturity; principal and interest payments equal to 62.5% of all management fees and preferred share distributions of such CDO are required until paid in full.

726	—	EURIBOR + 100 bp; quarterly reset

Non-recourse note secured by preferred shares of a CDO with a carrying value of $726 as of December 31, 2006. Maturity date is May 30, 2009. Principal and interest payments equal to 100% of all preferred share distributions and 50% of all management fees on or after October 2007 of such CDO are required until paid in full. The preferred shares and the outstanding notes are Eurodollar denominated. They have been converted at the year-end exchange rate.

Balance		Rate	Terms

2006	2005

—	331	LIBOR + 100 bp; quarterly reset

Non-recourse note secured by preferred shares of a CDO with a carrying value of $2,924 as of December 31, 2005. No stated maturity; principal and interest payments equal to 65% of all management fees and preferred share distributions of such CDO are required until paid in full. During 2006, the note was repaid in full.

—	742	LIBOR + 75 bp; quarterly reset

Non-recourse note secured by preferred shares of a CDO with a carrying value of $3,053 as of December 31, 2005. No stated maturity; principal and interest payments equal to 70% of all management fees and preferred share distributions of such CDO are required until paid in full. During 2006, the note was repaid in full.

—	793	LIBOR + 33 bp; quarterly reset

Non-recourse note secured by preferred shares of a CDO with a carrying value of $1,312 as of December 31, 2005. No stated maturity; principal and interest payments equal to 62.5% of all management fees and preferred share distributions of such CDO are required until paid in full. During 2006, the note was repaid in full.

—	950	LIBOR + 40 bp; quarterly reset

Non-recourse note secured by preferred shares of a CDO with a carrying value of $950 as of December 31, 2005. No stated maturity; principal and interest payments equal to 62.5% of all management fees and preferred share distributions of such CDO are required until paid in full. During 2006, the note was repaid in full.

$4,585	$8,090

          Revolving Note Payable — During 2006, the Company entered into a $10 million revolving note (“Revolving Note”) with a three year term maturing in February 2009. In April 2006, the Company borrowed $4 million under the Revolving Note. The Revolving Note bears interest at variable rates, determined at the Company’s option, at the prime rate less 1.25% or the one, two, or three-month LIBOR plus 1.50%. The Revolving Note contains various covenants, the most significant of which 1) require periodic financial reporting, 2) restricts the incurrence of indebtedness not explicitly permitted under the Revolving Note, 3) requires a minimum net worth and 4) sets fixed coverage ratio limits. The Company believes it is in compliance with all covenants to which it is subject. No periodic principal payments are required under the Revolving Note until maturity, although the Company expects to repay the Revolving Note during 2007.

8. MEMBERS’ EQUITY AND OTHER COMPREHENSIVE INCOME

          As of December 31, 2006, Deerfield has four classes of membership interests, Class A-1, Class A-2, Class B, Class B Profits Only and Class C Profits Only, with rights as described in the fourth amended and restated operating agreement of Deerfield & Company LLC (the “Operating Agreement”). On July 22, 2004, then existing members sold 63.6% of their capital interests in Deerfield to Triarc Deerfield Holdings, LLC (“TDH”), a majority owned subsidiary of Triarc Companies, Inc (“Triarc”). As a result, Triarc became the indirect majority owner of Deerfield.

          The Class A-1 interests are entitled to a number of votes equal to ten multiplied by the Percentage Interest represented thereby, and the Class A-2 interests are entitled to a number of votes equal to one multiplied by the Percentage Interest represented thereby. The Class B membership interests have limited voting privileges. The Class C Profits Only interests are entitled to a number of votes equal to one multiplied by the Percentage Interest represented thereby.

          Effective January 1, 2002, Class B nonvoting Profits Only interests then representing an 11% membership interest in the Company were granted to two employees. An additional 5% was granted to one of the employees on May 1, 2003. The employees’ earnings payout value, as defined in the Operating Agreement, cliff vests on their 20th anniversary of employment with the Company or immediately upon a substantial sale of the Company to a third party. These grants were accounted for under the variable plan accounting rules of APB No. 25, Accounting for Stock Issued to Employees, and FIN No. 44, Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25, and compensation expense was recorded for changes in the employees’ earnings payout value over the 20 year period. As of July 22, 2004, in conjunction with the sale of a majority of the capital interests in the Company to Triarc, the Class B nonvoting Profits Only interests fully vested, resulting in a final valuation of the interests and an acceleration of the amortization of the expense. During 2004, $24,253 was recorded as compensation and benefits in the consolidated statements of operations related to the full vesting of the earnings payout value. The fair value of the interests was determined based on the purchase price of the Triarc acquisition.

          Effective August 20, 2004, the Company granted Class C Profits Only interests representing an aggregate 3.35% then membership interest in the Company to certain employees. In accordance with SFAS No. 123, Accounting for Stock-Based Compensation and SFAS 123(R), Share-Based Payment, which became effective January 1, 2006, the grant was and continues to be accounted for at fair value and recognized over the vesting period, which is specific to each individual. The estimated fair value, based on an independent appraisal, was $2,050, which represents the probability-weighted present value of estimated future cash flows to Class C Profits Only interests. The vesting periods range from 3 to 5 years. During 2006 and 2005, $617 and $617, respectively, of amortization of the unearned compensation was recognized in compensation and benefits in the consolidated statements of operations. Unamortized unearned compensation was $592 as of December 31, 2006.

          Accumulated other comprehensive loss is a separate component of members’ equity that contains the unrealized valuation adjustments on the Company’s available-for-sale investments and foreign currency translation adjustments. The change in the accumulated other comprehensive loss is as follows:

Balance — January 1, 2004		$(648)
Unrealized losses arising during the year	$(77)
Reclassification of net unrealized losses included in net loss	262

Current year change in other comprehensive loss related to available-for-sale investments		185

Balance — December 31, 2004		(463)
Unrealized losses arising during the year	(324)
Reclassification of net unrealized losses included in net income	341

Current year change in other comprehensive loss related to available-for-sale investments		17

Balance — December 31, 2005		(446)
Unrealized losses arising during the year	(1,312)

Reclassification of net realized and unrealized losses included in net income	759

Current year change in other comprehensive loss related to available-for-sale investments		(553)
Net change in foreign currency translation		(9)

Balance — December 31, 2006		$(1,008)

          The components of other comprehensive income are allocated to each class of membership interest based on the capital allocation schedule as described in the Operating Agreement.

9. EMPLOYEE BENEFIT PLANS AND OTHER COMPENSATION BENEFITS

          The Company maintains a voluntary contribution 401(k) plan (the “Plan”) covering all of its employees who meet certain minimum requirements and elect to participate. Under the Plan, employees may contribute a percentage of their salary into the Plan after completing an initial employment period. The Company has the discretion to match a percentage of the employee contributions for the year, which has generally been 25% of employee contributions. All Plan contributions are paid into the Deerfield & Company LLC 401(k) Savings Trust (the “Trust”). The Trust is allowed to invest the contributions, at the employee’s discretion, in a variety of instruments defined in the Plan agreement. The Company’s matching contributions for 2006, 2005, and 2004 were $223, $203 and $155, respectively.

          The Company sponsored a Key Employee Equity Participation Plan (“KEEP Plan”), which was a “phantom” equity appreciation plan. Under the KEEP Plan, participants were awarded stock appreciation rights (“SAR”) by the Company. Upon redemption, the KEEP Plan provided participants with the positive difference, if any, between the value of a SAR and its strike price. The value of a SAR was defined in the KEEP Plan as the average of the three most recent years’ annual net earnings multiplied by five and divided by the number of SARs authorized. The stock appreciation rights did not represent an equity interest in the Company. The Company retained the sole discretion to determine the employees who received awards under the KEEP Plan. The awards vested one fourth each year, on the first, second, third, and fourth anniversaries of the award date, and were not exercisable until the fifth anniversary of the award date. Effective July 7, 2004, the KEEP Plan was terminated. Total compensation expense related to the KEEP Plan recognized by the Company during the year ended December 31, 2004 was $118.

          In February 2006, the Company granted stock of the REIT, managed by DCM, to certain employees of DCM. The grant consisted of 49,771 shares of common stock with a fair value of $650 on grant date. The granted shares are subject to restrictions with a three-year vesting period. Upon grant date, the Company recorded a deferred cost of $650 offset by a stock grant liability of $650. The deferred cost is amortized over the vesting period with the expense recorded in compensation and benefits in the consolidated statements of operations. The liability is marked to market with the change in fair value reflected as an adjustment to compensation and benefits in the consolidated statements of operations. Pursuant to the grant agreement, the employees are entitled to any dividends declared during the vesting period. The Company records dividend income related to the granted shares, when applicable, reflected in net investment income and an offsetting expense reflected in compensation and benefits. During 2006, the Company recognized $331 and $193 of amortization of the deferred cost and changes in the fair value of the stock grant liability, respectively, in compensation and benefits. In addition, during 2006, the Company recognized compensation expense related to dividends passed through to grantees of $78.

10. CDO FEE ARRANGEMENTS

          The Company acts as collateral manager for various CDOs capitalized by third-party investors. Typically, the transactions are underwritten by third-party investment banks, who may warehouse the collateral and place the debt and equity of the CDOs with the ultimate investors. The underlying collateral of the CDOs, which is typically purchased in the open market, consists of corporate debt, structured notes, commercial loans, synthetic instruments, and the notional amount of credit default instruments. Such collateral is owned by separate special purpose entities for each CDO, which issue various classes of notes and beneficial interests to third-party investors, including the Company or related entities in certain instances. The Company manages the underlying collateral on behalf of the investors under the terms of collateral management agreements. While most of the CDOs managed are United States dollar denominated, the Company is the collateral manager for one Eurodollar denominated CLO. All fees received from this CLO are denominated in Eurodollars.

          As of December 31, 2006 and 2005, the Company managed 25 and 23 CDOs, respectively. The total par or notional value of the underlying collateral under management was approximately $11.2 billion and $10.5 billion at December 31, 2006 and 2005, respectively. The type of CDO collateral is described in the table below. The total debt outstanding of the CDOs was approximately $5.6 billion and $8.1 billion, respectively.

	December 31,

	2006		2005

Type of CDO Collateral	Number of CDOs Managed	Par Value of Collateral	Number of CDOs Managed	Par Value of Collateral

Bank loans(1)	12	$3,923,000	9	$2,870,000
Credit default swaps	—	—	2	1,939,000
Corporate bonds	2	830,000	3	1,358,000
Asset-backed securities(1)	11	6,477,000	9	4,299,000

Total	25	$11,230,000	23	$10,466,000

(1)

The Company manages a bank loan CDO and an asset-backed CDO, with combined assets under management of $593,196, that are wholly owned by the REIT and managed by the Company. No additional investment advisory fees are earned on these CDOs.

          The CDOs have various terms and remaining maturities, ranging from 3 to 45 years.

          Pursuant to the underlying collateral management agreements, the Company is compensated for managing the underlying collateral of the CDOs. The Company earns various fees for its services, as follows: (1) base collateral investment management fees (“Senior”), which are paid before interest to the debt holders in the transaction, and range from 5 to 25 basis points annually, (2) subordinated base collateral investment management fees (“Junior”), which are subordinate to a certain return to the debt and/or equity holders in the CDO and range from 5 to 45 basis points annually, and in certain instances, (3) incentive fees (“Incentive”) that are paid after certain investors’ returns exceed a hurdle internal rate of return (“IRR”). The Incentive fees generally range from 10-20% of residual cash flows above the hurdle IRR and vary by transaction. Management fees are recognized as revenue when the management services have been performed and all contingencies have been removed. Incentive fees, which are contingent upon achieving certain performance objectives, are recognized as revenue when the performance objectives are reached and the amounts are fixed and determinable.

          From time to time, the Company enters into agreements with investors or providers of guarantees to the CDOs. In some of these agreements, the Company enters into contractual arrangements with the investor or guarantee provider whereby the Company is required to subordinate receipt of certain of its fees upon the occurrence of certain events. In other agreements, the Company will provide credit enhancement to provide additional protection to a certain investor. The form and nature of these agreements vary by transaction. In instances where the Company is required pursuant to a contractual arrangement to make a payment to an investor or guarantee provider, the Company may subordinate receipt of all or a portion of its future Senior fees, Junior fees, if any, and Incentive fees, if any, until the Company’s obligation to the investor or guarantee provider has been met. In all such cases, the subordinated amounts are limited to the extent of future fees received on specific CDOs and there is no recourse to the Company in excess of futures fees received on the specific CDOs.

          As of December 31, 2006 and 2005 the Company has unrecognized cumulative fees that may be received in the future of approximately $14 million and $11 million, respectively, due to the subordination of fees. These agreements represent contingent or subordinate fee arrangements, whereby the Company is not contractually entitled to the fee until specific performance requirements are achieved. During 2006, 2005 and 2004, the Company did not receive approximately $4 million, $5 million and $5 million, respectively, of investment advisory fees due to performance requirements not being met that may or may not be received in the future and are included in the cumulative amounts disclosed above. The Company has a variable interest in each of the CDOs it manages due to the provisions of the various management agreements. At December 31, 2006 and 2005, the Company has a direct ownership interest in nine and eight CDOs, respectively, where its ownership of preferred shares is less than 5% of the respective CDO total debt and equity. The Company has determined that it does not have a majority of the expected losses or returns in any of the CDOs that it manages, including those in which it holds ownership interests, and is, therefore, not a primary beneficiary of these CDOs. Accordingly, pursuant to the provisions of FIN 46(R), the underlying assets and liabilities related to these transactions are not consolidated with the Company’s financial statements. The Company’s maximum loss exposure relating to these variable interests is comprised of its investment balance of $14,903 offset by the non-recourse notes payable financing these investments of $4,585 in addition to the potential loss of future management fees as of December 31, 2006. See Note 7 for additional information on these investments and structures.

11. TRANSACTIONS WITH RELATED PARTIES

          An entity affiliated through common ownership and a related person owned 4.3%, 2.9%, and 5.6% as of December 31, 2006 and 2005 of the equity of three CDOs, respectively, managed by the Company.

          The Company owns an interest in nine and eight CDOs, respectively, with an ownership percentage ranging from 2.7% to 33.3% of total equity as of December 31, 2006 and 2005. All CDOs, in which the Company owns equity interests are managed by the Company (see Notes 3 and 7).

          In addition, the Company owns common stock of the REIT that it manages, both vested and unvested, representing a 0.88% and 0.78% ownership interest as of December 31, 2006 and 2005, respectively.

          The Company managed a hedge fund of which Triarc and TDH collectively owned 76.4% as of December 31, 2005. Two executive managers of the Company collectively owned 3.9% of the hedge fund as of December 31, 2005. During 2006, the hedge fund was liquidated. Fees recognized for management services provided to the hedge fund by the Company during the years ended December 31, 2006 and 2005 were $2,278 and $2,659, respectively.

          The Company manages a hedge fund of which three senior executive managers of the Company collectively own 14.9% and 6.7%, respectively, of the fund as of December 31, 2006 and 2005. TDH owned 93.3% of the fund as of December 31, 2005, but redeemed all of its interests in December 2006. Fees recognized for management services provided to the hedge fund by the Company during the years ended December 31, 2006 and 2005 were $167 and $202, respectively.

          The Company had two notes receivable from an employee of the Company for $250 each. The interest rate on the notes was equal to the Federal Funds Rate reset monthly. Each year on the employee’s anniversary of employment with the Company, 20% of the balance of the note and all accrued interest was to be forgiven as long as the employee was still employed with the Company. On May 1, 2004, the notes were fully forgiven on an accelerated basis. Upon forgiveness of the notes, the Company recorded compensation expense of $201, and the notes were no longer outstanding as of December 31, 2004.

          In accordance with an employment agreement with an executive of the Company who is also a director of Triarc, the Company incurred expenses in 2006, 2005 and 2004 of $478, $617 and $199, respectively, to reimburse an entity of which the executive is the principal owner for operating expenses related to the usage of an airplane. As of December 31, 2006 and 2005, the Company has a remaining payable of $46 and $91, respectively, to this entity.

          The Company also has related party transactions discussed in Note 8 consisting of noncash compensation.

12. SUBSEQUENT EVENTS

          In April 2007, the members of the Company entered into a definite agreement to sell their interests to DFR Merger Company LLC, a wholly owned subsidiary of Deerfield Triarc Capital Corp (“DTCC”) (“Merger”). Upon meeting the terms and conditions set forth in the Agreement and the Plan of Merger, dated as of April 19, 2007 (“Merger Agreement’) at the contemplated effective time, DFR Merger Company LLC will be merged with and into Deerfield, which will result in Deerfield becoming an indirect wholly owned subsidiary of DTCC.

          Set forth below are brief description of material terms and conditions of the Merger Agreement. These descriptions do not purport to be complete and are qualified in their entirety by the Merger Agreement, which was filed with the SEC as Exhibit 2.1 to Deerfield Triarc Capital Corp.’s Current Report on Form 8-K filed on April 24, 2007.

     MERGER AGREEMENT

          The aggregate consideration to be paid by DTCC in connection with the Merger is approximately $290 million, consisting of $145 million in cash and approximately 9.6 million shares of DTCC common stock (which had a value of approximately $145 million based on the average of the closing price of the DTCC’s common stock on the New York Stock Exchange over the 10 trading days prior to and including April 18, 2007), subject to various adjustments, including the deduction of an amount equal to the principal amount of debt outstanding of the Company (together with all accrued and unpaid interest, if any).

          The Merger Agreement also permits the Company, prior to the effective time of the Merger, to distribute to its members up to approximately $6.0 million of cash (plus amounts for taxes relating to pre-closing periods), and requires the Company to distribute to its members, prior to the effective time of the Merger, approximately 309,000 shares of Company common stock currently owned by the Company.

          Approximately 2.5 million shares of the DTCC’s common stock being issued pursuant to the Merger Agreement will be deposited into an escrow account (the “Escrow Fund”) and will be available to satisfy the post-closing indemnification and other payment obligations of the pre-closing members of the Company. Subject to certain limitations (including caps and baskets) and qualifications, the Merger Agreement contains customary indemnification provisions for the benefit of the DTCC as well as the pre-closing members of the Company. Barring no outstanding indemnification claims, the Escrow Fund will terminate one year from the closing date of the Merger, and any remaining shares of DTCC common stock and other assets in the Escrow Fund will be released to the pre-closing members of the Company, including Triarc Companies, Inc.

          Parties to the Merger Agreement have made customary representations, warranties, covenants and agreements to each other in the Merger Agreement. The completion of the Merger is subject to the satisfaction or waiver of conditions customary to transactions of this type including, among others:

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•

the approval of the issuance of shares of DTCC common stock in the Merger by the Company’s stockholders representing (1) a majority of the votes cast at a meeting to approve such matter and (2) a majority of the votes cast by stockholders not affiliated with the Company;

•	DTCC having obtained debt financing for the aggregate cash consideration payable in the Merger and related fees and expenses;

•	The Company having obtained consents from the requisite number of its clients with respect to the Merger;

•	the resale registration statement contemplated by the Registration Rights Agreement having been declared effective by the SEC;

•	DTCC having furnished to the Company the requisite REIT qualification opinion; and

•	the satisfaction by Triarc Companies, Inc. of certain put rights held by certain Company members should they be exercised.

          The completion of the merger is expected to occur in the third quarter of 2007. When the transaction closes, the DTCC will discontinue the use of “Triarc” in its name.

          The Merger Agreement also contains certain customary termination rights for both the Company and DTCC, including the right of either party to terminate the Merger Agreement if the completion of the merger has not occurred by October 19, 2007. In addition, the Company has the right to terminate if the DTCC has not obtained a debt financing commitment reasonably satisfactory to DTCC and Triarc Companies, Inc. by May 19, 2007, and both the Company and DTCC have the right to terminate if the DTCC has not obtained a debt financing commitment reasonably satisfactory to the DTCC and Triarc Companies, Inc. by June 19, 2007.

* * * * *

DEERFIELD & COMPANY LLC
(An Illinois Limited Liability Company)
A MAJORITY-OWNED INDIRECT SUBSIDIARY OF TRIARC COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollar amounts in thousands)

	March 31,	December 31,

	2007	2006

ASSETS

Cash (including cash equivalents of $3,308 and $12,186)	$5,979	$17,944
Restricted cash equivalents	400	400
Investment advisory fee receivable	8,621	24,364
Investments (Note 3)	13,854	15,369
Investments - pledged (Notes 3 and 6)	7,443	8,168
Fixed assets (net of accumulated depreciation of $1,522 and $1,200)	11,346	11,664
Intangible assets (net of accumulated amortization of $90 and $75)	90	105
Deferred costs	2,389	1,082
Prepaid expenses	6,955	6,214
Other receivables	19	212

TOTAL ASSETS	$57,096	$85,522

LIABILITIES AND MEMBERS’ EQUITY

LIABILITIES:
Accrued expenses (Note 4)	$10,322	$32,681
Accounts payable	504	704
Deferred revenue	548	810
Deferred rent payable (Note 5)	4,442	4,203
Other liabilities (Note 8)	1,957	842
Notes payable (Note 6)	5,582	8,585

Total liabilities	23,355	47,825

Commitments and contingencies	—	—

MEMBERS’ EQUITY (Including accumulated other comprehensive losses of $1,696 and $1,008, respectively) (Note 7)	33,741	37,697

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$57,096	$85,522

See accompanying notes to condensed consolidated financial statements.

DEERFIELD & COMPANY LLC
(An Illinois Limited Liability Company)
A MAJORITY-OWNED INDIRECT SUBSIDIARY OF TRIARC COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(Dollar amounts in thousands)

	Three months ended March 31,

	2007	2006

REVENUES:
Investment advisory fees	$15,686	$15,057
Other related fees	167	169

Total revenues	15,853	15,226

EXPENSES:
Compensation and benefits (Note 8)	11,027	9,853
General and administrative	1,654	1,905
Depreciation and amortization	337	426

Total expenses	13,018	12,184

Operating profit (loss)	2,835	3,042

Investment income, net (Note 3)	55	695
Interest expense (Note 6)	(124)	(124)
Other expense, net	62	—

INCOME BEFORE INCOME TAXES	2,828	3,613

Provision for income taxes	41	26

NET INCOME	$2,787	$3,587

See accompanying notes to condensed consolidated financial statements.

DEERFIELD & COMPANY LLC
(An Illinois Limited Liability Company)
A MAJORITY-OWNED INDIRECT SUBSIDIARY OF TRIARC COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollar amounts in thousands)

	Three months ended March 31,

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,787	$3,587
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Noncash compensation	182	189
Depreciation and amortization, excluding amortization of deferred costs	337	426
Amortization of deferred costs	36	47
Dividends on CDO investments, net of accretion	217	298
Other than temporary impairment on available for sale securities	672	—
Realized gain on available-for-sale investment	(24)	—
Net unrealized gain on derivative assets	(63)	13
Net realized gain on trading securities	(8)	—
Net purchases and sales of trading securities	278	—
Recognition of deferred revenue	(34)	(392)
Straight-line lease accrual	239	239
Changes in operating assets and liabilities:
Decrease in investment advisory fee receivable	15,745	11,241
Decrease (increase) in other receivables and prepaid expenses	274	(110)
Decrease in accrued expenses and accounts payable	(23,377)	(13,797)

Net cash (used in) provided by operating activities	(2,739)	1,741

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(4)	(3,786)
Purchases of intangible assets	—	(45)

Net cash used in investing activities	(4)	(3,831)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of notes payable	(3,010)	(1,461)
Distributions to members	(6,209)	(4,478)

Net cash used in financing activities	(9,219)	(5,939)

Effect of exchange rates on cash and cash equivalents	(3)	—
NET DECREASE IN CASH AND CASH EQUIVALENTS	(11,965)	(8,029)

CASH AND CASH EQUIVALENTS — Beginning of period	17,944	12,505

CASH AND CASH EQUIVALENTS — End of period	$5,979	$4,476

DEERFIELD & COMPANY LLC
(An Illinois Limited Liability Company)
A MAJORITY-OWNED INDIRECT SUBSIDIARY OF TRIARC COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollar amounts in thousands)

	Three months ended March 31,

	2007	2006

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$116	$109

Supplemental non-cash investing activities:
Receipt of investment securities for incentive fees earned	$2	$—

See accompanying notes to condensed consolidated financial statements.

DEERFIELD & COMPANY LLC
(An Illinois Limited Liability Company)
A MAJORITY-OWNED INDIRECT SUBSIDIARY OF TRIARC COMPANIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(Dollar amounts in thousands)

1.	ORGANIZATION AND NATURE OF BUSINESS

Deerfield & Company LLC (“Deerfield”), an Illinois limited liability company, was organized on February 24, 1997, and commenced operations on March 1, 1997. Deerfield commenced operations under an original predecessor company, Springfield International Investments (Chicago), Inc., on July 20, 1993. The consolidated financial statements include the accounts of Deerfield and its subsidiaries (collectively, the “Company”).

The Company’s wholly-owned subsidiaries at March 31, 2007 were Deerfield Capital Management LLC (“DCM”), Deerfield Capital Management (Europe) Limited (“DCM Europe”), and Rosemont Trading Company LLC (“Rosemont”). DCM serves as the trading advisor for four fixed income investment funds and six private investment accounts (hereafter referred to collectively as the “Funds”). DCM also manages the assets of a publicly traded real estate investment trust (the “REIT”) and serves as a collateral manager for 25 collateralized debt obligations (“CDO”), collateralized loan obligations (“CLO”), collateralized bond obligations (“CBO”), and a structured loan fund (hereafter referred to collectively as the “CDOs”). DCM earns management and incentive fees for the services provided to the Funds, the REIT, and the CDOs (collectively, “investment vehicles”). As of March 31, 2007, DCM has approximately $13.2 billion in assets under management. DCM Europe commenced operations on July 3, 2006 and serves solely as a marketing and investment advisor for DCM’s prospective and existing European based CLOs for which DCM expects to serve or serves as a collateral manager. Rosemont was an investment vehicle used by Deerfield to explore a potential new investment strategy for a hedge fund, which was liquidated as of March 31, 2007. The Company’s management directs Deerfield’s operations as one business or segment, which is asset management.

2.	SIGNIFICANT ACCOUNTING POLICIES

The Company’s significant accounting policies are included in the notes to the consolidated financial statements for the year ended December 31, 2006. There were no significant changes to these policies during the three months ended March 31, 2007.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, the Company did not include all of the information and footnotes for complete financial statements as required by GAAP. The interim unaudited financial statements should be read in conjunction with the Company’s audited financial statements as of and for the year ended December 31, 2006. In the opinion of the Company’s management all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the Company’s financial position, results of operations and cash flows have been included. The nature of the Company’s business is such that the results of any interim period are not necessarily indicative of results for a full year.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), an Interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective January 1, 2007. The Company adopted FIN 48 as of January 1, 2007. The adoption of FIN 48 did not have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 157, Fair Value Measurement. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for the Company as of January 1, 2008. The Company is currently evaluating the potential impact of adopting this standard.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 is effective for the Company as of January 1, 2008. The Company is currently evaluating the potential impact of adopting this standard.

3.	INVESTMENTS

As a condition to obtaining the management contract with certain CDOs, the Company was required to make an initial investment in certain of the CDOs it manages. The Company has one Euro denominated investment in a CLO in its portfolio. The investment was converted into United States dollars at the March 31, 2007 exchange rate. Additionally, a portion of the management fees earned from the REIT was paid in restricted stock and stock options and 15% of the incentive fee earned is payable in REIT stock. The Company’s investment portfolio consists of these required investments, and management considers the investment income earned on these investments to be part of the Company’s core business due to the commitments made to the Company’s investors and the terms of the management agreements.

The following is a summary of the Company’s investments at March 31, 2007:

		Unrealized Holding

	Cost	Gains	Losses	Fair Value	Carrying Amount

Available-for-sale:
Preferred shares of CDOs	$15,611	$75	$(1,715)	$13,971	$13,971
Vested common stock in the REIT	4,621	—	(49)	4,572	4,572

		$75	$(1,764)

Derivatives:
Vested stock options in the REIT	504			491	491

Other:
Unvested stock in the REIT	2,018			2,018	2,018
Unvested stock options of the REIT	245			245	245

Total	$22,999			$21,297	$21,297

          The carrying amount of investments in CDOs by contractual maturity at March 31, 2007, is as follows:

Maturity date	Carrying amount

Within 1 year	$—
1-5 years	6,424
5-10 years	—
After 10 years	7,547

Total	$13,971

          The CDOs are subject to early redemption in certain circumstances that vary by CDO.

The following table sets forth the fair value and gross unrealized losses of the Company’s available-for-sale investments that were in an unrealized loss position aggregated by length of time that such individual securities have been in a continuous unrealized loss position, at March 31, 2007:

	Less than 12 Months		Greater than 12 Months		Total

	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

Preferred shares of CDOs (6 securities)	$3,537	$(956)	$7,695	$(759)	$11,232	$(1,715)

The Company does not believe that any of the gross unrealized losses set forth in the table above represent other than temporary losses because there has not been an adverse change in estimated future cash flows and the Company has the ability and intent to hold these investments for a period of time sufficient to recover the amortized cost of these investments. The Company believes the impairment of these investments is due to varying market perceptions related to the risks surrounding the general asset classes underlying the investments. During the three months ended March 31, 2007 and 2006, the Company recognized other-than-temporary impairments of $672 and $0, respectively, on its available-for-sale investments, which are included in investment income, net in the consolidated statements of operations.

4.	ACCRUED EXPENSES

The following is a summary of the components of accrued expenses at March 31, 2007:

Accrued compensation and related benefits	$7,524
Accrued professional fees	2,521
Accrued taxes	208
Accrued interest	58
Other	11

Total	$10,322

5.	LEASES AND LEASE COMMITMENTS

In January 2007, DCM Europe entered into an eighteen month lease expiring October 31, 2008, with a commencement date of May 1, 2007, which will serve as DCM Europe’s primary office space.

Total rental expense for the three month periods ended March 31, 2007 and 2006 was $352 and $439, respectively. Rental expense for the three months ended March 31, 2007 and 2006 includes $239 for each of the two periods, of non-cash expense related to the straight-line rent accrual on the lease the Company entered into in July 2005 for a new corporate headquarters.

Certain of these leases also provide for payment of certain executory costs, which are not included in the minimum rentals set forth below. Future minimum lease commitments on the Company’s operating leases having an initial lease term in excess of one year as of March 31, 2007 are as follows:

2007	$670
2008	1,143
2009	1,147
2010	1,188
2011	1,222
Thereafter	12,537

Total	$17,907

6.	NOTES PAYABLE

The following is a summary of the Company’s outstanding notes payable to financial institutions related to the Company’s investments in certain CDOs it manages at March 31, 2007:

Balance		Terms

$2,510	LIBOR + 100 bp; quarterly reset

Non-recourse note secured by preferred shares of a CDO with a carrying value of $5,760 as of March 31, 2007. No stated maturity; principal and interest payments equal to 62.5% of all management fees and preferred share distributions of such CDO are required until paid in full.

338	LIBOR + 40 bp; quarterly reset

Non-recourse note secured by preferred shares of a CDO with a carrying value of $950 as of March 31, 2007. No stated maturity; principal and interest payments equal to 62.5% of all management fees and preferred share distributions of such CDO are required until paid in full.

734	EURIBOR + 100 bp; quarterly reset

Non-recourse note secured by preferred shares of a CDO with a carrying value of $733 as of March 31, 2007. Maturity date is May 30, 2009. Principal and interest payments equal to 100% of all preferred share distributions and 50% of all management fees on or after October 2007 of such CDO are required until paid in full. The preferred shares and the outstanding notes are Eurodollar denominated. They have been converted at the March 31, 2007 exchange rate.

$3,582

Revolving Note Payable- The Company has a $10 million revolving note (“Revolving Note”) with a three year term maturing in February 2009. The Revolving Note bears interest at variable rates, determined at the Company’s option, at the prime rate less 1.25% or the one, two, or three-month LIBOR plus 1.50%. The Revolving Note contains various covenants, the most significant of which 1) require periodic financial reporting, 2) restrict the incurrence of indebtedness not explicitly permitted under the Revolving Note, 3) require a minimum net worth and 4) sets fixed coverage ratio limits. The Company believes it is in compliance with all covenants to which it is subject. No periodic principal payments are required under the Revolving Note until maturity. However, in January 2007, the Company repaid $2 million on the Revolving Note and expects to repay the remaining balance during 2007. The outstanding balance as of March 31, 2007 was $2 million.

7.	OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive loss is a separate component of members’ equity that contains the unrealized holding gains and losses on the Company’s available-for-sale investments and foreign currency translation adjustments. The change in the accumulated other comprehensive loss for the three months ended March 31, 2007 is as follows:

Balance — January 1, 2007		$(1,008)
Unrealized losses arising during the year	(1,339)
Reclassification of net realized and unrealized losses included in net income	648

Current year change in other comprehensive loss related to available-for-sale investments		(691)
Net change in foreign currency translation		3

Balance — March 31, 2007		$(1,696)

The components of other comprehensive income are allocated to each class of membership interest based on the capital allocation schedule as described in the Operating Agreement.

8.	EMPLOYEE BENEFIT PLANS AND OTHER COMPENSATION BENEFITS

In March 2007, the Company granted stock of the REIT, managed by DCM, to certain employees of DCM. The grant consisted of 97,403 shares of common stock with a fair value of $1.5 million on grant date. The granted shares are subject to restrictions with a three-year vesting period. Upon grant date, the Company recorded a deferred cost of $1.5 million offset by a stock grant liability of $1.5 million. The deferred cost is amortized over the vesting period with the expense recorded in compensation and benefits in the consolidated statements of operations. The liability is marked to market with the change in fair value reflected as an adjustment to compensation and benefits in the consolidated statements of operations. Pursuant to the grant agreement, the employees are entitled to any dividends declared during the vesting period. The Company records dividend income related to the granted shares, when applicable, reflected in net investment income and an offsetting expense reflected in compensation and benefits. During the three month period ending March 31, 2007, the Company recognized $158 and $130 of amortization of the deferred cost and changes in the fair value of the stock grant liability from 2006 and 2007 employee stock grants in compensation and benefits, respectively.

9.	RELATED PARTIES

The Company continues to have related party transactions of the same nature and general magnitude as those described in the notes to the consolidated financial statements for the year ended December 31, 2006.

10.	SUBSEQUENT EVENTS

In April 2007, the members of the Company entered into a definite agreement to sell their interests to DFR Merger Company LLC, a wholly owned subsidiary of Deerfield Triarc Capital Corp (“DTCC”) (“Merger”). Upon meeting the terms and conditions set forth in the Agreement and the Plan of Merger, dated as of April 19, 2007 (“Merger Agreement’) at the contemplated effective time, DFR Merger Company LLC will be merged with and into Deerfield, which will result in Deerfield becoming an indirect wholly owned subsidiary of DTCC.

Set forth below are brief description of material terms and conditions of the Merger Agreement. These descriptions do not purport to be complete and are qualified in their entirety by the Merger Agreement, which was filed with the SEC as Exhibit 2.1 to Deerfield Triarc Capital Corp.’s Current Report on Form 8-K filed on April 24, 2007.

MERGER AGREEMENT

The aggregate consideration to be paid by DTCC in connection with the Merger is approximately $290 million, consisting of $145 million in cash and approximately 9.6 million shares of DTCC common stock (which had a value of approximately $145 million based on the average of the closing price of the DTCC’s common stock on the New York Stock Exchange over the 10 trading days prior to and including April 18, 2007), subject to various adjustments, including the deduction of an amount equal to the principal amount of debt outstanding of the Company (together with all accrued and unpaid interest, if any).

The Merger Agreement also permits the Company, prior to the effective time of the Merger, to distribute to its members up to approximately $6.0 million of cash (plus amounts for taxes relating to pre-closing periods), and requires the Company to distribute to its members, prior to the effective time of the Merger, approximately 309,000 shares of Company common stock currently owned by the Company.

Approximately 2.5 million shares of the DTCC’s common stock being issued pursuant to the Merger Agreement will be deposited into an escrow account (the “Escrow Fund”) and will be available to satisfy the post-closing indemnification and other payment obligations of the pre-closing members of the Company. Subject to certain limitations (including caps and baskets) and qualifications, the Merger Agreement contains customary indemnification provisions for the benefit of the DTCC as well as the pre-closing members of the Company. Barring no outstanding indemnification claims, the Escrow Fund will terminate one year from the closing date of the Merger, and any remaining shares of DTCC common stock and other assets in the Escrow Fund will be released to the pre-closing members of the Company, including Triarc Companies, Inc.

Parties to the Merger Agreement have made customary representations, warranties, covenants and agreements to each other in the Merger Agreement. The completion of the Merger is subject to the satisfaction or waiver of conditions customary to transactions of this type including, among others:

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•

the approval of the issuance of shares of DTCC common stock in the Merger by the Company’s stockholders representing (1) a majority of the votes cast at a meeting to approve such matter and (2) a majority of the votes cast by stockholders not affiliated with the Company;

•	DTCC having obtained debt financing for the aggregate cash consideration payable in the Merger and related fees and expenses;

•	the Company having obtained consents from the requisite number of its clients with respect to the Merger;

•	the resale registration statement contemplated by the Registration Rights Agreement having been declared effective by the SEC;

•	DTCC having furnished to the Company the requisite REIT qualification opinion; and

•	the satisfaction by Triarc Companies, Inc. of certain put rights held by certain Company members should they be exercised.

The completion of the merger is expected to occur in the third quarter of 2007. When the transaction closes, the DTCC will discontinue the use of “Triarc” in its name.

The Merger Agreement also contains certain customary termination rights for both the Company and DTCC, including the right of either party to terminate the Merger Agreement if the completion of the merger has not occurred by October 19, 2007. In addition, the Company has the right to terminate if the DTCC has not obtained a debt financing commitment reasonably satisfactory to DTCC and Triarc Companies, Inc. by May 19, 2007, and both the Company and DTCC have the right to terminate if the DTCC has not obtained a debt financing commitment reasonably satisfactory to the DTCC and Triarc Companies, Inc. by June 19, 2007.

* * * * *

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

          The following table sets forth the costs and expense, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All amounts are estimates.

Amount to be Paid

SEC registration fee	$2,149.10
Printing and mailing expenses	50,000.00
Legal fees and expenses	75,000.00
Accounting fees and expenses	50,000.00
Miscellaneous	—

Total	$177,149.10

Item 15. Indemnification of Officers and Directors.

          Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

          Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

          Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

          Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

          A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

          On April 17, 2007, we entered into separate, substantially identical indemnification agreements with each of our officers, indemnifying and holding the officer harmless from and against any losses or other liabilities regarding the officer’s relationship both with Deerfield and us, in connection with the officer’s discussions with us regarding our consideration of a transaction whereby Deerfield would become our indirect wholly owned subsidiary. The agreement with Mr. Trutter (our Chief Executive Officer) noted his Deerfield relationship as that of employee, officer and selling member and his relationship with us as that of officer and director; the agreement with each of Mr. Grien (our President) and Mr. Smith (our Chief Financial Officer, Senior Vice President and Treasurer) noted their Deerfield relationship as that of employee and officer and their relationship with us as that of officer; and the agreement with Mr. White (our General Counsel, Senior Vice President and Secretary) noted his Deerfield relationship as that of employee, officer and selling member and his relationship with us as that of officer. We acknowledged in each agreement that the officer may have certain conflicts of interest in regard to the transaction and such discussions by virtue of his relationship with Deerfield, and that the officer was not permitted by Deerfield to disclose to us or the Special Committee evaluating the transaction any negotiating strategies or positions of Deerfield relating to the transaction or to express any view on the valuation of us or Deerfield to the Special Committee.

Item 16. Exhibits.

Exhibit Number	Description

2.01

Agreement and Plan of Merger, dated as of April 19, 2007, by and among Deerfield Triarc Capital Corp., DFR Merger Company, LLC, Deerfield & Company LLC and, solely for the purposes set forth therein, Triarc Companies, Inc. (in such capacity, the Sellers’ Representative).[1]

4.01	Form of Certificate for Common Stock for Deerfield Triarc Capital Corp.[2]

4.02

Registration Rights Agreement, dated as of April 19, 2007, among Deerfield Triarc Capital Corp., the parties identified on the signature pages thereto and the other persons who may become parties thereto from time to time in accordance therewith and Triarc Companies, Inc., as the Seller’s Representative.[1]

5.01	Opinion of Hunton & Williams LLP as to legality of the securities being issued.*

8.01	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters.*

23.01	Consent of Hunton & Williams LLP (included in Exhibit 5.1).*

23.02	Consent of Deloitte & Touche LLP.*

23.03	Consent of Deloitte & Touche LLP.*

24.01	Power of Attorney (included on Signature Page).*

*	Filed herewith.

[1]	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on April 24, 2007.

[2]	Incorporated by reference to the Registrant’s Registration Statement on Form S-11 filed with the SEC (File No. 333-123762).

[3]	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on April 24, 2007.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(i), (a)(ii) and (a)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

d)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

e)

To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information is required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

f)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

g)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

SIGNATURES AND POWER OF ATTORNEY

          Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rosemont, Illinois on August 8, 2007.

DEERFIELD TRIARC CAPITAL CORP.

By:	/s/ Jonathan W. Trutter

Name: Jonathan W. Trutter
Title: Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

          KNOW BY ALL THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jonathan W. Trutter and Frederick L. White and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933, as amended, and any rules, regulations and requirements of the U.S. Securities and Exchange Commission in connection with this registration statement on Form S-3 and any and all amendments thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

By:	/s/ Peter H. Rothschild	By:	/s/ Jonathan W. Trutter

Name:	Peter H. Rothschild	Name:	Jonathan W. Trutter
Title:	Interim Chairman and Director	Title:	Chief Executive Officer and Director
(Principal Executive Officer)
Date:	August 8, 2007	Date:	August 8, 2007

By:	/s/ Richard G. Smith	By:	/s/ Nelson Peltz

Name:	Richard G. Smith	Name:	Nelson Peltz
Title:	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	Title: Date:	Director August 8, 2007
Date:	August 8, 2007

By:	/s/ Gregory H. Sachs	By:	/s/ Robert E. Fischer

Name:	Gregory H. Sachs	Name:	Robert E. Fischer
Title:	Director	Title:	Director
Date:	August 8, 2007	Date:	August 8, 2007

By:	/s/ Robert B. Machinist	By:	/s/ Howard Rubin

Name:	Robert B. Machinist	Name:	Howard Rubin
Title:	Director	Title:	Director
Date:	August 8, 2007	Date:	August 8, 2007

EXHIBIT INDEX

Exhibit Number	Description

2.01

Agreement and Plan of Merger, dated as of April 19, 2007, by and among Deerfield Triarc Capital Corp., DFR Merger Company, LLC, Deerfield & Company LLC and, solely for the purposes set forth therein, Triarc Companies, Inc. (in such capacity, the Sellers’ Representative).[1]

4.01	Form of Certificate for Common Stock for Deerfield Triarc Capital Corp.[2]

4.02

Registration Rights Agreement, dated as of April 19, 2007, among Deerfield Triarc Capital Corp., the parties identified on the signature pages thereto and the other persons who may become parties thereto from time to time in accordance therewith and Triarc Companies, Inc., as the Seller’s Representative.[1]

5.01	Opinion of Hunton & Williams LLP as to legality of the securities being issued.*

8.01	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters.*

23.01	Consent of Hunton & Williams LLP (included in Exhibit 5.1).*

23.02	Consent of Deloitte & Touche LLP.*

23.03	Consent of Deloitte & Touche LLP.*

24.01	Power of Attorney (included on Signature Page).*

*	Filed herewith.

[1]	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on April 24, 2007.

[2]	Incorporated by reference to the Registrant’s Registration Statement on Form S-11 filed with the SEC (File No. 333-123762).

[3]	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on April 24, 2007.